Exhibit 10.1
EXECUTION COPY
CREDIT AGREEMENT
by and among
ALTRA INDUSTRIAL MOTION, INC.
as Parent,
and
EACH OF ITS SUBSIDIARIES THAT ARE SIGNATORIES HERETO
as Borrowers,
THE LENDERS THAT ARE SIGNATORIES HERETO
as the Lenders,
and
WELLS FARGO FOOTHILL, INC.
as the Arranger and Administrative Agent
Dated as of November 30, 2004

TABLE OF CONTENTS

1. DEFINITIONS AND CONSTRUCTION	1

1.1 Definitions	1

1.2 Accounting Terms	1

1.3 Code	1

1.4 Construction	1

1.5 Schedules and Exhibits	2

2. LOAN AND TERMS OF PAYMENT	2

2.1 Revolver Advances	2

2.2 Intentionally Omitted	2

2.3 Borrowing Procedures and Settlements	2

2.4 Payments	7

2.5 Overadvances	9

2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations	9

2.7 Cash Management	10

2.8 Crediting Payments	11

2.9 Designated Account	12

2.10 Maintenance of Loan Account; Statements of Obligations	12

2.11 Fees	12

2.12 Letters of Credit	12

2.13 LIBOR Option	15

2.14 Capital Requirements	17

2.15 Joint and Several Liability of Borrowers	17

3. CONDITIONS; TERM OF AGREEMENT	19

3.1 Conditions Precedent to the Initial Extension of Credit	19

3.2 Conditions Precedent to all Extensions of Credit	19

3.3 Term	20

3.4 Effect of Termination	20

3.5 Early Termination by Borrowers	20

3.6 Conditions Subsequent to the Initial Extension of Credit	20

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4. REPRESENTATIONS AND WARRANTIES	21

4.1 No Encumbrances	21

4.2 Eligible Accounts	22

4.3 Eligible Inventory	22

4.4 Equipment	22

4.5 Location of Inventory and Equipment	22

4.6 Inventory Records	22

4.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims	22

4.8 Due Organization and Qualification; Restricted Subsidiaries	23

4.9 Due Authorization; No Conflict	23

4.10 Litigation	25

4.11 No Material Adverse Change	25

4.12 Fraudulent Transfer	25

4.13 Employee Compliance	25

4.14 Environmental Condition	26

4.15 Intellectual Property	26

4.16 Leases	26

4.17 Deposit Accounts and Securities Accounts	26

4.18 Complete Disclosure	26

4.19 Indebtedness	27

4.20 Material Contracts	27

5. AFFIRMATIVE COVENANTS	27

5.1 Accounting System	27

5.2 Collateral Reporting	27

5.3 Financial Statements, Reports, Certificates	27

5.4 Intentionally Omitted	27

5.5 Inspection	27

5.6 Maintenance of Properties	27

5.7 Taxes	28

5.8 Insurance	28

5.9 Location of Inventory and Equipment	29

5.10 Compliance with Laws	29

5.11 Leases	29

5.12 Existence	29

5.13 Environmental	29

5.14 Intentionally Omitted	30

5.15 Control Agreements	30

5.16 Formation of Subsidiaries	30

5.17 Real Property	30

5.18 ERISA Compliance	31

6. NEGATIVE COVENANTS	32

6.1 Indebtedness	32

6.2 Liens	33

6.3 Restrictions on Fundamental Changes	33

6.4 Disposal of Assets	34

6.5 Change Name	34

6.6 Nature of Business	34

6.7 Prepayments and Amendments	34

6.8 Intentionally Omitted	34

6.9 Intentionally Omitted	34

6.10 Distributions	35

6.11 Fiscal Year	36

6.12 Investments	36

6.13 Transactions with Affiliates	36

6.14 Use of Proceeds	37

6.15 Intentionally Omitted	37

6.16 Financial Covenants	38

6.17 Acquisition Documents	38

6.18 Indenture Documents	38

6.19 Governing Documents	38

6.20 Real Property Collateral	39

7. EVENTS OF DEFAULT	39

8. THE LENDER GROUP’S RIGHTS AND REMEDIES	41

8.1 Rights and Remedies	41

8.2 Remedies Cumulative	41

9. TAXES AND EXPENSES	42

10. WAIVERS; INDEMNIFICATION	42

10.1 Demand; Protest; etc	42

10.2 The Lender Group’s Liability for Collateral	42

10.3 Indemnification	42

11. NOTICES	43

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER	44

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS	44

13.1 Assignments and Participations	44

13.2 Successors	47

14. AMENDMENTS; WAIVERS	47

14.1 Amendments and Waivers	47

14.2 Replacement of Holdout Lender	48

14.3 No Waivers; Cumulative Remedies	48

15. AGENT; THE LENDER GROUP	48

15.1 Appointment and Authorization of Agent	48

15.2 Delegation of Duties	49

15.3 Liability of Agent	49

15.4 Reliance by Agent	49

15.5 Notice of Default or Event of Default	50

15.6 Credit Decision	50

15.7 Costs and Expenses; Indemnification	50

15.8 Agent in Individual Capacity	51

15.9 Successor Agent	51

15.10 Lender in Individual Capacity	51

15.11 Withholding Taxes	52

15.12 Collateral Matters	54

15.13 Restrictions on Actions by Lenders; Sharing of Payments	55

15.14 Agency for Perfection	55

15.15 Payments by Agent to the Lenders	55

15.16 Concerning the Collateral and Related Loan Documents	55

15.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information	56

15.18 Several Obligations; No Liability	56

15.19 Bank Product Providers	57

16. GENERAL PROVISIONS	57

16.1 Effectiveness	57

16.2 Section Headings	57

16.3 Interpretation	57

16.4 Severability of Provisions	57

16.5 Counterparts; Electronic Execution	57

16.6 Revival and Reinstatement of Obligations	57

16.7 Confidentiality	58

16.8 Integration	58

16.9 Altra Industrial Motion, Inc. as Agent for Borrowers	58

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EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Exhibit B-1	Form of Borrowing Base Certificate
Exhibit C-1	Form of Compliance Certificate
Exhibit L-1	Form of LIBOR Notice

Schedule A-1	Agent’s Account
Schedule C-1	Commitments
Schedule D-1	Designated Account
Schedule P-1	Permitted Holders
Schedule P-2	Permitted Liens
Schedule P-3	Permitted Investments
Schedule R-1	Real Property Collateral
Schedule 1.1	Definitions
Schedule 2.7(a)	Cash Management Banks
Schedule 3.1	Conditions Precedent
Schedule 4.5(a)	Inventory and Equipment Stored with Bailees or Warehousemen
Schedule 4.5(b)	Locations of Inventory and Equipment
Schedule 4.7(a)	States of Organization
Schedule 4.7(b)	Chief Executive Offices
Schedule 4.7(c)	Organizational Identification Numbers
Schedule 4.7(d)	Commercial Tort Claims
Schedule 4.8(b)	Capitalization of Borrowers
Schedule 4.8(c)	Capitalization of Borrowers’ Restricted Subsidiaries
Schedule 4.10	Litigation
Schedule 4.13(a)	ERISA Plans
Schedule 4.14	Environmental Matters
Schedule 4.17	Deposit Accounts and Securities Accounts
Schedule 4.19	Permitted Indebtedness
Schedule 5.2	Collateral Reporting
Schedule 5.3	Financial Statements, Reports, Certificates

CREDIT AGREEMENT
THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of November 30, 2004, by and among the lenders identified on the signature pages hereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), and WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), and ALTRA INDUSTRIAL MOTION, INC., a Delaware corporation (“Parent”), and each of Parent’s Subsidiaries identified on the signature pages hereof (Parent and such Subsidiaries are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).
The parties agree as follows:
1. DEFINITIONS AND CONSTRUCTION.
1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.
1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. In the event of any change in GAAP that occurs after the date of this Agreement that would affect the calculation or application of the financial or other covenants contained herein, Agent and Borrowers agree to negotiate to amend such financial or other covenants (or the definitions used therein) to eliminate the effect of such change and no Event of Default shall be deemed to exist solely as a result of such change in GAAP during the period prior to the effectiveness of such amendment; provided. that such financial or other covenants shall continue to be calculated in the manner provided immediately prior to such change until such amendment has been executed by Borrowers and the Required Lenders. When used herein, the term “financial statements” shall include the notes and schedules thereto, if any. Whenever the term “Borrowers” or the term “Parent” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrowers and their Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis unless the context clearly requires otherwise.
1.3 Code. Any terms used in this Agreement that are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein, provided, however, that to the extent that the Code is used to define any term herein and such term is defined differently in different Articles of the Code, the definition of such term contained in Article 9 shall govern.
1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, and the terms “includes” and “including” are not limiting. The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any reference herein to the satisfaction, payment or repayment in full of the Obligations or the Bank Product Obligations, as the case may be, shall mean the repayment in full in cash (or cash collateralization or the provision of other security in accordance with the terms hereof) of all Obligations other than contingent indemnification Obligations and other than any Bank Product Obligations that, at such time, are allowed by the applicable Bank Product Provider to remain outstanding and are not required to be repaid or cash collateralized pursuant to the provisions of this Agreement. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record.

1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.
2. LOAN AND TERMS OF PAYMENT.
2.1 Revolver Advances.
(a) Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender agrees (severally, not jointly or jointly and severally) to make advances (“Advances”) to Borrowers in an amount at any one time outstanding not to exceed such Lender’s Pro Rata Share of an amount equal to the lesser of (i) the Maximum Revolver Amount less the Letter of Credit Usage, or (ii) the Borrowing Base less the Letter of Credit Usage.
(b) Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right to establish reserves in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary, against the Borrowing Base, including reserves (i) with respect to (A) sums that Borrowers are required to pay by any Section of this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and have failed to pay, and (B) amounts owing by Borrowers or their Restricted Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to the Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, and (ii) after the occurrence and during the continuance of an Event of Default, with respect to such other matters as Agent in its Permitted Discretion shall deem necessary or appropriate. In addition to the foregoing and subject to any specific limitations set forth in any other Loan Document, Agent shall have the right to have the Inventory reappraised by a qualified appraisal company selected by Agent from time to time after the Closing Date for the purpose of redetermining the Eligible Inventory portion of the Collateral and, as a result, redetermining the Borrowing Base.
(c) Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement.
(d) Notwithstanding anything to the contrary contained herein, Lenders shall not be obligated to make any Advances against any Inventory or Equipment located at any of the locations set forth on Schedule 4.5(a) unless and until Agent shall have received reasonably satisfactory information as to the value of the Inventory and/or Equipment stored at such locations and as to the monthly rent payable in respect of such locations.
2.2 Intentionally Omitted.
2.3 Borrowing Procedures and Settlements.
(a) Procedure for Borrowing. Each Borrowing shall be made by an irrevocable written request by an Authorized Person delivered to Agent. If Swing Lender is obligated to make a Swing Loan pursuant to Section 2.3(b) below, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day that is the requested Funding Date specifying (i) the amount of such Borrowing, and (ii) the requested Funding Date, which shall be a Business Day; provided, however, that if Swing Lender is not obligated to make a Swing Loan as to a requested Borrowing, such notice must be received by Agent no later than 10:00 a.m. (California time) on the Business Day prior to the date that is the requested Funding Date. At Agent’s election, in lieu of delivering the above-described written request, any Authorized Person may give Agent telephonic notice of such request by the required time. In such circumstances, Borrowers agree that any such telephonic notice will be confirmed in writing within 24 hours of the giving of such telephonic notice, but the failure to provide such written confirmation shall not affect the validity of the request.

(b) Making of Swing Loans. In the case of a request for an Advance and so long as either (i) the aggregate amount of Swing Loans made since the last Settlement Date plus the amount of the requested Advance does not exceed $10,000,000, or (ii) Swing Lender, in its sole discretion, shall agree to make a Swing Loan notwithstanding the foregoing limitation, Swing Lender, as a Lender, shall make an Advance in the amount of such Borrowing (any such Advance made solely by Swing Lender as a Lender pursuant to this Section 2.3(b) being referred to as a “Swing Loan” and such Advances being referred to collectively as “Swing Loans”) available to Borrowers on the Funding Date applicable thereto by transferring immediately available funds to Borrowers’ Designated Account. Each Swing Loan shall be deemed to be an Advance hereunder and shall be subject to all the terms and conditions applicable to other Advances, except that all payments on any Swing Loan shall be payable to Swing Lender as a Lender solely for its own account. Subject to the provisions of Section 2.3(d)(ii), Swing Lender as a Lender shall not make and shall not be obligated to make any Swing Loan if Swing Lender has actual knowledge that (i) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing, or (ii) the requested Borrowing would exceed the Availability on such Funding Date. Swing Lender as a Lender shall not otherwise be required to determine whether the applicable conditions precedent set forth in Section 3 have been satisfied on the Funding Date applicable thereto prior to making any Swing Loan. The Swing Loans shall be secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. Notwithstanding the foregoing, after a Swing Loan is made and after settlement of such Swing Loan is effected in accordance with Section 2.3(e), Administrative Borrower shall have the right to request that such Swing Loan be eligible to be a LIBOR Rate Loan by exercising the LIBOR Option in accordance with Section 2.13.
(c) Making of Loans.
(i) In the event that Swing Lender is not obligated to make a Swing Loan, then promptly after receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders, not later than 1:00 p.m. (California time) on the Business Day immediately preceding the Funding Date applicable thereto, by telecopy, telephone, or other similar form of transmission, of the requested Borrowing. Each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. (California time) on the Funding Date applicable thereto. After Agent’s receipt of the proceeds of such Advances, Agent shall make the proceeds thereof available to Administrative Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to Administrative Borrower’s Designated Account; provided, however, that, subject to the provisions of Section 2.3(d)(ii), Agent shall not request any Lender to make, and no Lender shall have the obligation to make, any Advance if Agent shall have actual knowledge that (1) one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived, or (2) the requested Borrowing would exceed the Availability on such Funding Date.
(ii) Unless Agent receives notice from a Lender prior to 9:00 a.m. (California time) on the date of a Borrowing, that such Lender will not make available as and when required hereunder to Agent for the account of Borrowers the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrowers on such date a corresponding amount. If and to the extent any Lender shall not have made its full amount available to Agent in immediately available funds and Agent in such circumstances has made available to Borrowers such amount, that Lender shall on the Business Day following such Funding Date make such amount available to Agent, together with interest at the Defaulting Lender Rate for each day during such period. A notice submitted by Agent to any Lender with respect to amounts owing under this subsection shall be conclusive, absent manifest error. If such amount is so made available, such payment to Agent shall constitute such Lender’s Advance on the date of Borrowing for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Administrative Borrower of such failure to fund and, upon demand by Agent, Borrowers shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Advances composing such Borrowing. The failure of any Lender to make any Advance on any Funding Date shall not relieve any other Lender of any obligation hereunder to make an Advance on such Funding Date, but no Lender shall be responsible for the failure of any other Lender to make the Advance to be made by such other Lender on any Funding Date.

(iii) Agent shall not be obligated to transfer to a Defaulting Lender any payments made by Borrowers to Agent for the Defaulting Lender’s benefit, and, in the absence of such transfer to the Defaulting Lender, Agent shall transfer any such payments to each other non-Defaulting Lender member of the Lender Group ratably in accordance with their Commitments (but only to the extent that such Defaulting Lender’s Advance was funded by the other members of the Lender Group) or, if so directed by Administrative Borrower and if no Default or Event of Default had occurred and is continuing (and to the extent such Defaulting Lender’s Advance was not funded by the Lender Group), retain same to be re-advanced to Borrowers as if such Defaulting Lender had made Advances to Borrowers. Subject to the foregoing, Agent may hold and, in its Permitted Discretion, re-lend to Borrowers for the account of such Defaulting Lender the amount of all such payments received and retained by Agent for the account of such Defaulting Lender. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero. This Section shall remain effective with respect to such Lender until (x) the Obligations under this Agreement shall have been declared or shall have become immediately due and payable, (y) the non-Defaulting Lenders, Agent, and Administrative Borrower shall have waived such Defaulting Lender’s default in writing, or (z) the Defaulting Lender makes its Pro Rata Share of the applicable Advance and pays to Agent all amounts owing by Defaulting Lender in respect thereof. The operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, to relieve or excuse the performance by such Defaulting Lender or any other Lender of its duties and obligations hereunder, or to relieve or excuse the performance by Borrowers of their duties and obligations hereunder to Agent or to the Lenders other than such Defaulting Lender. Any such failure to fund by any Defaulting Lender shall constitute a material breach by such Defaulting Lender of this Agreement and shall entitle Administrative Borrower at its option, upon written notice to Agent, to arrange for a substitute Lender to assume the Commitment of such Defaulting Lender, such substitute Lender to be reasonably acceptable to Agent. In connection with the arrangement of such a substitute Lender, the Defaulting Lender shall have no right to refuse to be replaced hereunder, and agrees to execute and deliver a completed form of Assignment and Acceptance in favor of the substitute Lender (and agrees that it shall be deemed to have executed and delivered such document if it fails to do so) subject only to being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever; provided however, that any such assumption of the Commitment of such Defaulting Lender shall not be deemed to constitute a waiver of any of the Lender Groups’ or Borrowers’ rights or remedies against any such Defaulting Lender arising out of or in relation to such failure to fund.
(d) Protective Advances and Optional Overadvances.
(i) Agent hereby is authorized by Borrowers and the Lenders, from time to time in Agent’s sole discretion, (A) after the occurrence and during the continuance of a Default or an Event of Default, or (B) at any time that any of the other applicable conditions precedent set forth in Section 3 are not satisfied, to make Advances to Borrowers on behalf of the Lenders that Agent, in its Permitted Discretion deems necessary or desirable (1) to preserve or protect the Collateral, or any portion thereof, (2) to enhance the likelihood of repayment of the Obligations, or (3) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement, including Lender Group Expenses and the costs, fees, and expenses described in Section 9 (any of the Advances described in this Section 2.3(d)(i) shall be referred to as “Protective Advances”).

(ii) Any contrary provision of this Agreement notwithstanding, the Lenders hereby authorize Agent or Swing Lender, as applicable, and either Agent or Swing Lender, as applicable, may, but is not obligated to, knowingly and intentionally, continue to make Advances (including Swing Loans) to Borrowers notwithstanding that an Overadvance exists or thereby would be created, so long as (A) after giving effect to such Advances, the outstanding Revolver Usage does not exceed the Borrowing Base by more than $6,000,000, and (B) after giving effect to such Advances, the outstanding Revolver Usage (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) does not exceed the Maximum Revolver Amount. In the event Agent obtains actual knowledge that the Revolver Usage exceeds the amounts permitted by the immediately foregoing provisions, regardless of the amount of, or reason for, such excess, Agent shall notify the Lenders as soon as practicable (and prior to making any (or any additional) intentional Overadvances (except for and excluding amounts charged to the Loan Account for interest, fees, or Lender Group Expenses) unless Agent determines that prior notice would result in imminent harm to the Collateral or its value), and the Lenders thereupon shall, together with Agent, jointly determine the terms of arrangements that shall be implemented with Borrowers intended to reduce, within a reasonable time, the outstanding principal amount of the Advances to Borrowers to an amount permitted by the foregoing provisions. In such circumstances, if any Lender disagrees over the proposed terms of reduction or repayment of any Overadvance, the terms of reduction or repayment thereof shall be implemented according to the determination of the Required Lenders. Each Lender shall be obligated to settle with Agent as provided in Section 2.3(e) for the amount of such Lender’s Pro Rata Share of any unintentional Overadvances by Agent reported to such Lender, any intentional Overadvances made as permitted under this Section 2.3(d)(ii), and any Overadvances resulting from the charging to the Loan Account of interest, fees, or Lender Group Expenses.
(iii) Each Protective Advance and each Overadvance shall be deemed to be an Advance hereunder, except that no Protective Advance or Overadvance shall be eligible to be a LIBOR Rate Loan and all payments on the Protective Advances shall be payable to Agent solely for its own account. The Protective Advances and Overadvances shall be repayable on demand, secured by the Agent’s Liens, constitute Obligations hereunder, and bear interest at the rate applicable from time to time to Advances that are Base Rate Loans. The provisions of this Section 2.3(d) are for the exclusive benefit of Agent, Swing Lender, and the Lenders and are not intended to benefit any Borrower in any way.
(e) Settlement. It is agreed that each Lender’s funded portion of the Advances is intended by the Lenders to equal, at all times, such Lender’s Pro Rata Share of the outstanding Advances. Such agreement notwithstanding, Agent, Swing Lender, and the other Lenders agree (which agreement shall not be for the benefit of any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among the Lenders as to the Advances, the Swing Loans, and the Protective Advances shall take place on a periodic basis in accordance with the following provisions:
(i) Agent shall request settlement (“Settlement”) with the Lenders on a weekly basis, or on a more frequent basis if so determined by Agent, (1) on behalf of Swing Lender, with respect to each outstanding Swing Loan, (2) for itself, with respect to the outstanding Protective Advances, and (3) with respect to Borrowers’ or their respective Restricted Subsidiaries’ Collections received by Agent, as to each by notifying the Lenders by telecopy, telephone, or other similar form of transmission, of such requested Settlement, no later than 2:00 p.m. (California time) on the Business Day immediately prior to the date of such requested Settlement (the date of such requested Settlement being the “Settlement Date”). Such notice of a Settlement Date shall include a summary statement of the amount of outstanding Advances, Swing Loans, and Protective Advances for the period since the prior Settlement Date. Subject to the terms and conditions contained herein (including Section 2.3(c)(iii)): (y) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) exceeds such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, then Agent shall, by no later than

12:00 p.m. (California time) on the Settlement Date, transfer in immediately available funds to a Deposit Account of such Lender (as such Lender may designate), an amount such that each such Lender shall, upon receipt of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances), and (z) if a Lender’s balance of the Advances (including Swing Loans and Protective Advances) is less than such Lender’s Pro Rata Share of the Advances (including Swing Loans and Protective Advances) as of a Settlement Date, such Lender shall no later than 12:00 p.m. (California time) on the Settlement Date transfer in immediately available funds to the Agent’s Account, an amount such that each such Lender shall, upon transfer of such amount, have as of the Settlement Date, its Pro Rata Share of the Advances (including Swing Loans and Protective Advances). Such amounts made available to Agent under clause (z) of the immediately preceding sentence shall be applied against the amounts of the applicable Swing Loans or Protective Advances and, together with the portion of such Swing Loans or Protective Advances representing Swing Lender’s Pro Rata Share thereof, shall constitute Advances of such Lenders. If any such amount is not made available to Agent by any Lender on the Settlement Date applicable thereto to the extent required by the terms hereof, Agent shall be entitled to recover for its account such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate.
(ii) In determining whether a Lender’s balance of the Advances, Swing Loans, and Protective Advances is less than, equal to, or greater than such Lender’s Pro Rata Share of the Advances, Swing Loans, and Protective Advances as of a Settlement Date, Agent shall, as part of the relevant Settlement, apply to such balance the portion of payments actually received in good funds by Agent with respect to principal, interest, fees payable by Borrowers and allocable to the Lenders hereunder, and proceeds of Collateral. To the extent that a net amount is owed to any such Lender after such application, such net amount shall be distributed by Agent to that Lender as part of such next Settlement.
(iii) Between Settlement Dates, Agent, to the extent no Protective Advances or Swing Loans are outstanding, may pay over to Swing Lender any payments received by Agent, that in accordance with the terms of this Agreement would be applied to the reduction of the Advances, for application to Swing Lender’s Pro Rata Share of the Advances. If, as of any Settlement Date, Collections of Borrowers or their respective Restricted Subsidiaries received by Agent since the then immediately preceding Settlement Date have been applied to Swing Lender’s Pro Rata Share of the Advances other than to Swing Loans, as provided for in the previous sentence, Swing Lender shall pay to Agent for the accounts of the Lenders, and Agent shall pay to the Lenders, to be applied to the outstanding Advances of such Lenders, an amount such that each Lender shall, upon receipt of such amount, have, as of such Settlement Date, its Pro Rata Share of the Advances. During the period between Settlement Dates, Swing Lender with respect to Swing Loans, Agent with respect to Protective Advances, and each Lender (subject to the effect of agreements between Agent and individual Lenders) with respect to the Advances other than Swing Loans and Protective Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the daily amount of funds employed by Swing Lender, Agent, or the Lenders, as applicable.
(f) Notation. Agent shall record on its books the principal amount of the Advances owing to each Lender, including the Swing Loans owing to Swing Lender, and Protective Advances owing to Agent, and the interests therein of each Lender, from time to time and such records shall, absent manifest error, conclusively be presumed to be correct and accurate.
(g) Lenders’ Failure to Perform. All Advances (other than Swing Loans and Protective Advances) shall be made by the Lenders contemporaneously and in accordance with their Pro Rata Shares. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Advance (or other extension of credit) hereunder, nor shall any Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments.
(a) Payments by Borrowers.
(i) Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 11:00 a.m. (California time) on the date specified herein. Any payment received by Agent later than 11:00 a.m. (California time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.
(ii) Unless Agent receives notice from Administrative Borrower prior to the date on which any payment is due to the Lenders that Borrowers will not make such payment in full as and when required, Agent may assume that Borrowers have made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrowers do not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Defaulting Lender Rate for each day from the date such amount is distributed to such Lender until the date repaid.
(b) Apportionment and Application.
(i) Except as otherwise provided with respect to Defaulting Lenders and except as otherwise provided in the Loan Documents (including agreements between Agent and individual Lenders), aggregate principal and interest payments shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and payments of fees and expenses (other than fees or expenses that are for Agent’s separate account, after giving effect to any agreements between Agent and individual Lenders) shall be apportioned ratably among the Lenders having a Pro Rata Share of the Obligation to which a particular fee relates. Except as provided in Section 2.4(b)(iii), all payments shall be remitted to Agent and all such payments, and all proceeds of Collateral received by Agent, shall be applied as follows:
(A) first, ratably to pay any Lender Group Expenses then due to Agent or any of the Lenders under the Loan Documents until paid in full,
(B) second, ratably to pay any fees or premiums then due to Agent (for its separate account, after giving effect to any agreements between Agent and individual Lenders) or any of the Lenders under the Loan Documents until paid in full,
(C) third, to pay interest due in respect of all Protective Advances until paid in full,
(D) fourth, to pay the principal of all Protective Advances until paid in full,
(E) fifth, ratably to pay interest due in respect of the Advances (other than Protective Advances) and the Swing Loans until paid in full,
(F) sixth, to pay the principal of all Swing Loans until paid in full,
(G) seventh, so long as no Event of Default has occurred and is continuing, to pay the principal of all Advances until paid in full,

(H) eighth, so long as no Event of Default has occurred and is continuing, and at Agent’s election (which election Agent agrees will not be made if an Overadvance would be created thereby), to pay amounts then due and owing by Administrative Borrower or its Subsidiaries in respect of Bank Products, until paid in full,
(I) ninth, if an Event of Default has occurred and is continuing, ratably (i) to pay the principal of all Advances until paid in full, (ii) to Agent, to be held by Agent, for the ratable benefit of Issuing Lender and Lenders, as cash collateral in an amount up to 105% of the Letter of Credit Usage until paid in full, and (iii) to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount of the Bank Product Reserve established prior to the occurrence of, and not in contemplation of, the subject Event of Default until the obligations of Borrowers and their respective Restricted Subsidiaries in respect of Bank Products have been paid in full or the cash collateral amount has been exhausted,
(J) tenth, if an Event of Default has occurred and is continuing, to pay any other Obligations and Bank Product Obligations (including the provision of amounts to Agent, to be held by Agent, for the benefit of the Bank Product Providers, as cash collateral in an amount up to the amount determined by Agent in its Permitted Discretion as the amount necessary to secure the obligations of Borrowers and their respective Restricted Subsidiaries in respect of Bank Products), and
(K) eleventh, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
(ii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive, subject to a Settlement delay as provided in Section 2.3(e).
(iii) In each instance, so long as no Event of Default has occurred and is continuing, this Section 2.4(b) shall not apply to any payment made by Borrowers to Agent and specified by Borrowers to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement.
(iv) For purposes of the foregoing, “paid in full” means payment of all amounts owing under the Loan Documents according to the terms thereof, including loan fees, service fees, professional fees, interest (and specifically including interest accrued after the commencement of any Insolvency Proceeding), default interest, interest on interest, and expense reimbursements, whether or not any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.
(v) In the event of a direct conflict between the priority provisions of this Section 2.4 and other provisions contained in any other Loan Document, it is the intention of the parties hereto that such priority provisions in such documents shall be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, the terms and provisions of this Section 2.4 shall control and govern.
(c) Mandatory Prepayments.
(i) At any time that an Event of Default has occurred and is continuing, subject to Section 5.8(b), upon the receipt by Parent, any Borrower or any of their respective Subsidiaries of Net Cash Proceeds in connection with the sale or disposition by any Loan Party of property or assets pursuant to clauses (l) or (m) of the definition of Permitted Dispositions, Borrowers shall immediately prepay the outstanding principal of the Advances in an amount equal to 100% of such Net Cash Proceeds.

(ii) At any time that an Event of Default has occurred and is continuing, upon the sale or issuance by any Loan Party or any of its Restricted Subsidiaries of any shares of Stock, Borrowers shall immediately prepay the outstanding principal of the Advances in an amount equal to 100% of the Net Cash Proceeds received by such Person in connection therewith.
2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrowers to the Lender Group pursuant to Section 2.1 or Section 2.12 is greater than any of the limitations set forth in Section 2.1, Section 2.3 or Section 2.12, as applicable (an “Overadvance”), Borrowers immediately shall pay to Agent, in cash, the amount of such excess, which amount shall be used by Agent to reduce the Obligations in accordance with the priorities set forth in Section 2.4(b); provided, however, that if an Overadvance occurs solely as a result of Agent making a change in the criteria used to determine Eligible Accounts, Eligible Finished Goods Inventory or Eligible Raw Materials Inventory, then Borrowers shall have 3 Business Days to pay Agent, in cash, the amount of such excess. In addition, Borrowers hereby promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in Dollars in full as and when due and payable under the terms of this Agreement and the other Loan Documents.
2.6 Interest Rates and Letter of Credit Fee: Rates, Payments, and Calculations.
(a) Interest Rates. Except as provided in clause (c) below, all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof as follows: (i) if the relevant Obligation is an Advance that is a LIBOR Rate Loan, at a per annum rate equal to the LIBOR Rate plus the LIBOR Rate Margin, and (ii) otherwise, at a per annum rate equal to the Base Rate plus the Base Rate Margin.
The foregoing notwithstanding, at no time shall any portion of the Obligations bear interest on the Daily Balance thereof at a per annum rate less than 3.75%. To the extent that interest accrued hereunder at the rate set forth herein would be less than the foregoing minimum daily rate, the interest rate chargeable hereunder for such day automatically shall be deemed increased to the minimum rate.
(b) Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders, subject to any agreements between Agent and individual Lenders), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.12(e)) which shall accrue at a rate equal to 2.00% per annum times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
(c) Default Rate. Upon the occurrence and during the continuation of an Event of Default, but solely at the election of Agent or the Required Lenders,
(i) all Obligations (except for undrawn Letters of Credit) that have been charged to the Loan Account pursuant to the terms hereof shall bear interest on the Daily Balance thereof at a per annum rate equal to 2 percentage points above the per annum rate otherwise applicable hereunder, and
(ii) the Letter of Credit fee provided for above shall be increased to 2 percentage points above the per annum rate otherwise applicable hereunder.
(d) Payment. Except as provided to the contrary in Section 2.11 or Section 2.13(a), interest, Letter of Credit fees, and all other fees payable hereunder shall be due and payable, in arrears, on the first day of each month during the term hereof. Borrowers hereby authorize Agent, from time to time, without prior notice to Borrowers (except as otherwise specifically provided in any Loan Document), to charge all interest and fees (when due and payable), all Lender Group Expenses (as and when incurred), all charges, commissions, fees, and costs provided for in Section 2.12(e) (as and when accrued or incurred), all fees and costs provided for in Section 2.11 (as and when accrued or incurred), and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to the Bank Product Providers in respect of Bank Products up to the amount of the Bank Product Reserve) to Borrowers’ Loan Account, which amounts thereafter shall constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Advances hereunder and shall accrue interest at the rate then applicable to Advances that are Base Rate Loans hereunder.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360 day year for the actual number of days elapsed. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.
(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrowers and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, however, that, anything contained herein to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrowers are and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrowers in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.
2.7 Cash Management.
(a) Subject to Section 3.6(b), Borrowers shall and shall cause each of their Restricted Subsidiaries to (i) establish and maintain cash management services of a type and on terms reasonably satisfactory to Agent at one or more of the banks set forth on Schedule 2.7(a) (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all of their and their Restricted Subsidiaries’ Account Debtors forward payment of the amounts owed by them directly to such Cash Management Bank, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all of their Collections (including those sent directly by their Account Debtors to Borrowers or their Restricted Subsidiaries) into a bank account in Agent’s name (a “Cash Management Account”) at one of the Cash Management Banks.
(b) Each Cash Management Bank shall establish and maintain Cash Management Agreements with Agent and Borrowers, in form and substance reasonably acceptable to Agent. Each such Cash Management Agreement shall provide, among other things, that (i) the Cash Management Bank will comply with any instructions (each, a “Cash Disposition Instruction”), originated by Agent directing the disposition of the funds in such Cash Management Account without further consent by a Borrower or its Restricted Subsidiary, as applicable, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account and for returned checks or other items of payment, (iii) at any time after which the Agent so instructs such Cash Management Bank (a “Cash Sweep Instruction”), it immediately will forward by daily sweep all amounts in the applicable Cash Management Account to the Agent’s Account until such time (if any) as Agent notifies it that the Cash Sweep Instruction is terminated pursuant to the last sentence of this Section 2.7(b); and (iv) if clause (iii) is not applicable, then Agent shall direct the Cash Management bank to immediately transfer all such amounts to Borrowers’ Designated Account. Agent may issue a Cash Sweep Instruction or Cash Disposition Instruction only on or after any date that: (x) an Event of Default shall have occurred and be continuing or (y) the Borrowers’ average Excess Availability during any consecutive 30-day period is less than $10,000,000. Agent shall terminate a Cash Sweep Instruction by issuing new instructions to the Cash Management Bank within three (3) Business Days after Borrowers’ average Excess Availability during any consecutive 30-day period exceeds $10,000,000; provided, however, that in no event shall Agent be required to terminate a Cash Sweep Instruction more than three (3) times during any consecutive twelve (12) month period.

(c) So long as no Default or Event of Default has occurred and is continuing, Administrative Borrower may amend Schedule 2.7(a) to add or replace a Cash Management Bank or Cash Management Account; provided, however, that (i) such prospective Cash Management Bank shall be reasonably satisfactory to Agent, and (ii) prior to the time of the opening of such Cash Management Account, a Borrower or its Restricted Subsidiary, as applicable, and such prospective Cash Management Bank shall have executed and delivered to Agent a Cash Management Agreement. Borrowers (or their Restricted Subsidiaries, as applicable) shall close any of their Cash Management Accounts (and establish replacement cash management accounts in accordance with the foregoing sentence) promptly and in any event within 45 days of notice from Agent that the creditworthiness of any Cash Management Bank is no longer acceptable in Agent’s reasonable judgment, or as promptly as practicable and in any event within 75 days of notice from Agent that the operating performance, funds transfer, or availability procedures or performance of the Cash Management Bank with respect to Cash Management Accounts or Agent’s liability under any Cash Management Agreement with such Cash Management Bank is no longer acceptable in Agent’s reasonable judgment.
(d) The Cash Management Accounts shall be cash collateral accounts subject to Control Agreements.
(e) Notwithstanding anything to the contrary contained herein, Agent acknowledges that the Cash Management Accounts may contain from time to time Trust Funds (as defined below), which, by law, Borrowers and their Subsidiaries are required to collect and remit from time to time but which, pending such remittance, shall be contained or held in the Cash Management Accounts. Upon Agent’s delivery of a Cash Sweep Instruction, Cash Disposition Instruction or any other exercise of control by Agent under a Control Agreement or a Cash Management Agreement, Agent agrees to notify Borrowers and their Subsidiaries of such exercise (which notice may be by delivery of a copy of such Cash Sweep Instruction, if any). Upon receipt of such notice, Borrowers and their Subsidiaries shall send written notice to Agent certifying the type and amount of any Trust Funds contained or held in the Cash Management Accounts. Within 3 Business Days after receipt of such notice by Agent, Agent shall remit the amount of the Trust Funds to Borrowers and their Subsidiaries for payment to the appropriate Person; provided, that, during such 3 Business Day period, Agent shall have the right to ask for further clarification, verification or other supporting documentation with respect to any such type or amount certified by Borrowers or their Subsidiaries as constituting Trust Funds and Agent shall not be required to remit the amount of such Trust Funds so certified unless and until Agent is reasonably satisfied as to such clarification, verification or other supporting documentation. For the purposes of this Agreement, “Trust Funds” means all funds held by Borrowers and their Subsidiaries, as a fiduciary, all taxes required to be collected or withheld (including, without limitation, federal and state withholding taxes (including the employer’s share thereof), taxes owing to any governmental unit thereof, sales, use and excise taxes, customs duties, import duties and independent customs brokers’ charges), other taxes for which Borrowers and their Subsidiaries may become liable, and accrued and unpaid employee compensation (including salaries, wages, benefits and expense reimbursements).
2.8 Crediting Payments. The receipt of any payment item by Agent (whether from transfers to Agent by the Cash Management Banks pursuant to the Cash Management Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to the Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Agent only if it is received into the Agent’s Account on a Business Day on or before 11:00 a.m. (California time). If any payment item is received into the Agent’s Account on a non-Business Day or after 11:00 a.m. (California time) on a Business Day, it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.9 Designated Account. Agent is authorized to make the Advances, and Issuing Lender is authorized to issue the Letters of Credit, under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Administrative Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Advances requested by Borrowers and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Administrative Borrower, any Advance, Protective Advance, or Swing Loan requested by Borrowers and made by Agent or the Lenders hereunder shall be made to the Designated Account.
2.10 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Advances (including Protective Advances and Swing Loans) made by Agent, Swing Lender, or the Lenders to Borrowers or for Borrowers’ account, the Letters of Credit issued by Issuing Lender for Borrowers’ account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with Section 2.8, the Loan Account will be credited with all payments received by Agent from Borrowers or for Borrowers’ account, including all amounts received in the Agent’s Account from any Cash Management Bank. In accordance with Section 2.6(d), Agent shall render statements regarding the Loan Account to Administrative Borrower, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Group Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and the Lender Group unless, within 30 days after receipt thereof by Administrative Borrower, Administrative Borrower shall deliver to Agent written objection thereto describing the error or errors contained in any such statements.
2.11 Fees. Borrowers shall pay to Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.
2.12 Letters of Credit.
(a) Subject to the terms and conditions of this Agreement, the Issuing Lender agrees to issue letters of credit for the account of Borrowers (each, an “L/C”) or to purchase participations or execute indemnities or reimbursement obligations (each such undertaking, an “L/C Undertaking”) with respect to letters of credit issued by an Underlying Issuer (as of the Closing Date, the prospective Underlying Issuer is to be Wells Fargo) for the account of Borrowers. Each request for the issuance of a Letter of Credit or the amendment, renewal, or extension of any outstanding Letter of Credit shall be made in writing by an Authorized Person and delivered to the Issuing Lender and Agent via hand delivery, telefacsimile, or other electronic method of transmission reasonably in advance of the requested date of issuance, amendment, renewal, or extension. Each such request shall be in form and substance satisfactory to the Issuing Lender in its reasonable discretion and shall specify (i) the amount of such Letter of Credit, (ii) the date of issuance, amendment, renewal, or extension of such Letter of Credit, (iii) the expiration date of such Letter of Credit, (iv) the name and address of the beneficiary thereof (or the beneficiary of the Underlying Letter of Credit, as applicable), and (v) such other information (including, in the case of an amendment, renewal, or extension, identification of the outstanding Letter of Credit to be so amended, renewed, or extended) as shall be necessary to prepare, amend, renew, or extend such Letter of Credit. If requested by the Issuing Lender, Borrowers also shall be an applicant under the application with respect to any Underlying Letter of Credit that is to be the subject of an L/C Undertaking. The Issuing Lender shall have no obligation to issue a Letter of Credit if any of the following would result after giving effect to the issuance of such requested Letter of Credit:
(i) the Letter of Credit Usage would exceed the Borrowing Base less the outstanding amount of Advances, or
(ii) the Letter of Credit Usage would exceed $10,000,000, or
(iii) the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Advances.

Borrowers and the Lender Group acknowledge and agree that certain Underlying Letters of Credit may be issued to support letters of credit that already are outstanding as of the Closing Date. Each Letter of Credit (and corresponding Underlying Letter of Credit) shall be in form and substance acceptable to the Issuing Lender (in the exercise of its reasonable discretion), including the requirement that the amounts payable thereunder must be payable in Dollars. If Issuing Lender is obligated to advance funds under a Letter of Credit, Borrowers immediately shall reimburse such L/C Disbursement to Issuing Lender upon receiving written or telephonic notice of such L/C Disbursement by paying to Agent an amount equal to such L/C Disbursement not later than 11:00 a.m., California time, on the date that such L/C Disbursement is made, provided, that Administrative Borrower has received written or telephonic notice of such L/C Disbursement prior to 10:00 a.m., California time, on such date, or, if such notice has not been received by Administrative Borrower prior to such time on such date, then not later than 11:00 a.m., California time, on the Business Day immediately following the day that Administrative Borrower receives such notice, pursuant to the foregoing, and, in the absence of such reimbursement, the L/C Disbursement immediately and automatically shall be deemed to be an Advance hereunder and, thereafter, shall bear interest at the rate then applicable to Advances that are Base Rate Loans under Section 2.6. To the extent an L/C Disbursement is deemed to be an Advance hereunder, Borrowers’ obligation to reimburse such L/C Disbursement shall be discharged and replaced by the resulting Advance. Promptly following receipt by Agent of any payment from Borrowers pursuant to this paragraph, Agent shall distribute such payment to the Issuing Lender or, to the extent that Lenders have made payments pursuant to Section 2.12(c) to reimburse the Issuing Lender, then to such Lenders and the Issuing Lender as their interests may appear.
(b) Promptly following receipt of a notice of L/C Disbursement pursuant to Section 2.12(a), each Lender agrees to fund its Pro Rata Share of any Advance deemed made pursuant to the foregoing subsection on the same terms and conditions as if Borrowers had requested such Advance and Agent shall promptly pay to Issuing Lender the amounts so received by it from the Lenders. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Lender or the Lenders, the Issuing Lender shall be deemed to have granted to each Lender, and each Lender shall be deemed to have purchased, a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit, and each such Lender agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of any payments made by the Issuing Lender under such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to Agent, for the account of the Issuing Lender, such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender and not reimbursed by Borrowers on the date due as provided in clause (a) of this Section, or of any reimbursement payment required to be refunded to Borrowers for any reason. Each Lender acknowledges and agrees that its obligation to deliver to Agent, for the account of the Issuing Lender, an amount equal to its respective Pro Rata Share of each L/C Disbursement made by the Issuing Lender pursuant to this Section 2.12(b) shall be absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuation of an Event of Default or Default or the failure to satisfy any condition set forth in Section 3 hereof. If any such Lender fails to make available to Agent the amount of such Lender’s Pro Rata Share of each L/C Disbursement made by the Issuing Lender in respect of such Letter of Credit as provided in this Section, such Lender shall be deemed to be a Defaulting Lender and Agent (for the account of the Issuing Lender) shall be entitled to recover such amount on demand from such Lender together with interest thereon at the Defaulting Lender Rate until paid in full.

(c) Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless from any loss, cost, expense, or liability, and reasonable attorneys fees incurred by the Lender Group arising out of or in connection with any Letter of Credit; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower agrees to be bound by the Underlying Issuer’s regulations and interpretations of any Underlying Letter of Credit or by Issuing Lender’s interpretations of any L/C issued by Issuing Lender to or for such Borrower’s account, even though this interpretation may be different from such Borrower’s own, and each Borrower understands and agrees that the Lender Group shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrowers’ instructions or those contained in the Letter of Credit or any modifications, amendments, or supplements thereto. Each Borrower understands that the L/C Undertakings may require Issuing Lender to indemnify the Underlying Issuer for certain costs or liabilities arising out of claims by Borrowers against such Underlying Issuer. Each Borrower hereby agrees to indemnify, save, defend, and hold the Lender Group harmless with respect to any loss, cost, expense (including reasonable attorneys fees), or liability incurred by the Lender Group under any L/C Undertaking as a result of the Lender Group’s indemnification of any Underlying Issuer; provided, however, that no Borrower shall be obligated hereunder to indemnify for any loss, cost, expense, or liability to the extent that it is caused by the gross negligence or willful misconduct of the Issuing Lender or any other member of the Lender Group. Each Borrower hereby acknowledges and agrees that neither the Lender Group nor the Issuing Lender shall be responsible for delays, errors, or omissions resulting from the malfunction of equipment in connection with any Letter of Credit.
(d) Each Borrower hereby authorizes and directs any Underlying Issuer to deliver to the Issuing Lender all instruments, documents, and other writings and property received by such Underlying Issuer pursuant to such Underlying Letter of Credit and to accept and rely upon the Issuing Lender’s instructions with respect to all matters arising in connection with such Underlying Letter of Credit and the related application.
(e) Any and all issuance charges, commissions, fees, and costs incurred by the Issuing Lender relating to Underlying Letters of Credit shall be Lender Group Expenses for purposes of this Agreement and immediately shall be reimbursable by Borrowers to Agent for the account of the Issuing Lender; it being acknowledged and agreed by each Borrower that, as of the Closing Date, the issuance charge imposed by the prospective Underlying Issuer is .825% per annum times the face amount of each Underlying Letter of Credit, that such issuance charge may be changed from time to time, and that the Underlying Issuer also imposes a schedule of charges for amendments, extensions, drawings, and renewals.
(f) If by reason of (i) any change after the Closing Date in any applicable law, treaty, rule, or regulation or any change in the interpretation or application thereof by any Governmental Authority, or (ii) compliance by the Underlying Issuer or the Lender Group with any direction, request, or requirement (irrespective of whether having the force of law) of any Governmental Authority or monetary authority including, Regulation D of the Federal Reserve Board as from time to time in effect (and any successor thereto):
(i) any reserve, deposit, or similar requirement is or shall be imposed or modified in respect of any Letter of Credit issued hereunder, or
(ii) there shall be imposed on the Underlying Issuer or the Lender Group any other condition regarding any Underlying Letter of Credit or any Letter of Credit issued pursuant hereto;
and the result of the foregoing is to increase, directly or indirectly, the cost to the Lender Group of issuing, making, guaranteeing, or maintaining any Letter of Credit or to reduce the amount receivable in respect thereof by the Lender Group, then, and in any such case, Agent may, at any time within a reasonable period after the additional cost is incurred or the amount received is reduced, notify Administrative Borrower, and Borrowers shall pay on demand such amounts as Agent may specify to be necessary to compensate the Lender Group for such additional cost or reduced receipt, together with interest on such amount from the date of such demand until payment in full thereof at the rate then applicable to Base Rate Loans hereunder. The determination by Agent of any amount due pursuant to this Section, as set forth in a certificate setting forth the calculation thereof in reasonable detail, shall, in the absence of manifest or demonstrable error, be final and conclusive and binding on all of the parties hereto.

2.13 LIBOR Option.
(a) Interest and Interest Payment Dates. In lieu of having interest charged at the rate based upon the Base Rate, Borrowers shall have the option (the “LIBOR Option”) to have interest on all or a portion of the Advances be charged at a rate of interest based upon the LIBOR Rate. Interest on LIBOR Rate Loans shall be payable on the earliest of (i) the last day of the Interest Period applicable thereto (provided, however, that, subject to the following clauses (ii) and (iii), in the case of any Interest Period greater than 3 months in duration, interest shall be payable at 3 month intervals after the commencement of the applicable Interest Period and on the last day of such Interest Period), (ii) the occurrence of an Event of Default in consequence of which the Required Lenders or Agent on behalf thereof have elected to accelerate the maturity of all or any portion of the Obligations, or (iii) termination of this Agreement pursuant to the terms hereof. On the last day of each applicable Interest Period, unless Administrative Borrower properly has exercised the LIBOR Option with respect thereto, the interest rate applicable to such LIBOR Rate Loan automatically shall convert to the rate of interest then applicable to Base Rate Loans of the same type hereunder. At any time that an Event of Default has occurred and is continuing, Borrowers no longer shall have the option to request that Advances bear interest at a rate based upon the LIBOR Rate and Agent shall have the right to convert the interest rate on all outstanding LIBOR Rate Loans to the rate then applicable to Base Rate Loans hereunder.
(b) LIBOR Election.
(i) Administrative Borrower may, at any time and from time to time, so long as no Event of Default has occurred and is continuing, elect to exercise the LIBOR Option by notifying Agent prior to 11:00 a.m. (California time) at least 3 Business Days prior to the commencement of the proposed Interest Period (the “LIBOR Deadline”). Notice of Administrative Borrower’s election of the LIBOR Option for a permitted portion of the Advances and an Interest Period pursuant to this Section shall be made by delivery to Agent of a LIBOR Notice received by Agent before the LIBOR Deadline, or by telephonic notice received by Agent before the LIBOR Deadline (to be confirmed by delivery to Agent of a LIBOR Notice received by Agent prior to 5:00 p.m. (California time) on the same day). Promptly upon its receipt of each such LIBOR Notice, Agent shall provide a copy thereof to each of the Lenders.
(ii) Each LIBOR Notice shall be irrevocable and binding on Borrowers. In connection with each LIBOR Rate Loan, each Borrower shall indemnify, defend, and hold Agent and the Lenders harmless against any loss, cost, or expense incurred by Agent or any Lender as a result of (A) the payment of any principal of any LIBOR Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (B) the conversion of any LIBOR Rate Loan other than on the last day of the Interest Period applicable thereto, or (C) the failure to borrow, convert, continue or prepay any LIBOR Rate Loan on the date specified in any LIBOR Notice delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Agent or any Lender, be deemed to equal the amount determined by Agent or such Lender to be the excess, if any, of (1) the amount of interest that would have accrued on the principal amount of such LIBOR Rate Loan had such event not occurred, at the LIBOR Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (2) the amount of interest that would accrue on such principal amount for such period at the interest rate which Agent or such Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Agent or a Lender delivered to Administrative Borrower setting forth any amount or amounts that Agent or such Lender is entitled to receive pursuant to this Section 2.13 shall be conclusive absent manifest error unless the Administrative Borrower shall object in writing within seven (7) Business Days of receipt thereof, specifying the basis for such objection in detail.

(iii) Borrowers shall have not more than 5 LIBOR Rate Loans in effect at any given time. Borrowers only may exercise the LIBOR Option for LIBOR Rate Loans of at least $1,000,000 and integral multiples of $500,000 in excess thereof.
(c) Prepayments. Borrowers may prepay LIBOR Rate Loans or convert such Loans to Base Rate Loans at any time; provided, however, that in the event that LIBOR Rate Loans are so prepaid or converted on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Agent of proceeds of Borrowers’ and their respective Restricted Subsidiaries’ Collections in accordance with Section 2.4(b) or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, each Borrower shall indemnify, defend, and hold Agent and the Lenders and their Participants harmless against any and all Funding Losses in accordance with clause (b)(ii) above.
(d) Special Provisions Applicable to LIBOR Rate.
(i) The LIBOR Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in tax laws relating to taxes based on income, profits, receipts or capital) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBOR Rate. In any such event, the affected Lender shall give Administrative Borrower and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Administrative Borrower may, by notice to such affected Lender (y) require such Lender to furnish to Administrative Borrower a statement setting forth the basis for adjusting such LIBOR Rate and the method for determining the amount of such adjustment accompanied by a certificate of such Lender stating that it is charging such similar increased costs to similarly situated borrowers, or (z) repay the LIBOR Rate Loans with respect to which such adjustment is made (together with any amounts due under clause (b)(ii) above).
(ii) In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate, such Lender shall give notice of such changed circumstances to Agent and Administrative Borrower and Agent promptly shall transmit the notice to each other Lender and (y) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, and interest upon the LIBOR Rate Loans of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.
(e) No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate. The provisions of this Section shall apply as if each Lender or its Participants had match funded any Obligation as to which interest is accruing at the LIBOR Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBOR Rate Loans.

2.14 Capital Requirements. If, after the date hereof, either (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by any Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s Commitments hereunder to a level below that which such Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed in good faith by such Lender to be material and the result is an increase in the cost to any Lender of funding or maintaining any Advances to Borrowers, then such Lender may notify Administrative Borrower and Agent thereof. Following receipt of such notice, Borrowers agree to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods.
2.15 Joint and Several Liability of Borrowers.
(a) Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by the Lender Group under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.
(b) Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.15), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Borrower without preferences or distinction among them.
(c) If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.
(d) The Obligations of each Borrower under the provisions of this Section 2.15 constitute the absolute and unconditional, full recourse Obligations of each Borrower enforceable against each Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.
(e) Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Agent or Lenders under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Agent or Lenders at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of any Agent or Lender with respect to the failure by any Borrower to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.15 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its Obligations under this Section 2.15, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the Obligations of each Borrower under this Section 2.15 shall not be discharged except by performance and then only to the extent of such performance. The Obligations of each Borrower under this Section 2.15 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or any Agent or Lender.

(f) Each Borrower represents and warrants to Agent and Lenders that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Agent and Lenders that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.
(g) Each Borrower waives all rights and defenses arising out of an election of remedies by Agent or any Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Agent’s or such Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.
(h) Each Borrower waives all rights and defenses that such Borrower may have because the Obligations are secured by Real Property. This means, among other things:
(i) Agent and Lenders may collect from such Borrower without first foreclosing on any Collateral pledged by Borrowers.
(ii) If Agent or any Lender forecloses on any Real Property Collateral pledged by Borrowers:
(A) The amount of the Obligations may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.
(B) Agent and Lenders may collect from such Borrower even if Agent or Lenders, by foreclosing on the Real Property Collateral, has destroyed any right such Borrower may have to collect from the other Borrowers.
This is an unconditional and irrevocable waiver of any rights and defenses such Borrower may have because the Obligations are secured by Real Property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.
(i) The provisions of this Section 2.15 are made for the benefit of Agent, Lenders and their respective successors and assigns, and may be enforced by it or them from time to time against any or all Borrowers as often as occasion therefor may arise and without requirement on the part of any such Agent, Lender, successor or assign first to marshal any of its or their claims or to exercise any of its or their rights against any Borrower or to exhaust any remedies available to it or them against any Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.15 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Agent or Lender upon the insolvency, bankruptcy or reorganization of any Borrower, or otherwise, the provisions of this Section 2.15 will forthwith be reinstated in effect, as though such payment had not been made.

(j) Each Borrower hereby agrees that it will not enforce any of its rights of contribution or subrogation against any other Borrower with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Agent or Lenders with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to any Agent or Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.
(k) Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Agent, and such Borrower shall deliver any such amounts to Agent for application to the Obligations in accordance with Section 2.4(b).
3. CONDITIONS; TERM OF AGREEMENT.
3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial extension of credit provided for hereunder, is subject to the fulfillment, to the satisfaction of Agent and each Lender of each of the conditions precedent set forth on Schedule 3.1 (the making of such initial extension of credit by a Lender being conclusively deemed to be its satisfaction or waiver of the conditions precedent).
3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Advances hereunder at any time (or to extend any other credit hereunder) shall be subject to the following conditions precedent:
(a) the representations and warranties contained in this Agreement and in the other Loan Documents shall be true and correct in all material respects on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);
(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof;
(c) no injunction, writ, restraining order, or other order of any nature restricting or prohibiting, directly or indirectly, the extending of such credit shall have been issued and remain in force by any Governmental Authority against any Borrower, Agent, any Lender, or any of their Affiliates; and
(d) no Material Adverse Change shall have occurred.

3.3 Term. This Agreement shall continue in full force and effect for a term ending on the fifth anniversary of the date hereof (the “Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
3.4 Effect of Termination. On the date of termination of this Agreement, all Obligations (including contingent reimbursement obligations of Borrowers with respect to outstanding Letters of Credit) and Bank Product Obligations immediately shall become due and payable without notice or demand and Borrowers agree to (a) either (i) provide cash collateral to be held by Agent for the benefit of those Lenders in an amount equal to 105% of the Letter of Credit Usage, or (ii) cause the original Letters of Credit to be returned to the Issuing Lender, and (b) provide cash collateral or other security reasonably satisfactory to Agent (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Product Obligations). No termination of this Agreement, however, shall relieve or discharge Borrowers or their respective Restricted Subsidiaries of their duties, Obligations, Bank Product Obligations, or covenants hereunder or under any other Loan Document and the Agent’s Liens in the Collateral shall remain in effect until all Obligations and Bank Product Obligations have been paid in full and the Lender Group’s obligations to provide additional credit hereunder have been terminated. When this Agreement has been terminated and all of the Obligations and Bank Product Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, mortgage releases, re-assignments of trademarks, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, the Agent’s Liens and all notices of security interests and liens previously filed by Agent with respect to the Obligations and Bank Product Obligations.
3.5 Early Termination by Borrowers. Borrowers have the option, at any time upon 30 days prior written notice by Administrative Borrower to Agent, to terminate this Agreement by paying to Agent, in cash, the Obligations and the Bank Product Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral or other security reasonably satisfactory to Agent (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Products Obligations), in full, together with the Applicable Prepayment Premium. If Administrative Borrower has sent a notice of termination pursuant to the provisions of this Section, then, absent an agreement to the contrary contained in any Loan Document, the Commitments shall terminate and Borrowers shall be obligated to repay the Obligations and the Bank Product Obligations (including (a) either (i) providing cash collateral to be held by Agent for the benefit of those Lenders in an amount equal to 105% of the Letter of Credit Usage, or (ii) causing the original Letters of Credit to be returned to the Issuing Lender, and (b) providing cash collateral or other security reasonably satisfactory to Agent (in an amount determined by Agent as sufficient to satisfy the reasonably estimated credit exposure) to be held by Agent for the benefit of the Bank Product Providers with respect to the Bank Products Obligations), in full, together with the Applicable Prepayment Premium, on the date set forth as the date of termination of this Agreement in such notice.
3.6 Conditions Subsequent to the Initial Extension of Credit. The obligation of the Lender Group (or any member thereof) to continue to make Advances (or otherwise extend credit hereunder) is subject to the fulfillment, on or before the date applicable thereto, of each of the conditions subsequent set forth below (the failure by Borrowers to so perform or cause to be performed constituting an Event of Default):
(a) within 30 days after the Closing Date, Borrowers shall have delivered to Agent certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be reasonably satisfactory to Agent and its counsel;

(b) within 45 days after the Closing Date, Borrowers shall deliver to Agent Cash Management Agreements and Control Agreements, in form and substance reasonably satisfactory to Agent;
(c) within 90 days after the Closing Date, Borrowers shall use their commercially reasonable efforts to deliver to Agent Collateral Access Agreements with respect to all leased locations, including, without limitation, the following locations: Niagara International Trade Center, 2221 Niagara Falls Boulevard, Wheatfield, New York; 701 I-85 North, Charlotte, North Carolina; 14 Hayward Street, Quincy, Massachusetts; and 16319 Arthur Street, Cerritos, California (it being understood and agreed that Agent may, in its Permitted Discretion, take a reserve for rent payable in respect of any leased location for which a Collateral Access Agreement is not so obtained);
(d) within 5 days (or, in the case of clause (iv) below, 10 days) after the Closing Date, Borrowers shall deliver to Agent the following certificates representing shares of Stock pledged under the Security Agreement, as well as Stock powers with respect thereto endorsed in blank: (i) Certificate #5 for 65 Common Shares of 3091780 Nova Scotia Company, (ii) Certificate #7 for 65 Common Shares of 3091780 Nova Scotia Company, (iii) Certificate #102 for 10 shares of Kilian Manufacturing Corporation, and (iv) a certificate representing 65% of the Stock of Warner Electric UK Group Ltd.; and
(e) within 60 days after the Closing Date, the following conditions shall have been satisfied with respect to all Real Property Collateral (other than the Real Property Collateral located in the State of New York): (a) Agent shall have been granted a first priority Mortgage on such Real Property Collateral; (b) Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property Collateral issued by a title insurance company reasonably satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and such mortgagee title insurance policies (or marked commitments to issue the same) otherwise shall be in form and substance reasonably satisfactory to Agent; (c) Borrowers and their Subsidiaries shall have paid to said title insurance company all expenses and premiums of said title insurance company in connection with the issuance of such mortgagee title insurance policies (or marked commitments to issue the same) and in addition shall, to the extent required, have paid all recording costs, stamp taxes, mortgage taxes, intangibles taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith; and (d) Agent shall have received such other documentation and opinions of counsel, in form and substance reasonably satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including, without limitation, surveys (or existing surveys and survey affidavits that are (x) sufficient to have the “matters that would be shown on a survey” exception deleted from the mortgagee policy of title insurance and (y) reasonably satisfactory to Agent), financing statements and fixture filings.
4. REPRESENTATIONS AND WARRANTIES.
In order to induce the Lender Group to enter into this Agreement, each Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects, as of the date hereof, and shall be true, correct, and complete, in all material respects, as of the Closing Date, and at and as of the date of the making of each Advance (or other extension of credit) made thereafter, as though made on and as of the date of such Advance (or other extension of credit) (except to the extent that such representations and warranties relate solely to an earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:
4.1 No Encumbrances. Borrowers and their respective Restricted Subsidiaries have good and indefeasible title to, or a valid leasehold interest in, their material personal property assets and good and marketable title to, or a valid leasehold interest in, their Real Property, in each case, free and clear of Liens except for Permitted Liens.

4.2 Eligible Accounts. As to each Account that is identified by a Borrower as an Eligible Account in a borrowing base report submitted to Agent, such Account is (a) a bona fide existing payment obligation of the applicable Account Debtors created by the sale and delivery of Inventory or the rendition of services to such Account Debtors in the ordinary course of Borrowers’ business, (b) owed to Borrowers without any known defenses, disputes, offsets, counterclaims, or rights of cancellation, and (c) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Accounts.
4.3 Eligible Inventory.
(a) As to each item of Inventory that is identified by a Borrower as Eligible Raw Materials Inventory in a borrowing base report submitted to Agent, such Inventory is not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Raw Materials Inventory.
(b) As to each item of Inventory that is identified by a Borrower as Finished Goods Inventory in a borrowing base report submitted to Agent, such Inventory is (a) to such Borrower’s knowledge, of good and merchantable quality, free from known defects, and (b) not excluded as ineligible by virtue of one or more of the excluding criteria set forth in the definition of Eligible Finished Goods Inventory.
4.4 Equipment. Each material item of Equipment of Borrowers and their respective Restricted Subsidiaries is used or held for use in their business and, to such owner’s knowledge, is in good working order, ordinary wear and tear and damage by casualty excepted.
4.5 Location of Inventory and Equipment. The Inventory and Equipment (other than (i) vehicles, (ii) Equipment out for repair, (iii) Equipment and Inventory in transit between locations identified on Schedule 4.5(b), (iv) dies, tools, patterns, molds and similar items maintained with customers in the ordinary course of business, and (v) items of de minimus value) of Borrowers and their respective Restricted Subsidiaries are not stored with a bailee, warehouseman, or similar party (except as identified on Schedule 4.5(a), as such Schedule shall be required to be updated pursuant to the immediately succeeding sentence) and are located only at the locations identified on Schedule 4.5(b) (as such Schedule shall be required to be updated pursuant to the immediately succeeding sentence). Administrative Borrower shall be required to update Schedules 4.5(a) and Schedule 4.5(b) simultaneously with the delivery of quarterly financial statements required pursuant to Section 5.3; provided, that such Schedules shall be required to be updated only with respect to Equipment or Inventory having an aggregate value of $250,000 or greater.
4.6 Inventory Records. Each Borrower keeps correct and accurate records itemizing and describing the type, quality, and quantity of its and its Restricted Subsidiaries’ Inventory and the book value thereof.
4.7 State of Incorporation; Location of Chief Executive Office; Organizational Identification Number; Commercial Tort Claims.
(a) The jurisdiction of organization of Borrowers and each of their respective Restricted Subsidiaries is set forth on Schedule 4.7(a).
(b) The chief executive office of Borrowers and each of their respective Restricted Subsidiaries is located at the address indicated on Schedule 4.7(b) (as such Schedule may be updated pursuant to Section 5.9).
(c) Borrowers’ and each of their respective Restricted Subsidiaries’ organizational identification numbers, if any, are identified on Schedule 4.7(c).

(d) As of the Closing Date, Borrowers and their respective Restricted Subsidiaries do not hold any commercial tort claims, except as set forth on Schedule 4.7(d).
4.8 Due Organization and Qualification; Restricted Subsidiaries.
(a) Each Borrower is duly organized and existing and in good standing under the laws of the jurisdiction of their organization and qualified to do business in any state where the failure to be so qualified reasonably could be expected to result in a Material Adverse Change.
(b) Set forth on Schedule 4.8(b) is a complete and accurate description of the authorized capital Stock of each Borrower and their respective Restricted Subsidiaries, by class, and, as of the Closing Date, a description of the number of shares of each such class that are issued and outstanding. Other than as described on Schedule 4.8(b), as of the Closing Date, there are no subscriptions, options, warrants, or calls relating to any shares of each Borrower’s or any of their respective Restricted Subsidiaries’ capital Stock, including any right of conversion or exchange under any outstanding security or other instrument. None of Borrowers or any of their respective Restricted Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital Stock or any security convertible into or exchangeable for any of its capital Stock.
(c) Set forth on Schedule 4.8(c) is a complete and accurate list of each Borrower’s direct and indirect Restricted Subsidiaries, showing, as of the Closing Date, the number and the percentage of the outstanding shares of each class of common and preferred Stock authorized for each of such Restricted Subsidiaries owned directly or indirectly by the applicable Borrower. All of the outstanding capital Stock of each such Restricted Subsidiary has been validly issued and is fully paid and non-assessable.
4.9 Due Authorization; No Conflict.
(a) The execution, delivery, and performance by each Borrower of this Agreement, the other Loan Documents and the Acquisition Documents to which each is a party have been duly authorized by all necessary action on the part of such Borrower.
(b) (i) The execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party do not (A) violate any material provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any material order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of any Borrower, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (D) require any approval or consent of any Person under any material contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect; and (ii) the execution, delivery, and performance by each Borrower of the Acquisition Documents to which it is a party do not (A) violate any provision of federal, state, or local law or regulation applicable to any Borrower, the Governing Documents of any Borrower, or any order, judgment, or decree of any court or other Governmental Authority binding on any Borrower, (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any contractual obligation of any Borrower, (C) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of any Borrower, other than Permitted Liens, or (D) require any approval or consent of any Person under any contractual obligation of any Borrower, other than consents or approvals that have been obtained and that are still in force and effect, which, in each of cases (A), (B), (C) and (D) of this clause (ii), could reasonably be expected to result in a Material Adverse Change.

(c) (i) Other than the filing of financing statements, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of this Agreement and the other Loan Documents to which it is a party do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect; and (ii) other than the filing of financing statements, and the recordation of the Mortgages, the execution, delivery, and performance by each Borrower of the Acquisition Documents to which it is a party do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect and other than those items which could not reasonably be expected to result in a Material Adverse Change.
(d) (i) This Agreement and the other Loan Documents to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and (ii) the Acquisition Documents to which each Borrower is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Borrower will be the legally valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and except to the extent that the lack of such enforceability could not reasonably be expected to result in a Material Adverse Change.
(e) The Agent’s Liens in the Collateral are validly created, perfected, and first priority Liens to the extent provided for in the other Loan Documents, subject only to Permitted Liens.
(f) (i) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor; and (ii) the execution, delivery, and performance by each Guarantor of the Acquisition Documents to which it is a party have been duly authorized by all necessary action on the part of such Guarantor except to the extent that the lack of such authorization could not reasonably be expected to result in a Material Adverse Change.
(g) The execution, delivery, and performance by each Guarantor of the Loan Documents to which it is a party do not (i) violate any material provision of federal, state, or local law or regulation applicable to such Guarantor, the Governing Documents of such Guarantor, or any material order, judgment, or decree of any court or other Governmental Authority binding on such Guarantor, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material contractual obligation of such Guarantor, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any properties or assets of such Guarantor, other than Permitted Liens, or (iv) require any approval or consent of any Person under any material contractual obligation of such Guarantor, other than consents or approvals that have been obtained and that are still in force and effect.
(h) Other than the filing of financing statements and the recordation of the Mortgages, the execution, delivery, and performance by each Guarantor of the Loan Documents to which such Guarantor is a party do not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than consents or approvals that have been obtained and that are still in force and effect.
(i) (i) The Loan Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; and (ii) the Acquisition Documents to which each Guarantor is a party, and all other documents contemplated hereby and thereby, when executed and delivered by such Guarantor will be the legally valid and binding obligations of such Guarantor, enforceable against such Guarantor in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally and except to the extent that the lack of such enforceability could not reasonably be expected to result in a Material Adverse Change.

4.10 Litigation. Other than those matters disclosed on Schedule 4.10, there are no actions, suits, or proceedings pending or, to the knowledge of each Borrower, threatened against any Borrower or any of its Restricted Subsidiaries that (a) if adversely determined, could result in a Material Adverse Change or (b) relate to this Agreement or any other Loan Documents or any transaction contemplated hereby or thereby.
4.11 No Material Adverse Change. All financial statements relating to Borrowers and their respective Restricted Subsidiaries that have been delivered by Borrowers to the Lender Group have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, Borrowers’ and their respective Restricted Subsidiaries’ financial condition as of the date thereof and results of operations for the period then ended. There has not been a Material Adverse Change with respect to Borrowers and their respective Restricted Subsidiaries since October 1, 2004.
4.12 Fraudulent Transfer.
(a) Each Borrower and each of their respective Restricted Subsidiaries, taken as a whole, is Solvent.
(b) No transfer of property is being made by any Borrower or any of its Restricted Subsidiaries and no obligation is being incurred by any Borrower or any of its Restricted Subsidiaries in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrowers or any of their respective Restricted Subsidiaries.
4.13 Employee Compliance.
(a) Set forth on Schedule 4.13(a) is a complete and accurate list of all Plans that meet the definition of an “employee pension benefit plan” under Section 3(2) of ERISA and that are currently maintained or contributed to by any Borrower, any of their respective Restricted Subsidiaries or any of their respective ERISA Affiliates as of the Closing Date.
(b) each Borrower, their respective Restricted Subsidiaries, and their respective ERISA Affiliates are in compliance in all material respects with all applicable provisions and requirements of ERISA and the regulations and published interpretations thereunder with respect to each Plan, and have performed all their obligations in all material respects under each Plan.
(c) No ERISA Event has occurred or is reasonably expected to occur.
(d) All liabilities under each Plan are (i) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing the Plans, (ii) insured with a reputable insurance company, (iii) provided for or recognized in the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof to the extent required by GAAP or (iv) estimated in the formal notes to the financial statements most recently delivered to Agent pursuant to Section 5.3 hereof to the extent required by GAAP.
(e) To the best knowledge of each Borrower, there are no circumstances which may give rise to a material liability in relation to any Plan which is not funded, insured, provided for, recognized or estimated in the manner described in subsection (d) above.

4.14 Environmental Condition. Except as set forth on Schedule 4.14 or disclosed in the Phase I Environmental Site Assessment prepared by URS, and except for matters that would not reasonably be expected to result in the Borrowers or any of their respective Restricted Subsidiaries incurring material liability, (a) to Borrowers’ knowledge, none of Borrowers’ or their respective Restricted Subsidiaries’ properties or assets has ever been used by Borrowers, any of their respective Restricted Subsidiaries, or by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, where such use, production, storage, handling, treatment, release or transport was in violation, in any material respect, of any applicable Environmental Law, (b) to Borrowers’ knowledge, none of Borrowers’ nor any of their respective Restricted Subsidiaries’ properties is or has ever been designated or identified pursuant to any environmental protection statute as a site requiring investigation or remediation due to the disposal or release of Hazardous Materials, (c) none of Borrowers nor any of their respective Restricted Subsidiaries have received notice that a Lien arising under any Environmental Law has attached to any revenues of any Borrower or any of its Restricted Subsidiaries or to any Real Property owned or operated by Borrowers or any of their respective Restricted Subsidiaries, and (d) none of Borrowers nor any of their respective Restricted Subsidiaries have received a summons, citation, notice, or directive from the United States Environmental Protection Agency or any other federal or state governmental agency (“Environmental Claim”) concerning any action or omission by any Borrower or any of its Restricted Subsidiaries resulting in the releasing or disposing of Hazardous Materials into the environment other than Environmental Claims that would not reasonably be expected to result in a Material Adverse Change, and there are no material Environmental Claims currently pending against Borrowers or any of their respective Restricted Subsidiaries.
4.15 Intellectual Property. Except for the matters which could not reasonably be expected to result in a Material Adverse Change, each Borrower and each of their respective Restricted Subsidiaries owns, or holds licenses in, all trademarks, trade names, copyrights, patents, patent rights, and licenses that are necessary to the conduct of its business as currently conducted.
4.16 Leases. Except for the matters which could not reasonably be expected to result in a Material Adverse Change, Borrowers and their respective Restricted Subsidiaries enjoy peaceful and undisturbed possession under all leases material to their business and to which they are parties or under which they are operating and all of such material leases are valid and subsisting and no material default by Borrowers or their respective Restricted Subsidiaries exists under any of them except for payments which are the subject of a Permitted Protest.
4.17 Deposit Accounts and Securities Accounts. As of the Closing Date, set forth on Schedule 4.17 is a listing of all of Borrowers’ and their respective Restricted Subsidiaries’ Deposit Accounts and Securities Accounts, including, with respect to each bank or securities intermediary (a) the name and address of such Person, and (b) the account numbers of the Deposit Accounts or Securities Accounts maintained with such Person.
4.18 Complete Disclosure. All factual information furnished by or on behalf of Borrowers or their respective Restricted Subsidiaries with respect to Borrowers or such Restricted Subsidiaries in writing to Agent or any Lender for purposes of or in connection with this Agreement and the other Loan Documents is, when taken as a whole with all other furnished information, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (when taken as a whole with all other furnished information) not misleading in any material respect at such time in light of the circumstances under which such information was provided. On the Closing Date, the Projections received by Agent pursuant to clause (t) of Schedule 3.1 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent Borrowers’ good faith estimate of their and their respective Restricted Subsidiaries’ future performance for the periods covered thereby (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond control and that no assurance is or can be given that the Projections will be realized and that actual results may vary from such Projections and such variances may be material).

4.19 Indebtedness. Set forth on Schedule 4.19 is a true and complete list of all Indebtedness of each Borrower and each of their respective Restricted Subsidiaries outstanding immediately prior to the Closing Date that is to remain outstanding after the Closing Date and such Schedule accurately reflects the aggregate principal amount of such Indebtedness and describes the principal terms thereof.
4.20 Material Contracts. Except for matters which, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change, each Material Contract (a) is in full force and effect and is binding upon and enforceable against each Person that is a party thereto in accordance with its terms, (b) has not been otherwise amended or modified (except as not otherwise prohibited hereby), and (c) is not in default due to the action of any Borrower or any of its Restricted Subsidiaries.
5. AFFIRMATIVE COVENANTS.
Each Borrower covenants and agrees that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers shall and shall cause each of their respective Restricted Subsidiaries to do all of the following:
5.1 Accounting System. Maintain a system of accounting that enables Borrowers to produce financial statements in accordance with GAAP and maintain records pertaining to the Collateral that contain information as from time to time reasonably may be requested by Agent. Borrowers also shall keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to their and their respective Restricted Subsidiaries’ sales.
5.2 Collateral Reporting. Provide Agent with each of the reports set forth on Schedule 5.2 at the times specified therein. In addition, each Borrower agrees to cooperate fully with Agent to facilitate and implement, where appropriate, a system of electronic collateral reporting in order to provide electronic reporting of each of the items set forth above.
5.3 Financial Statements, Reports, Certificates. Deliver to Agent each of the financial statements, reports, or other items set forth on Schedule 5.3 at the time specified herein. In addition, Parent agrees that no Restricted Subsidiary of Parent will have a fiscal year different from that of Parent.
5.4 Intentionally Omitted.
5.5 Inspection. Subject to any specific limitations set forth in any other Loan Document, permit Agent and each of its duly authorized representatives or agents to visit any of its properties and inspect any of its assets or books and records, to examine and make copies of its books and records, and to discuss its affairs, finances, and accounts with, and to be advised as to the same by, its officers and employees at such reasonable times and intervals as Agent may designate and, so long as no Default or Event of Default exists, with reasonable prior notice to Administrative Borrower.
5.6 Maintenance of Properties. Maintain and preserve all of their properties which are necessary or useful in the proper conduct to their business in good working order and condition, ordinary wear, tear, and casualty excepted (and except where the failure to do so could not be expected to result in a Material Adverse Change), and comply at all times with the provisions of all material leases to which it is a party as lessee (except where the failure to do so could not reasonably be expected to result in a Material Adverse Change), so as to prevent any loss or forfeiture thereof or thereunder.

5.7 Taxes. Cause all material assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrowers, their respective Restricted Subsidiaries, or any of their respective assets to be paid in full, before delinquency or before the expiration of any extension period, except to the extent that the validity of such assessment or tax shall be the subject of a Permitted Protest. Borrowers will and will cause their respective Restricted Subsidiaries to make timely payment or deposit of all tax payments and withholding taxes required of them by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Agent with proof reasonably satisfactory to Agent indicating that the applicable Borrower or applicable Restricted Subsidiary has made such payments or deposits (except to the extent the subject of a Permitted Protest).
5.8 Insurance.
(a) At Borrowers’ expense, maintain insurance respecting their and their respective Restricted Subsidiaries’ assets wherever located, covering loss or damage by fire, theft, explosion, and all other hazards and risks as ordinarily are insured against by other Persons engaged in the same or similar businesses and in the same geographic area. Borrowers also shall maintain business interruption, public liability, and product liability insurance, as well as insurance against larceny, embezzlement, and criminal misappropriation. All such policies of insurance shall be in such amounts and with such insurance companies as are reasonably satisfactory to Agent. Borrowers shall deliver copies of all such policies to Agent with an endorsement naming Agent as the sole loss payee (under a reasonably satisfactory lender’s loss payable endorsement) or additional insured, as appropriate. Each policy of insurance or endorsement shall contain a clause requiring the insurer to give not less than 30 days prior written notice to Agent in the event of cancellation of the policy for any reason whatsoever.
(b) Administrative Borrower shall give Agent prompt notice of any loss exceeding $500,000 covered by such insurance. So long as no Event of Default has occurred and is continuing, Borrowers shall have the exclusive right to adjust any losses payable under any such insurance policies which are less than $500,000. Following the occurrence and during the continuation of an Event of Default, or in the case of any losses payable under such insurance exceeding $500,000, Agent shall have the exclusive right to adjust any losses payable under any such insurance policies, without any liability to Borrowers whatsoever in respect of such adjustments. Any monies received as payment for any loss under any insurance policy mentioned above (other than liability insurance policies) or as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid over to Agent to be applied at the option of the Required Lenders either to the prepayment of the Obligations or to be disbursed to Administrative Borrower under staged payment terms reasonably satisfactory to the Required Lenders for application to the cost of repairs, replacements, or restorations; provided, however, that, with respect to any such monies in an aggregate amount during any 12 consecutive month period not in excess of $500,000, so long as (A) no Default or Event of Default shall have occurred and is continuing, (B) Borrowers’ Excess Availability is greater than $10,000,000, (C) Administrative Borrower shall have given Agent prior written notice of the intention of Borrowers or their respective Restricted Subsidiaries to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation, (D) the monies are held in a cash collateral account in which Agent has a perfected first-priority security interest, and (E) Borrowers or their respective Restricted Subsidiaries complete such repairs, replacements, or restoration within 360 days after the initial receipt of such monies, Borrowers shall have the option to apply such monies to the costs of repairs, replacement, or restoration of the property which is the subject of the loss, destruction, or taking by condemnation unless and to the extent that such applicable period shall have expired without such repairs, replacements, or restoration being made, in which case, any amounts remaining in the cash collateral account shall be paid to Agent and applied as set forth above.
(c) Borrowers will not, and will not suffer or permit their respective Restricted Subsidiaries to, take out separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.8, unless Agent is included thereon as an additional insured or loss payee under a lender’s loss payable endorsement. Administrative Borrower promptly shall notify Agent whenever such separate insurance is taken out, specifying the insurer thereunder and full particulars as to the policies evidencing the same, and copies of such policies promptly shall be provided to Agent.

5.9 Location of Inventory and Equipment. Keep Borrowers’ and their respective Restricted Subsidiaries’ Inventory and Equipment (other than (i) vehicles, (ii) Equipment out for repair, (iii) Equipment and Inventory in transit between locations identified on Schedule 4.5(b), (iv) items stored with a bailee, warehouseman, or similar party to the extent disclosed on Schedule 4.5(a), (v) dies, tools, patterns, molds and similar items maintained with customers in the ordinary course of business, and (vi) items of de minimus value) only at the locations identified on Schedule 4.5(b) and their chief executive offices only at the locations identified on Schedule 4.7(b); provided, however, that Administrative Borrower may amend Schedule 4.5(b) or Schedule 4.7(b) so long as (A) with respect to Schedule 4.5(b), such amendment occurs by written notice to Agent in accordance with the last sentence of Section 4.5, and with respect to Schedule 4.7(b), such amendment occurs by written notice to Agent not less than 30 days prior to the date on which such chief executive office is relocated, (B) such new location is within the continental United States, and (C) at the time of such written notification, the applicable Borrower or Restricted Subsidiary (x) with respect to any location at which books and records (other than prior years’ historical records) are maintained or Inventory and/or Equipment having an aggregate value of $2,000,000 or greater is maintained, obtains a Collateral Access Agreement with respect thereto and (y) with respect to any other location, uses its commercially reasonable efforts to provide Agent a Collateral Access Agreement with respect thereto.
5.10 Compliance with Laws. Comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Change.
5.11 Leases. Except for matters which could not reasonably be expected to result in a Material Adverse Change, pay when due all rents and other amounts payable under any material leases to which any Borrower or any of its Restricted Subsidiaries is a party or by which any Borrower’s or any of their respective Restricted Subsidiaries’ properties and assets are bound, unless such payments are the subject of a Permitted Protest.
5.12 Existence. Except as permitted by Section 6.3 and Section 6.4, at all times preserve and keep in full force and effect each Borrower’s and each of their respective Restricted Subsidiaries’ valid existence and, except to the extent failure to do so could not reasonably be expected to result in a Material Adverse Change, good standing and any rights, franchises, permits, licenses, authorizations, approvals, entitlements and accreditations material to their businesses.
5.13 Environmental.
(a) Keep any property either owned or operated by any Borrower or any of its Restricted Subsidiaries free of any Environmental Liens or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Environmental Liens, (b) comply, in all material respects, with Environmental Laws and provide to Agent reasonable documentation of such compliance which Agent reasonably requests, provided that, so long as no Default or Event of Default shall have occurred and be continuing, Agent shall not make such a request more than once per any consecutive 12-month period, (c) promptly notify Agent of any release of a Hazardous Material in any reportable quantity from or onto property owned or operated by any Borrower or any of its Restricted Subsidiaries and take any Remedial Actions required to abate said release or otherwise to come into material compliance with applicable Environmental Law, and (d) promptly, but in any event within 10 Business Days of its receipt thereof, provide Agent with written notice of any of the following: (i) notice that an Environmental Lien has been filed against any of the real or personal property of any Borrower or any of its Restricted Subsidiaries, (ii) commencement of any Environmental Action or notice that an Environmental Action will be filed against any Borrower or any of its Restricted Subsidiaries which Environmental Action could reasonably be expected to result in any Borrower or any of its Restricted Subsidiaries incurring material liability under Environmental Laws, and (iii) notice of a violation, citation, or other administrative order which reasonably could be expected to result in a Material Adverse Change.

5.14 Intentionally Omitted.
5.15 Control Agreements. Subject to Section 3.6(b), take all reasonable steps in order for Agent to obtain control in accordance with Sections 8-106, 9-104, 9-105, 9-106, and 9-107 of the Code with respect to (subject to the proviso contained in Section 6.12) all of its Securities Accounts, Deposit Accounts, electronic chattel paper, investment property, and letter of credit rights.
5.16 Formation of Subsidiaries. At the time that any Borrower or any Guarantor forms any direct or indirect Subsidiary or acquires any direct or indirect Subsidiary after the Closing Date and such Subsidiary is a Restricted Subsidiary, such Borrower or such Guarantor shall (a) cause such new Restricted Subsidiary to provide to Agent a joinder to this Agreement or the Guaranty, as applicable (it being understood and agreed that Agent shall determine, in its Permitted Discretion, whether such new Restricted Subsidiary would become a Borrower or a Guarantor, based primarily on whether such new Restricted Subsidiary would be an operating company that would generate Borrowing Base), and the Security Agreement, together with such other security documents (including Mortgages with respect to any Real Property of such new Restricted Subsidiary, subject to Section 5.17), as well as appropriate financing statements (and with respect to all property subject to a Mortgage, fixture filings), all in form and substance reasonably satisfactory to Agent (including being sufficient to grant Agent a first priority Lien (subject to Permitted Liens) in and to the assets of such newly formed or acquired Restricted Subsidiary), (b) provide to Agent a pledge agreement and appropriate certificates and powers or financing statements, hypothecating all of the direct or beneficial ownership interest in such new Restricted Subsidiary, in form and substance reasonably satisfactory to Agent, and (c) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which in its opinion is appropriate with respect to the execution and delivery of the applicable documentation referred to above (including policies of title insurance or other documentation with respect to all property subject to a Mortgage). Notwithstanding the foregoing, if a Subsidiary that is so formed or acquired is a Controlled Foreign Corporation, then clause (a) of the immediately preceding sentence shall not be applicable and, with respect to clause (b) of the immediately preceding sentence, such pledge shall be limited to 65% of the voting power of all classes of capital Stock of such Subsidiary entitled to vote. Any document, agreement, or instrument executed or issued pursuant to this Section 5.16 shall be a Loan Document. Notwithstanding the foregoing, Agent and Lenders shall not be obligated to consent to any such formation or acquisition of a Subsidiary unless such formation or acquisition is otherwise expressly permitted hereunder.
5.17 Real Property. Upon the acquisition of any fee interest in Real Property with a purchase price or Fair Market Value in excess of $500,000 (other than Real Property located in the State of New York or in any other state having substantially similar real estate mortgage taxes), promptly notify Agent of the acquisition of such Real Property and within 60 days (or such longer time as Agent, in its reasonable discretion, may agree) thereafter: (a) grant Agent a first priority Mortgage on such Real Property; (b) deliver mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property issued by a title insurance company reasonably satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and such mortgagee title insurance policies (or marked commitments to issue the same) otherwise shall be in form and substance reasonably satisfactory to Agent; (c) Borrowers and their Subsidiaries shall pay to said title insurance company all expenses and premiums of said title insurance company in connection with the issuance of such mortgagee title insurance policies (or marked commitments to issue the same) and in addition shall, to the extent required, pay all recording costs, stamp taxes, mortgage taxes, intangibles taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith; and (d) execute and/or deliver to Agent such other documentation and opinions of counsel, in form and substance reasonably satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including, without limitation, surveys (or existing surveys and survey affidavits that are (x) sufficient to have the “matters that would be shown on a survey” exception deleted from the mortgagee policy of title insurance and (y) reasonably satisfactory to Agent), financing statements and fixture filings.

5.18 ERISA Compliance
(a) Each Borrower shall do, and shall cause each of their respective Restricted Subsidiaries and ERISA Affiliates to do, each of the following: (i) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the IRC and each other applicable federal or state law; (ii) cause each Qualified Plan to maintain its qualified status under Section 401(a) of the IRC; (iii) make all required contributions to each Plan; (iv) ensure that all liabilities under each Plan are (A) funded to at least the minimum level required by law or, if higher, to the level required by the terms governing such Plan; (B) insured with a reputable insurance company; or (C) provided for or recognized in the financial statements most recently delivered to Agent under Section 5.3 (to the extent required by GAAP); and (v) ensure that the contributions or premium payments to or in respect of each Plan are and continue to be promptly paid at no less than the rates required under the rules of such Plan and in accordance with the most recent actuarial advice received in relation to such Plan and applicable law.
(b) Deliver to Agent such certifications or other evidence of compliance with the provisions of Section 4.13 as Agent may from time to time reasonably request.
(c) Promptly notify Agent of each of the following ERISA events affecting any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates (but in no event more than ten (10) days after such event), together with a copy of each notice with respect to such event that may be required to be filed with a Governmental Authority and each notice delivered by a Governmental Authority to any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates with respect to such event:
(i) an ERISA Event;
(ii) the adoption of any new Pension Plan by any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates; or
(iii) except as required under the terms of any collective bargaining agreement, the adoption of any amendment to a Pension Plan, if such amendment will result in a material increase in benefits or unfunded benefit liabilities (as defined in Section 4001(a)(18) of ERISA).
(d) Promptly deliver to Agent, upon request, copies of (i) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan; (ii) all notices received by any Borrower, any of their respective Restricted Subsidiaries or any of their respective ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (iii) such other documents or governmental reports or filings relating to any Plan as Agent shall reasonably request.

6. NEGATIVE COVENANTS.
Borrowers covenant and agree that, until termination of all of the Commitments and payment in full of the Obligations, Borrowers will not and will not permit any of their respective Restricted Subsidiaries to do any of the following:
6.1 Indebtedness. Create, incur, assume, suffer to exist, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:
(a) Indebtedness evidenced by this Agreement and the other Loan Documents, together with Indebtedness owed to Underlying Issuers with respect to Underlying Letters of Credit,
(b) Indebtedness set forth on Schedule 4.19,
(c) Permitted Purchase Money Indebtedness,
(d) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b) and (c) of this Section 6.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) such refinancings, renewals, or extensions do not result in an increase in the principal amount of the Indebtedness so refinanced, renewed, or extended, (ii) such refinancings, renewals, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, nor are they on terms or conditions, that, taken as a whole, are materially more burdensome or restrictive to the applicable Borrower, (iii) if the Indebtedness that is refinanced, renewed, or extended was subordinated in right of payment to the Obligations, then the terms and conditions of the refinancing, renewal, or extension Indebtedness must include subordination terms and conditions that are at least as favorable to the Lender Group, taken as a whole, as those that were applicable to the refinanced, renewed, or extended Indebtedness, and (iv) the Indebtedness that is refinanced, renewed, or extended is not recourse to any Person that is liable on account of the Obligations other than those Persons which were obligated with respect to the Indebtedness that was refinanced, renewed, or extended or as otherwise permitted pursuant to Section 6.1,
(e) endorsement of instruments or other payment items for deposit,
(f) Indebtedness consisting of Permitted Investments,
(g) Indebtedness represented by any notes issued pursuant to the Indenture, including any Senior Notes (or any other evidence of indebtedness for borrowed money under the Senior Notes or the Indenture) in an aggregate principal amount not to exceed $165,000,000 (provided, however, that such Indebtedness may exceed $165,000,000 up to $250,000,000 so long as with respect to the incurrence of any such Indebtedness in excess of $165,000,000, both immediately before and immediately after giving effect to any such incurrence, (i) no Default or Event of Default shall have occurred and be continuing and (ii) the Borrowers and the Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.16) at any one time outstanding and any Refinancing Indebtedness in respect thereof (whether in whole or in part),
(h) Hedge Agreements entered into in the ordinary course of business and not for speculative purposes;
(i) Indebtedness of a Loan Party to another Loan Party and any Refinancing Indebtedness in respect thereof (whether in whole or in part) so long as such Indebtedness is subject to the Intercompany Subordination Agreement;
(j) Guarantees by a Loan Party of Indebtedness incurred by another Loan Party so long as the incurrence of such Indebtedness is otherwise permitted by the terms hereof;
(k) Permitted Subordinated Indebtedness in an aggregate principal amount not to exceed $75,000,000 and any Refinancing Indebtedness in respect thereof so long as with respect to the incurrence of any such Permitted Subordinated Indebtedness, both immediately before and immediately after giving effect to any such incurrence, the Borrowers and the Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.16;

(l) Indebtedness (other than for borrowed money) solely to the extent subject to Permitted Liens;
(m) (i) Permitted Acquired Indebtedness and (ii) Indebtedness of any Borrower and the Restricted Subsidiaries owed to the seller of any property acquired in a Permitted Acquisition on an unsecured subordinated basis, which subordination shall be on terms reasonably satisfactory to Agent, in each case, so long as both immediately prior and after giving effect thereto, (x) no Event of Default shall exist or result therefrom, and (y) the Borrowers and the Restricted Subsidiaries will be in pro forma compliance with the covenants set forth in Section 6.16, after giving effect to such Permitted Acquisition and the incurrence or issuance of such Indebtedness;
(n) Indebtedness consisting of promissory notes issued by any Borrower or any Restricted Subsidiary to current or former directors, officers, employees and consultants, their respective estates, spouses or former spouses to finance the purchase or redemption of Stock permitted by Section 6.10;
(o) Indebtedness consisting of obligations of any Borrower or any Restricted Subsidiary under deferred compensation, adjustment of purchase price, earn outs, indemnification or other similar arrangements incurred by such Person in connection with the Acquisition Transactions, Permitted Acquisitions and Permitted Dispositions;
(p) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case in connection with cash management and Deposit Accounts and incurred in the ordinary course of business; and
(q) additional Indebtedness of Borrowers and their Restricted Subsidiaries in an aggregate principal amount not to exceed $15,000,000 at any time outstanding solely to the extent that such Indebtedness consists of either (i) Purchase Money Indebtedness or (ii) Indebtedness that is subordinated to the Obligations on terms reasonably satisfactory to Agent.
6.2 Liens. Create, incur, assume, or suffer to exist, directly or indirectly, any Lien on or with respect to any of its assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including Liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced, renewed, or extended under Section 6.1 and so long as the replacement Liens only encumber those assets that secured the refinanced, renewed, or extended Indebtedness and proceeds thereof or additions or accessions thereto).
6.3 Restrictions on Fundamental Changes. Enter into any merger, consolidation, reorganization, or recapitalization, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), except that:
(a) any Borrower or any Restricted Subsidiary may merge with (i) any Borrower (including a merger, the purpose of which is to reorganize such Borrower into a new jurisdiction), or (ii) any one or more other Restricted Subsidiaries; provided that a Borrower shall be the continuing or surviving Person or the continuing or surviving Person shall expressly assume the obligations of such Borrower in a manner reasonably acceptable to Agent;
(b) any Borrower or Restricted Subsidiary may liquidate or dissolve or change its legal form so long as its assets are transferred to (i) in the case of a Borrower, to another Borrower and (ii) in the case of a Restricted Subsidiary, to a Loan Party or any other Restricted Subsidiary;
(c) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Borrower or Restricted Subsidiary may merge with any other Person in order to effect an Investment permitted pursuant to Section 6.12; provided that the continuing or surviving Person shall be a Restricted Subsidiary, which together with each of its Restricted Subsidiaries, shall have complied with the requirements of Section 5.16;

(d) the Borrowers and the Restricted Subsidiaries may consummate the Acquisition Transactions; and
(e) so long as no Event of Default exists or would result therefrom, a merger, consolidation, reorganization, recapitalization, liquidation, windup or dissolution, the sole purpose of which is to effect a Disposition permitted pursuant to Section 6.4.
6.4 Disposal of Assets. Other than Permitted Dispositions, convey, sell, lease, license, assign, transfer, or otherwise dispose of (collectively, a “Disposition”) any of the assets of any Borrower or any of its Restricted Subsidiaries.
6.5 Change Name. Change any Borrower’s or any of their respective Restricted Subsidiaries’ name, organizational identification number, jurisdiction of organization, or organizational identity; provided, however, that any Borrower or any of its Restricted Subsidiaries may change its name upon at least 10 days prior written notice by Parent or Administrative Borrower to Agent of such change so long as, (a) at the time of such written notification, such Borrower or such Restricted Subsidiary provides any financing statements necessary to perfect and continue perfected the Agent’s Liens and (b) immediately after such name change, Administrative Borrower provides Agent with evidence of such name change (including copies of any related public filings).
6.6 Nature of Business. Engage in any material line of business substantially different from those lines of business conducted by Borrowers and the Restricted Subsidiaries on the Closing Date other than any businesses reasonably related or ancillary thereto.
6.7 Prepayments and Amendments. Except in connection with a refinancing permitted by Section 6.1,
(a) optionally prepay, redeem, defease, purchase, or otherwise acquire any Indebtedness of any Borrower or any Restricted Subsidiary of a Borrower, except (i) Purchase Money Indebtedness, (ii) the Obligations in accordance with this Agreement; (iii) Borrowers may optionally redeem the Senior Notes to the extent permitted by the Indenture so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) Borrowers’ Excess Availability exceeds $10,000,000 after giving effect to any such payment, and (iv) any other Indebtedness (other than Permitted Subordinated Indebtedness) so long as (x) no Event of Default has occurred and is continuing or would result therefrom and (y) Borrowers’ Excess Availability exceeds $10,000,000 after giving effect to any such payment;
(b) make any payment on account of Indebtedness that has been contractually subordinated in right of payment if such payment is not permitted at such time under the subordination terms and conditions, or
(c) directly or indirectly, amend, modify, alter, increase, or change any of the terms or conditions of any agreement, instrument, document, indenture, or other writing evidencing or concerning the Senior Notes or any Permitted Subordinated Indebtedness in a manner materially adverse to the interests of the Lender Group other than to consummate a Refinancing Indebtedness in respect thereof.
6.8 Intentionally Omitted.
6.9 Intentionally Omitted.

6.10 Distributions. Make any distribution or declare or pay any dividends (in cash or other property, other than common Stock) on, or purchase, acquire, redeem, or retire (a “Restricted Payment”) any of Parent’s Stock, of any class, whether now or hereafter outstanding, except as follows:
(a) to pay Holdings to enable it to pay general corporate overhead expenses of Holdings, including franchise taxes and other fees required to maintain the existence of Holdings, insurance premiums and indemnification claims made by directors or officers of Holdings attributable to the ownership or operation of any Loan Party;
(b) (i) so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) immediately after giving effect thereto, Borrowers shall have Excess Availability of not less than $10,000,000, to pay reasonable fees paid to non-independent members of Holdings’ Board of Directors, (ii) to pay reasonable expenses incurred by non-independent members of Holdings’ Board of Directors, and (iii) to pay reasonable fees paid to and expenses incurred by independent members of Holdings’ Board of Directors, collectively for clauses (i), (ii) and (iii), in an aggregate amount not to exceed $500,000 in any fiscal year;
(c) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect thereto, Borrowers shall have Excess Availability of not less than $3,000,000, to permit Holdings to purchase, repurchase, redeem or otherwise acquire shares of capital Stock of any Loan Party from employees, former employees, directors or former directors of such Loan Party (or permitted transferees of such employees, former employees, directors or former directors), pursuant to the terms of agreements (including employment agreements) or plans (or amendments thereto) approved by such Loan Party’s Board of Directors under which such Persons purchase or sell, or are granted the option to purchase or sell, shares of such Stock; provided, that the aggregate amount of such repurchases and other acquisitions in any calendar year shall not exceed $500,000;
(d) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect thereto, Borrowers shall have Excess Availability of not less than $1,000,000, to permit Holdings to pay management fees pursuant to the terms of the Management Agreement; provided, that the aggregate amount of such management fees in any calendar year shall not exceed $1,000,000; provided, further, that in the event the payment of such management fees is restricted based on Excess Availability, such management fees shall continue to accrue, and all accrued but unpaid amounts shall be payable following the increase in Excess Availability above such limitation (after giving effect to any payment of such accrued but unpaid amounts);
(e) Restricted Payments made on the Closing Date to consummate the Acquisition Transactions;
(f) to the extent constituting Restricted Payments, the Borrowers and the Restricted Subsidiaries may enter into transactions expressly permitted by Section 6.4 or Section 6.12;
(g) cashless repurchases of Stock deemed to occur upon exercise of stock options or warrants if such Stock represents a portion of the exercise price of such options or warrants;
(h) to Holdings (or any direct or indirect parent of Holdings) to be used solely to pay federal, state and local income taxes made no earlier than five days prior to the date on which such Person is required to make such payment in an amount not to exceed the aggregate tax liability attributable to Borrowers and their respective Subsidiaries for such calendar year determined as if Borrowers and their respective Subsidiaries were a separate affiliated group (as defined in Section 1504 of the IRC, as amended) filing a consolidated return, or, to the extent applicable, a separate group filing combined or unitary returns, and then only to the extent that any such payments are actually paid by Holdings to governmental entities; and

(i) so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) immediately after giving effect thereto, Borrowers shall have Excess Availability of not less than $10,000,000, other Restricted Payments not to exceed $10,000,000 in the aggregate since the Closing Date; provided that such amount may be increased by an amount equal to amounts available for Restricted Payments pursuant to Section 4.09(iii) of the Indenture.
6.11 Fiscal Year. Modify or change its fiscal year.
6.12 Investments. Except for Permitted Investments, directly or indirectly, make or acquire any Investment, or incur any liabilities (including contingent obligations) for or in connection with any Investment; provided, however, that Borrowers and their respective Restricted Subsidiaries shall not have Permitted Investments (other than in the Cash Management Accounts) in Deposit Accounts or Securities Accounts in an aggregate amount in excess of $50,000 (exclusive of Trust Funds) at any one time unless the applicable Borrower or the applicable Restricted Subsidiary, and the applicable securities intermediary or bank have entered into Control Agreements governing such Permitted Investments in order to perfect (and further establish) the Agent’s Liens in such Permitted Investments. Subject to the foregoing proviso, Borrowers shall not and shall not permit their respective Restricted Subsidiaries to establish or maintain any Deposit Account or Securities Account unless Agent shall have received a Control Agreement in respect of such Deposit Account or Securities Account.
6.13 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any transaction with any Affiliate of any Borrower except for transactions that (a) are in the ordinary course of Borrowers’ business, (b) are upon fair and reasonable terms and (c) are no less favorable to Borrowers or their respective Restricted Subsidiaries, as applicable, than would be obtained in an arm’s length transaction with a non-Affiliate; provided, however, that if any such transaction involves aggregate payments or other property with a Fair Market Value in excess of $2,500,000, it shall be approved by a majority of the members of the Board of Directors of Parent (including a majority of the disinterested members thereof), such approval to be evidenced by board resolutions stating that the Parent’s Board of Directors has determined that such transactions comply with the foregoing provisions, and if any such transaction involves an aggregate Fair Market Value of more than $5,000,000, Parent will, prior to the consummation thereof, obtain a favorable opinion as to the fairness of the financial terms of such transactions or series of related transactions to the applicable Loan Party, from an Independent Financial Advisor and file the same with Agent; provided, further, however, that such restrictions shall not apply to:
(a) transactions exclusively between or among Holdings and its Subsidiaries permitted hereby;
(b) reasonable fees and compensation paid to, and indemnity provided for directors, officers, employees and consultants to Holdings and its Subsidiaries (provided, that to the extent otherwise covered by clauses (b) or (d) of Section 6.10, then such clauses of Section 6.10 shall also apply);
(c) any Permitted Acquisition from a non-Affiliate that is an arm’s length transaction and fails to comply with this Section solely because such a non-Affiliate becomes an Affiliate as a result of such Permitted Acquisition;
(d) transactions otherwise permitted by this Agreement;
(e) any Investment permitted pursuant to Section 6.12;
(f) any sale of the Stock of any Loan Party in exchange for equity contributions from Parent;

(g) any merger or other transaction with an Affiliate solely for the purpose of reincorporating a Loan Party in another jurisdiction or creating a holding company, to the extent otherwise permitted by this Agreement;
(h) any employment, stock option, stock repurchase, employee benefit compensation, business expense reimbursement, severance, termination or other employment-related agreements, arrangements or plans entered into in good faith by a Loan Party in the ordinary course of business;
(i) sales or purchases of inventory, other products or services to or from any Affiliate of the Borrowers entered into in the ordinary course of business on terms no less favorable to the Borrowers and its Subsidiaries than those that could be obtained at the time of such sale or purchase in arm’s-length dealings with a Person who is not an Affiliate;
(j) any agreement in effect as of the Closing Date or any transaction contemplated thereby and any amendment thereto so long as any such amendment or replacement agreement is not more disadvantageous to Borrowers or the Restricted Subsidiaries in any material respect than the original agreement as in effect on the Closing Date; and
(k) the Management Agreement.
6.14 Use of Proceeds. Use the proceeds of the Advances for any purpose other than (a) on the Closing Date, to pay transactional fees, costs, and expenses incurred in connection with this Agreement, the other Loan Documents, and the transactions contemplated hereby and thereby and to backstop or replace Letters of Credit, and (b) thereafter, consistent with the terms and conditions hereof, to finance ongoing working capital, capital expenditure, and general corporate needs of Borrowers, including Permitted Acquisitions, and for its lawful and permitted purposes.
6.15 Intentionally Omitted.

6.16 Financial Covenants.
(a) Fixed Charge Coverage Ratio. Fail to maintain or achieve a Fixed Charge Coverage Ratio, measured on a fiscal quarter-end basis, of at least the required amount set forth in the following table for the “Applicable Period” set forth opposite thereto; provided, however, that, with respect to any “Applicable Period”, if daily average Excess Availability was at least $12,500,000 during the 30 day period immediately preceding the applicable date of determination and on the applicable date of determination, then the foregoing covenant shall not apply for such applicable period:

Applicable Ratio	Applicable Period
1.05:1.0	For the 4 quarter period ending March 31, 2005
1.10:1.0	For the 4 quarter period ending June 30, 2005
1.10:1.0	For the 4 quarter period ending September 30, 2005
1.10:1.0	For the 4 quarter period ending December 31, 2005
1.20:1.0	For the 4 quarter period ending each fiscal quarter thereafter
(b) Capital Expenditures. Make Capital Expenditures in any fiscal year in excess of the amount set forth in the following table for the applicable period:

Applicable Amount	Applicable Period
$7,900,000	fiscal year 2005
$8,200,000	fiscal year 2006
$8,300,000	fiscal year 2007
$8,500,000	fiscal year 2008
$8,800,000	fiscal year 2009 and each fiscal year thereafter
provided, however, that up to 75% of the difference between the amount of Capital Expenditure that may be made in any fiscal year and the amount of Capital Expenditures actually made in such fiscal year, may be made in the immediately succeeding fiscal year; provided further, however, that with respect to any Permitted Acquisitions, the “Applicable Amount” for the “Applicable Period” in which such Permitted Acquisition is consummated shall be increased by an amount equal to the product of (a) 1.25 times (b) the average amount per year of Capital Expenditures made by such acquired Person during the immediately preceding three (3) year period.
6.17 Acquisition Documents. Amend, modify or waive in any way materially adverse to the Lender Group, any term or provision of the Acquisition Documents.
6.18 Indenture Documents. Amend, modify or waive in any way materially adverse to the Lender Group, any term or provision of the Indenture Documents.
6.19 Governing Documents. Amend, modify or waive in any way materially adverse to the Lender Group, any term or provision of any Governing Document of any Borrower or Guarantor.

6.20 Real Property Collateral. Without in any manner limiting Section 6.2, execute and deliver a mortgage with respect to any Real Property located in the State of New York or any other Real Property for which Borrowers and their Restricted Subsidiaries are not required to grant a Mortgage pursuant to Section 5.17, except (a) in favor of Agent or (b) if the Agent has been, or will simultaneously be, granted a first priority mortgage with respect thereto, in favor of the Trustee as a second priority mortgage to the extent permitted by the Intercreditor Agreement.
7. EVENTS OF DEFAULT.
Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:
7.1 If Borrowers fail to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion thereof that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of 3 Business Days, or (b) all or any portion of the principal of the Obligations);
7.2 If any Borrower or any of its Restricted Subsidiaries
(a) fails to perform or observe any covenant or other agreement contained in any of Sections 5.5, 5.8, 5.12 (as to existence), and 6.1 through 6.20 of this Agreement or Section 6 of the Security Agreement;
(b) fails to perform or observe any covenant or other agreement contained in any of Sections 2.7, 5.2, and 5.3 of this Agreement and such failure continues for a period of 3 Business Days after written notice thereof is given to Administrative Borrower by Agent;
(c) fails to perform or observe any covenant or other agreement contained in any of Sections 5.6, 5.7, 5.9, 5.15, 5.16, and 5.17 of this Agreement and such failure continues for a period of 10 Business Days after written notice thereof is given to Administrative Borrower by Agent; or
(d) fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents; in each case, other than any such covenant or agreement that is the subject of another provision of this Section 7 (in which event such other provision of this Section 7 shall govern), and such failure continues for a period of 20 Business Days after written notice thereof is given to Administrative Borrower by Agent;
7.3 If any of any Borrower’s or any of its Restricted Subsidiaries’ assets with an individual fair market value of $1,000,000 or more or assets with an aggregate fair market value of $3,000,000 or more is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person and the same is not discharged before the earlier of 30 days after the date it first arises or 5 days prior to the date on which such property or asset is subject to forfeiture by such Borrower or the applicable Restricted Subsidiary;
7.4 If an Insolvency Proceeding is commenced by any Borrower or any of its Restricted Subsidiaries;

7.5 If an Insolvency Proceeding is commenced against any Borrower or any of its Restricted Subsidiaries, and any of the following events occur: (a) the applicable Borrower or Restricted Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, any Borrower or any such Restricted Subsidiary, or (e) an order for relief shall have been issued or entered therein;
7.6 If any Borrower or any of its Restricted Subsidiaries is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;
7.7 If one or more judgments, orders, or awards involving an individual amount of $1,000,000 or more or an aggregate amount of $3,000,000, or more (except to the extent fully covered by insurance pursuant to which the insurer has accepted liability therefor in writing) shall be entered or filed against any Borrower or any of its Restricted Subsidiaries or with respect to any of their respective assets, and the same is not released, discharged, bonded against, or stayed pending appeal before 30 days after the date it first arises;
7.8 If there is a default in one or more agreements to which any Borrower or any of its Restricted Subsidiaries is a party with one or more third Persons relative to Indebtedness of any Borrower or any of its Restricted Subsidiaries involving an aggregate amount of $3,000,000 or more, and (a) such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person(s), irrespective of whether exercised, to accelerate the maturity of the applicable Borrower’s or Restricted Subsidiary’s obligations thereunder, or (b) or any such Indebtedness obligations shall be required to be prepaid or redeemed (other than by a regularly scheduled required prepayment or redemption), prior to the stated maturity thereof;
7.9 If any warranty, representation, statement, or Record made herein or in any other Loan Document or delivered to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect as of the date of issuance or making or deemed making thereof;
7.10 If the obligation of any Guarantor under the Guaranty is limited or terminated by operation of law or by such Guarantor or any such Guarantor becomes the subject of an Insolvency Proceeding;
7.11 If the Security Agreement or any other Loan Document that purports to create a Lien, shall, for any reason, fail or cease to create a valid and perfected and, except to the extent permitted by the terms hereof or thereof, first priority Lien on or security interest in the Collateral covered hereby or thereby, except as permitted under this Agreement;
7.12 Any provision of any Loan Document shall at any time for any reason be declared to be null and void, or the validity or enforceability thereof shall be contested by any Borrower or any of its Restricted Subsidiaries, or a proceeding shall be commenced by any Borrower or any of its Restricted Subsidiaries, or by any Governmental Authority having jurisdiction over any Borrower or any of its Restricted Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or any Borrower or any of its Restricted Subsidiaries shall deny that it has any liability or obligation purported to be created under any Loan Document;
7.13 If any Change of Control shall have occurred;

7.14 If (a) there shall occur and be continuing any “Event of Default” (or any comparable term) under, and as defined in any Indenture Document, (b) any of the Obligations for any reason shall cease to be “Credit Agreement Secured Obligations” (or any comparable terms) under, and as defined in the Intercreditor Agreement, (c) any Indebtedness other than the Obligations shall constitute “Credit Agreement Senior Obligations” (or any comparable term) under, and as defined in, any Intercreditor Agreement or any other document evidencing or governing any Indebtedness that has been contractually subordinated in right of payment to the Obligations, except as expressly permitted by this Agreement, (d) any holder of any Senior Note shall fail to perform or comply with any of the subordination provisions of the documents evidencing or governing such Indebtedness, or (e) the subordination provisions of the Intercreditor Agreement shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of such Indebtedness; or
7.15 If there occurs one or more ERISA Events which results in or otherwise is associated with liability of any Borrower, any of its Restricted Subsidiaries, or any of their respective ERISA Affiliates in excess of $3,000,000 in the aggregate during the term of this Agreement.
8. THE LENDER GROUP’S RIGHTS AND REMEDIES.
8.1 Rights and Remedies. Upon the occurrence, and during the continuation, of an Event of Default, the Required Lenders (at their election but without notice of their election and without demand) may authorize and instruct Agent to do any one or more of the following on behalf of the Lender Group (and Agent, acting upon the instructions of the Required Lenders, shall do the same on behalf of the Lender Group), all of which are authorized by Borrowers:
(a) Declare all or any portion of the Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;
(b) Cease or restrict advancing money or extending credit to or for the benefit of Borrowers under this Agreement, under any of the Loan Documents, or under any other agreement between Borrowers and the Lender Group;
(c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of the Lender Group, but without affecting any of the Agent’s Liens in the Collateral and without affecting the Obligations; and
(d) The Lender Group shall have all other rights and remedies available at law or in equity or pursuant to any other Loan Document.
The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 7.4 or Section 7.5, in addition to the remedies set forth above, without any notice to Borrowers or any other Person or any act by the Lender Group, the Commitments shall automatically terminate and the Obligations then outstanding, together with all accrued and unpaid interest thereon and all fees and all other amounts due under this Agreement and the other Loan Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, or notice of any kind, all of which are expressly waived by Borrowers.
8.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

9. TAXES AND EXPENSES.
If any Borrower or any of its Restricted Subsidiaries fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Agent, in its sole discretion and without prior notice to such Person, may do any or all of the following: (a) except for payments which are the subject of a Permitted Protest, make payment of the same or any part thereof, (b) set up such reserves against the Borrowing Base or the Maximum Revolver Amount as Agent deems necessary in its Permitted Discretion to protect the Lender Group from the exposure created by such failure, or (c) in the case of the failure to comply with Section 5.8 hereof, obtain and maintain insurance policies of the type described in Section 5.8 and take any action with respect to such policies as Agent deems prudent in its Permitted Discretion. Any such amounts paid by Agent shall constitute Lender Group Expenses and any such payments shall not constitute an agreement by the Lender Group to make similar payments in the future or a waiver by the Lender Group of any Event of Default under this Agreement. Except in connection with payments made by Agent pursuant to clause (a) above, Agent need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.
10. WAIVERS; INDEMNIFICATION.
10.1 Demand; Protest; etc. Each Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which any Borrower may in any way be liable.
10.2 The Lender Group’s Liability for Collateral. Each Borrower hereby agrees that: (a) so long as Agent complies with its obligations, if any, under the Code, the Lender Group shall not in any way or manner be liable or responsible for: (i) the safekeeping of the Collateral, (ii) any loss or damage thereto occurring or arising in any manner or fashion from any cause, (iii) any diminution in the value thereof, or (iv) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person, and (b) all risk of loss, damage, or destruction of the Collateral shall be borne by Borrowers.
10.3 Indemnification. Each Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties and damages, and all reasonable fees and disbursements of attorneys, experts and consultants and other costs and expenses actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby or the monitoring of Borrowers’ and their respective Restricted Subsidiaries’ compliance with the terms of the Loan Documents, (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by any Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities and Costs or Remedial Actions related in any way to any such assets or properties of any Borrower or any of its Subsidiaries (all the foregoing, collectively, the “Indemnified Liabilities”) provided, however, that any claim with respect to taxes should be governed solely by Section 15.11. The foregoing to the contrary notwithstanding, Borrowers shall have no obligation to any Indemnified Person under this Section 10.3 with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrowers were required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrowers with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

11. NOTICES.
Unless otherwise provided in this Agreement, all notices or demands by Borrowers or Agent to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Parent, Administrative Borrower or Agent, as applicable, may designate to each other in accordance herewith), or telefacsimile to Borrowers in care of Administrative Borrower or to Agent, as the case may be, at its address set forth below:

If to Parent of Administrative Borrower:	ALTRA INDUSTRIAL MOTION, INC.
14 Hayward St.
Quincy, Massachusetts 02171
Attn: Michael L. Hurt
Fax No.: (617) 689-6202

with copies to:	GENSTAR CAPITAL, L.P.
Four Embarcadero Center
Suite 1900
San Francisco, CA 94111
Attn: Darren J. Gold
Fax No.: (415) 834-2383

and

WEIL, GOTSHAL & MANGES LLP
200 Crescent Court, Suite 300
Dallas, Texas 75201
Attn: Angela L. Fontana, Esq.
Fax No.: (214) 746-7777

If to Agent:	WELLS FARGO FOOTHILL, INC.
One Boston Place
Boston, Massachusetts 02108
Attn: Business Finance Manager
Fax No.: (617) 523-5839

with copies to:	MORRISON & FOERSTER LLP
1290 Avenue of the Americas, 40th Floor
New York, New York 10104-0050
Attn: Mark B. Joachim, Esq.
Fax No.: (212) 468-7900

Agent and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, other than notices by Agent in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or 3 Business Days after the deposit thereof in the mail or, where permitted by law, transmitted by telefacsimile or any other method set forth above.
12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.
(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b) .
(c) EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. EACH BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.
13.1 Assignments and Participations.
(a) Any Lender may assign and delegate to one or more assignees (each an “Assignee”) that are Eligible Transferees all, or any ratable part of all, of the Obligations, the Commitments and the other rights and obligations of such Lender hereunder and under the other Loan Documents, in a minimum amount of $5,000,000; provided, however, that Borrowers and Agent may continue to deal solely and directly with such Lender in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Administrative Borrower and Agent by such Lender and the Assignee, (ii) such Lender and its Assignee have delivered to Administrative Borrower and Agent an Assignment and Acceptance, and (iii) the assigning Lender or Assignee has paid to Agent for Agent’s separate account a processing fee in the amount of $3,500. Anything contained herein to the contrary notwithstanding, the payment of any fees shall not be required and the Assignee need not be an Eligible Transferee if such assignment is in connection with any merger, consolidation, sale, transfer, or other disposition of all or any substantial portion of the business or loan portfolio of the assigning Lender.

(b) From and after the date that Agent notifies the assigning Lender (with a copy to Administrative Borrower) that it has received an executed Assignment and Acceptance and payment of the above-referenced processing fee and the satisfaction of the other conditions in Section 13.1(a), (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3 hereof) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto), and such assignment shall effect a novation between Borrowers and the Assignee; provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Article 16 and Section 16.7 of this Agreement.
(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrowers or the performance or observance by Borrowers of any of their obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement as are delegated to Agent, by the terms hereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.
(d) Immediately upon Agent’s receipt of the required processing fee payment and the fully executed Assignment and Acceptance and the satisfaction of the other conditions in Section 13.1(a), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce such Commitments of the assigning Lender pro tanto.
(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, the Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, however, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrowers, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Originating Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the Collateral or guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender, or (E) change the amount or due dates of scheduled principal repayments or prepayments or premiums, and (v) all amounts payable by Borrowers hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrowers, the Collections of Borrowers or their respective Subsidiaries, the Collateral, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.
(f) In connection with any such assignment or participation or proposed assignment or participation, a Lender may, subject to the provisions of Section 16.7, disclose all documents and information which it now or hereafter may have relating to Borrowers and their respective Restricted Subsidiaries and their respective businesses.
(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR § 203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
(h) Agent (on behalf of Borrowers) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name of a Lender as the registered owner of each Advance held by such Lender. Other than in connection with an assignment by a Lender of all or any portion of its Commitment to an Affiliate of such Lender (i) a Registered Loan may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register and (ii) any assignment or sale of all or part of such Registered Loan may be effected only by registration of such assignment or sale on the Register, together with the surrender of any note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such note, if any, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan, Borrowers shall treat the Person in whose name such Loan is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Commitment to an Affiliate of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrowers, shall maintain a register comparable to the Register.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrowers may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release any Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 hereof and, except as expressly required pursuant to Section 13.1 hereof, no consent or approval by any Borrower is required in connection with any such assignment.
14. AMENDMENTS; WAIVERS.
14.1 Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document (other than Bank Product Agreements), and no consent with respect to any departure by Borrowers or any of their respective Restricted Subsidiaries therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and Administrative Borrower (on behalf of all Loan Parties) and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, however, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders affected thereby and Administrative Borrower (on behalf of all Loan Parties), do any of the following:
(a) increase or extend any Commitment of any Lender,
(b) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,
(c) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document,
(d) change the Pro Rata Share that is required to take any action hereunder,
(e) amend or modify this Section or any provision of this Agreement providing for consent or other action by all Lenders,
(f) other than as permitted by Section 15.12, release Agent’s Lien in and to any of the Collateral,
(g) change the definition of “Required Lenders” or “Pro Rata Share”,
(h) contractually subordinate any of the Agent’s Liens,
(i) release any Borrower or any Guarantor from any obligation for the payment of money,
(j) change the definition of Borrowing Base or the definitions of Eligible Accounts, Eligible Inventory, Maximum Revolver Amount, or change Section 2.1(b), or
(k) amend any of the provisions of Section 15.
and, provided further, however, that no amendment, waiver or consent shall, unless in writing and signed by Agent, Issuing Lender, or Swing Lender, as applicable, affect the rights or duties of Agent, Issuing Lender, or Swing Lender, as applicable, under this Agreement or any other Loan Document. The foregoing notwithstanding, any amendment, modification, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrowers, shall not require consent by or the agreement of Borrowers.

14.2 Replacement of Holdout Lender.
(a) If any action to be taken by the Lender Group or Agent hereunder requires the unanimous consent, authorization, or agreement of all Lenders, and a Lender (“Holdout Lender”) fails to give its consent, authorization, or agreement, then Agent, upon at least 5 Business Days prior irrevocable notice to the Holdout Lender, may permanently replace the Holdout Lender with one or more substitute Lenders (each, a “Replacement Lender”), and the Holdout Lender shall have no right to refuse to be replaced hereunder. Such notice to replace the Holdout Lender shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.
(b) Prior to the effective date of such replacement, the Holdout Lender and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Holdout Lender being repaid its share of the outstanding Obligations (including an assumption of its Pro Rata Share of the Risk Participation Liability) without any premium or penalty of any kind whatsoever. If the Holdout Lender shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, the Holdout Lender shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Holdout Lender shall be made in accordance with the terms of Section 13.1 . Until such time as the Replacement Lenders shall have acquired all of the Obligations, the Commitments, and the other rights and obligations of the Holdout Lender hereunder and under the other Loan Documents, the Holdout Lender shall remain obligated to make the Holdout Lender’s Pro Rata Share of Advances and to purchase a participation in each Letter of Credit, in an amount equal to its Pro Rata Share of the Risk Participation Liability of such Letter of Credit.
14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrowers or any of their respective Restricted Subsidiaries of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.
15. AGENT; THE LENDER GROUP.
15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints WFF as its representative under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as such on the express conditions contained in this Section 15. The provisions of this Section 15 (other than the proviso to Section 15.11(a) ) are solely for the benefit of Agent, and the Lenders, and Borrowers and their respective Restricted Subsidiaries shall have no rights as a third party beneficiary of any of the provisions contained herein. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent; it being expressly understood and agreed that the use of the word “Agent” is for convenience only, that WFF is merely the representative of the Lenders, and only has the contractual duties set forth herein. Except as expressly otherwise provided in this Agreement, Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with the Loan Documents and its customary business practices, ledgers and records reflecting the status of the Obligations, the Collateral, the Collections of Borrowers and their respective Restricted Subsidiaries, and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) make Advances, for itself or on behalf of Lenders as provided in the Loan Documents, (d) exclusively receive, apply, and distribute the Collections of Borrowers and their respective Restricted Subsidiaries as provided in the Loan Documents, (e) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes with respect to the Collateral and the Collections of Borrowers and their respective Restricted Subsidiaries, (f) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to the Loan Parties, the Obligations, the Collateral, the Collections of Borrowers and their respective Restricted Subsidiaries, or otherwise related to any of same as provided in the Loan Documents, and (g) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.
15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects as long as such selection was made without gross negligence or willful misconduct.
15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by any Borrower or any Subsidiary or Affiliate of any Borrower, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrowers or the books or records or properties of any of Borrowers’ Subsidiaries or Affiliates.
15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrowers or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice of legal counsel and until such advice is received, Agent shall act, or refrain from acting, as it deems reasonably advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the requisite Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Administrative Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 8; provided, however, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.
15.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrowers and their respective Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrowers. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrowers and any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrowers and any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons.
15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers, costs of collection by outside collection agencies, auctioneer fees and expenses, and costs of security guards or insurance premiums paid to maintain the Collateral, whether or not Borrowers are obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Agent is authorized and directed to deduct and retain sufficient amounts from the Collections of Borrowers and their respective Restricted Subsidiaries received by Agent to reimburse Agent for such out-of-pocket costs and expenses prior to the distribution of any amounts to Lenders. In the event Agent is not reimbursed for such costs and expenses from the Collections of Borrowers and their respective Restricted Subsidiaries received by Agent, each Lender hereby agrees that it is and shall be obligated to pay to or reimburse Agent for the amount of such Lender’s Pro Rata Share thereof. Whether or not the transactions contemplated hereby are consummated, the Lenders shall indemnify upon demand the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrowers and without limiting the obligation of Borrowers to do so), according to their Pro Rata Shares, from and against any and all Indemnified Liabilities; provided, however, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct nor shall any Lender be liable for the obligations of any Defaulting Lender in failing to make an Advance or other extension of credit hereunder. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s Pro Rata Share of any costs or out of pocket expenses (including reasonable attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein or therein, to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrowers. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.
15.8 Agent in Individual Capacity. WFF and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrowers and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though WFF were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, WFF or its Affiliates may receive information regarding Borrowers or their respective Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them. The terms “Lender” and “Lenders” include WFF in its individual capacity.
15.9 Successor Agent. Agent may resign as Agent upon 45 days notice to the Lenders. If Agent resigns under this Agreement, the Required Lenders shall appoint a successor Agent for the Lenders. If no successor Agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with the Lenders, a successor Agent. If Agent has materially breached or failed to perform any material provision of this Agreement or of applicable law, the Required Lenders may agree in writing to remove and replace Agent with a successor Agent from among the Lenders. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 45 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.
15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrowers and their respective Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrowers or their Affiliates and any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrowers or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver such Lender will use its reasonable best efforts to obtain), such Lender shall not be under any obligation to provide such information to them. With respect to the Swing Loans and Protective Advances, Swing Lender shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not the sub-agent of Agent.

15.11 Withholding Taxes.
(a) All payments made by any Borrower hereunder or under any note or other Loan Document will be made without setoff, counterclaim, or other defense. In addition, except as provided in this Section, all such payments will be made free and clear of, and without deduction or withholding for, any present or future Taxes, and in the event any deduction or withholding of Taxes is required, each Borrower shall comply with the penultimate sentence of this Section 15.11(a). “Taxes” shall mean, any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein measured by or based on the net income, capital, receipts or profits of any Lender, (ii) franchise or similar taxes, (iii) any non-United States taxes imposed by the jurisdictions under the laws of which the Lender or Agent, as the case may be, is organized, conducts business or has a present or former connection (other than by reason of the transactions contemplated hereby or by the other Loan Documents), or any political subdivision thereof, in effect on the Closing Date (or, in the case of (A) an Assignee, the date of the Assignment and Acceptance, (B) a successor Lender, the date such successor Lender becomes a Lender hereunder and (C) a successor Agent, the date of the appointment of such Agent) applicable to such Lender or Agent, as the case may be, but not excluding any United States withholding tax payable with respect to interest arising under any Loan Document as a result of any change in such laws occurring after the Closing Date (or the date of such Assignment and Acceptance, the date such successor Lender becomes a Lender or the date of the appointment of such Agent), (iv) any taxes that are attributable to such Lender’s or Agent’s failure to comply with the requirements of Section 15.11(b) and (v) all liabilities, penalties and interest with respect to any of the forgoing excluded taxes) and all interest, penalties or similar liabilities with respect thereto. If any Taxes are so levied or imposed, each Borrower agrees to pay the full amount of such Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 15.11(a) after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein; provided, however, that Borrowers shall not be required to increase any such amounts if the increase in such amount payable results from Agent’s or such Lender’s own willful misconduct or gross negligence (as finally determined by a court of competent jurisdiction). Each Borrower will furnish to Agent as promptly as is commercially reasonable after the date the payment of any Tax is due pursuant to applicable law certified copies of any tax receipts provided by the taxing authority evidencing such payment by any Borrower.
(b) (i) Each Lender, Assignee, successor Lender, Agent or successor Agent that is not a “United States person” within the meaning of Section 7701(a)(30) of the IRC (each, a “Foreign Lender”) shall deliver to the Administrative Borrower and Agent, on or prior to the date which is fifteen (15) Business Days after the Closing Date (or upon accepting an assignment of an interest herein), two duly signed, properly completed copies of either IRS Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to an exemption from, or reduction of, United States withholding tax on all payments to be made to such Foreign Lender by a Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or IRS Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by a Borrower or any other Loan Party pursuant to this Agreement or any other Loan Document) or such other evidence reasonably satisfactory to Administrative Borrower and Agent that such Foreign Lender is entitled to an exemption from, or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the IRC, and in the case of a Foreign Lender claiming such an exemption under Section 881(c) of the IRC, a certificate that establishes in writing to the Administrative Borrower and the Administrative Agent that such Foreign Lender is not (i) a “bank” as defined in Section 881(c)(3)(A) of the IRC, (ii) a 10-percent shareholder within the meaning of Section 871(h)(3)(B) of the IRC, or (iii) a Controlled Foreign Corporation related to a Borrower with the meaning of Section 864(d) of the IRC. Thereafter and from time to time, each such Foreign Lender shall (A) within a commercially reasonable period submit to the Administrative Borrower and Agent such additional duly and properly completed and signed copies of one or more of such forms or certificates (or such successor forms or certificates as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is reasonably satisfactory to the Administrative Borrower and Agent of any available exemption from, or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by a Borrower or other Loan Party pursuant to this Agreement, or any other Loan Document, in each case, (1) on or before the date that any such form, certificate or other evidence expires or becomes obsolete, (2) after the occurrence of any event requiring a change in the most recent form, certificate or evidence previously delivered by it to the Administrative Borrower and Agent and (3) from time to time thereafter if reasonably requested by the Administrative Borrower or the Administrative Agent, and (B) within a commercially reasonable period notify the Administrative Borrower and Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(ii) The Borrowers shall not be required to pay any additional amount or any indemnity payment to (A) any Foreign Lender with respect to any taxes required to be deducted or withheld solely on the basis of the information, certificates or statements of exemption such Lender transmits pursuant to this Section 15.11(b) or (B) any Lender if such Lender shall have failed to satisfy the foregoing provisions of this Section 15.11(b).
(c) If a Lender claims an exemption from withholding tax in a jurisdiction other than the United States, Lender agrees with and in favor of Agent and Borrowers, to deliver to Agent any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement and at any other time reasonably requested by Agent or Administrative Borrower.
Lender agrees promptly to notify Agent and Administrative Borrower of any change in circumstances which would modify or render invalid any claimed exemption or reduction.
(d) If any Lender is entitled to a reduction in the applicable withholding tax, Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (b) or (c) of this Section 15.11 are not delivered to Agent, then Agent may withhold from any interest payment to such Lender not providing such forms or other documentation an amount equivalent to the applicable withholding tax.
(e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender due to a failure on the part of the Lender (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless for all amounts paid, directly or indirectly, by Agent, as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent under this Section 15.11, together with all costs and expenses (including attorneys fees and expenses). The obligation of the Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

(f) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 15.11(a) with respect to such Lender, it will, if requested by the Administrative Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of the Borrowers or the rights of any Lender pursuant to Section 15.11(a). In determining whether designating another lending office would cause such Lender or its lending office(s) to suffer economic disadvantage, such Lender shall disregard any economic disadvantage that the Administrative Borrower agrees, in form and substance reasonably satisfactory to such Lender, to indemnify and hold such Lender harmless therefrom. If, after such reasonable efforts by such Lender, such Lender does not so designate a different one of its lending offices so as to avoid the consequences of such event, then the Administrative Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse, all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment, and which assignee shall be reasonably acceptable to Agent). A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling such Borrower to require such assignment and delegation cease to apply.
15.12 Collateral Matters.
(a) The Lenders hereby irrevocably authorize Agent, at its option and in its sole discretion, to release any Lien on any Collateral (i) upon the termination of the Commitments and payment and satisfaction in full by Borrowers of all non-contingent Obligations, (ii) constituting property being sold or disposed of if a release is required or desirable in connection therewith and if Administrative Borrower certifies to Agent that the sale or disposition is permitted under Section 6.4 of this Agreement or the other Loan Documents (and Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property in which none of any Borrower or any of its Restricted Subsidiaries owned any interest at the time the Agent’s Lien was granted nor at any time thereafter, or (iv) constituting property leased to a Borrower or any of its Restricted Subsidiaries under a lease that has expired or is terminated in a transaction permitted under this Agreement. Except as provided above, Agent will not execute and deliver a release of any Lien on any Collateral without the prior written authorization of (y) if the release is of all or substantially all of the Collateral, all of the Lenders, or (z) otherwise, the Required Lenders. Upon request by Agent or Administrative Borrower at any time, the Lenders will confirm in writing Agent’s authority to release any such Liens on particular types or items of Collateral pursuant to this Section 15.12; provided, however, that (1) Agent shall not be required to execute any document necessary to evidence such release on terms that, in Agent’s opinion, would expose Agent to liability or create any obligation or entail any consequence other than the release of such Lien without recourse, representation, or warranty, and (2) such release shall not in any manner discharge, affect, or impair the Obligations or any Liens (other than those expressly being released) upon (or obligations of Borrowers in respect of) all interests retained by Borrowers or any of their respective Restricted Subsidiaries, including, the proceeds of any sale, all of which shall continue to constitute part of the Collateral.
(b) Agent shall have no obligation whatsoever to any of the Lenders to assure that the Collateral exists or is owned by Borrowers or any of their respective Restricted Subsidiaries or is cared for, protected, or insured or has been encumbered, or that the Agent’s Liens have been properly or sufficiently or lawfully created, perfected, protected, or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent pursuant to any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission, or event related thereto, subject to the terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its sole discretion given Agent’s own interest in the Collateral in its capacity as one of the Lenders and that Agent shall have no other duty or liability whatsoever to any Lender as to any of the foregoing, except as otherwise provided herein.

15.13 Restrictions on Actions by Lenders; Sharing of Payments.
(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to Borrowers or any of their respective Restricted Subsidiaries or any deposit accounts of Borrowers or any of their respective Restricted Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings, to foreclose any Lien on, or otherwise enforce any security interest in, any of the Collateral.
(b) If, at any time or times any Lender shall receive (i) by payment, foreclosure, setoff, or otherwise, any proceeds of Collateral or any payments with respect to the Obligations, except for any such proceeds or payments received by such Lender from Agent pursuant to the terms of this Agreement, or (ii) payments from Agent in excess of such Lender’s ratable portion of all such distributions by Agent, such Lender promptly shall (A) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (B) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, however, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.
15.14 Agency for Perfection. Agent hereby appoints each other Lender as its agent (and each Lender hereby accepts such appointment) for the purpose of perfecting the Agent’s Liens in assets which, in accordance with Article 8 or Article 9, as applicable, of the Code can be perfected only by possession or control. Should any Lender obtain possession or control of any such Collateral, such Lender shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver possession or control of such Collateral to Agent or in accordance with Agent’s instructions.
15.15 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations.
15.16 Concerning the Collateral and Related Loan Documents. Each member of the Lender Group authorizes and directs Agent to enter into this Agreement and the other Loan Documents. Each member of the Lender Group agrees that any action taken by Agent in accordance with the terms of this Agreement or the other Loan Documents relating to the Collateral and the exercise by Agent of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Lenders.

15.17 Field Audits and Examination Reports; Confidentiality; Disclaimers by Lenders; Other Reports and Information. By becoming a party to this Agreement, each Lender:
(a) is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report (each a “Report” and collectively, “Reports”) prepared by or at the request of Agent, and Agent shall so furnish each Lender with such Reports,
(b) expressly agrees and acknowledges that neither the Borrowers nor the Agent (i) make any representation or warranty as to the accuracy of any Report, and (ii) shall be liable for any information contained in any Report,
(c) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or other party performing any audit or examination will inspect only specific information regarding Borrowers and their respective Restricted Subsidiaries and will rely significantly upon the books and records of Borrowers and their respective Restricted Subsidiaries, as well as on representations of Borrowers’ and their respective Restricted Subsidiaries’ personnel,
(d) agrees to keep all Reports and other material, non-public information regarding Borrowers and their respective Restricted Subsidiaries and their operations, assets, and existing and contemplated business plans in a confidential manner in accordance with Section 16.7, and
(e) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or fail to take or any conclusion the indemnifying Lender may reach or draw from any Report in connection with any loans or other credit accommodations that the indemnifying Lender has made or may make to Borrowers, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a loan or loans of Borrowers; and (ii) to pay and protect, and indemnify, defend and hold Agent, and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including, attorneys fees and costs) incurred by Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.
In addition to the foregoing: (x) any Lender may from time to time request of Agent in writing that Agent provide to such Lender a copy of any report or document provided by Borrowers and their respective Restricted Subsidiaries to Agent that has not been contemporaneously provided by Borrowers and their respective Restricted Subsidiaries to such Lender, and, upon receipt of such request, Agent promptly shall provide a copy of same to such Lender, (y) to the extent that Agent is entitled, under any provision of the Loan Documents, to request additional reports or information from Borrowers and their respective Restricted Subsidiaries, any Lender may, from time to time, reasonably request Agent to exercise such right as specified in such Lender’s notice to Agent, whereupon Agent promptly shall request of the applicable Person the additional reports or information reasonably specified by such Lender, and, upon receipt thereof from the applicable Person, Agent promptly shall provide a copy of same to such Lender, and (z) any time that Agent renders to Administrative Borrower a statement regarding the Loan Account, Agent shall send a copy of such statement to each Lender.
15.18 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations on the part of Agent (if any) to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to any Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for it or on its behalf in connection with its Commitment, nor to take any other action on its behalf hereunder or in connection with the financing contemplated herein.

15.19 Bank Product Providers. Each Bank Product Provider shall be deemed a party hereto for purposes of any reference in a Loan Document to the parties for whom Agent is acting; it being understood and agreed that the rights and benefits of such Bank Product Provider under the Loan Documents consist exclusively of such Bank Product Provider’s right to share in payments and collections out of the Collateral as more fully set forth herein. In connection with any such distribution of payments and collections, Agent shall be entitled to assume no amounts are due to any Bank Product Provider unless such Bank Product Provider has notified Agent in writing of the amount of any such liability owed to it prior to such distribution.
16. GENERAL PROVISIONS.
16.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by each Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.
16.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.
16.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrowers, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.
16.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.
16.5 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.
16.6 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by any Borrower or any Guarantor or the transfer to the Lender Group of any property should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, or other voidable or recoverable payments of money or transfers of property (collectively, a “Voidable Transfer”), and if the Lender Group is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that the Lender Group is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of the Lender Group related thereto, the liability of Borrowers or such Guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

16.7 Confidentiality. Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrowers and their respective Subsidiaries, their operations, assets, and existing and contemplated business plans shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (a) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group for matters in connection with this Agreement, (b) to Subsidiaries and Affiliates of any member of the Lender Group (including the Bank Product Providers), provided that any such Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 16.7, (c) as may be required by statute, decision, or judicial or administrative order, rule, or regulation, (d) as may be agreed to in advance by Parent or Administrative Borrower or its Subsidiaries or as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, (e) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or their respective Affiliates and Subsidiaries), (f) in connection with any assignment, prospective assignment, sale, prospective sale, participation or prospective participations, or pledge or prospective pledge of any Lender’s interest under this Agreement, provided that any such assignee, prospective assignee, purchaser, prospective purchaser, participant, prospective participant, pledgee, or prospective pledgee shall have agreed in writing to receive such information hereunder and keep it confidential subject to the terms of this Section, and (g) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents. The provisions of this Section 16.7 shall survive for 2 years after the payment in full of the Obligations.
16.8 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.
16.9 Altra Industrial Motion, Inc. as Agent for Borrowers. Each Borrower hereby irrevocably appoints Altra Industrial Motion, Inc. as the borrowing agent and attorney-in-fact for all Borrowers (the “Administrative Borrower”) which appointment shall remain in full force and effect unless and until Agent shall have received prior written notice signed by each Borrower that such appointment has been revoked and that another Loan Party has been appointed Administrative Borrower. Each Borrower hereby irrevocably appoints and authorizes the Administrative Borrower (a) to provide Agent with all notices with respect to Advances and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement and (b) to take such action as the Administrative Borrower deems appropriate on its behalf to obtain Advances and Letters of Credit and to exercise such other powers as are reasonably necessary to carry out the purposes of this Agreement. It is understood that the handling of the Loan Account and Collateral in a combined fashion, as more fully set forth herein, is done solely as an accommodation to Borrowers in order to utilize the collective borrowing powers of Borrowers in the most efficient and economical manner and at their request, and that Lender Group shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Loan Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the integrated group. To induce the Lender Group to do so, and in consideration thereof, each Borrower hereby jointly and severally agrees to indemnify each member of the Lender Group and hold each member of the Lender Group harmless against any and all liability, expense, loss or claim of damage or injury, made against the Lender Group by any Borrower or by any third party whosoever, arising from or incurred by reason of (a) the handling of the Loan Account and Collateral as herein provided, (b) the Lender Group’s relying on any instructions of the Administrative Borrower, or (c) any other action taken by the Lender Group hereunder or under the other Loan Documents, except that Borrowers will have no liability to the relevant Agent-Related Person or Lender-Related Person under this Section 16.9 with respect to any liability that has been finally determined by a court of competent jurisdiction to have resulted solely from the gross negligence or willful misconduct of such Agent-Related Person or Lender-Related Person, as the case may be.
[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

ALTRA INDUSTRIAL MOTION, INC., a Delaware corporation,
WARNER ELECTRIC LLC, a Delaware limited liability company,
KILIAN MANUFACTURING CORPORATION, a Delaware corporation,
WARNER ELECTRIC TECHNOLOGY LLC, a Delaware limited liability company,
FORMSPRAG LLC, a Delaware limited liability company,
BOSTON GEAR LLC, a Delaware limited liability company,
NUTTALL GEAR LLC, a Delaware limited liability company

By:

Name: Michael L. Hurt
Title: Chief Executive Officer

AMERIDRIVES INTERNATIONAL, L.P., a Delaware limited partnership,

By:	American Enterprises MPT Corp., its general partner

By:

Name: Michael L. Hurt
Title: Chief Executive Officer

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent and as a Lender

By:

Title:

Final Version
EXHIBIT A-1
FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT
This ASSIGNMENT AND ACCEPTANCE AGREEMENT (“Assignment Agreement”) is entered into as of                      between  _____  (“Assignor”), solely in its capacity as Lender, and  _____  (“Assignee”). Reference is made to the Agreement described in Annex I hereto (the “Credit Agreement”). Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Credit Agreement.
1. In accordance with the terms and conditions of Section 13 of the Credit Agreement, the Assignor hereby sells and assigns to the Assignee, and the Assignee hereby purchases and assumes from the Assignor, that interest in and to the Assignor’s rights and obligations under the Loan Documents as of the date hereof with respect to the Obligations owing to the Assignor, and Assignor’s portion of the Commitments, all to the extent specified on Annex I.
2. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any adverse claim and (ii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment Agreement and to consummate the transactions contemplated hereby; (b) makes no representation or warranty and assumes no responsibility with respect to (i) any statements, representations or warranties made in or in connection with the Loan Documents, or (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any other instrument or document furnished pursuant thereto; (c) makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any Guarantor or the performance or observance by any Borrower or any Guarantor of any of their respective obligations under the Loan Documents or any other instrument or document furnished pursuant thereto, and (d) represents and warrants that the amount set forth as the purchase price on Annex I represents the amount owed by Borrowers to Assignor with respect to Assignor’s share of the Advances assigned hereunder, as reflected on Assignor’s books and records.
3. The Assignee (a) confirms that it has received copies of the Credit Agreement and the other Loan Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment Agreement; (b) agrees that it will, independently and without reliance upon Agent, Assignor, or any other Lender, based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under the Loan Documents; (c) confirms that it is an Eligible Transferee; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Documents as are delegated to Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (e) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender, [and (f) attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Credit Agreement or such other documents as are necessary to indicate that all such payments are subject to such rates at a rate reduced by an applicable tax treaty.]

4. Following the execution of this Assignment Agreement by the Assignor and Assignee, the Assignor will deliver this Assignment Agreement to the Agent for recording by the Agent. The effective date of this Assignment (the “Settlement Date”) shall be the latest to occur of (a) the date of the execution and delivery hereof by the Assignor and the Assignee, (b) the receipt by Agent for its sole and separate account a processing fee in the amount of $3,500 (if required by the Credit Agreement), (c) the receipt of any required consent of the Agent, and (d) the date specified in Annex I.
5. As of the Settlement Date (a) the Assignee shall be a party to the Credit Agreement and, to the extent of the interest assigned pursuant to this Assignment Agreement, have the rights and obligations of a Lender thereunder and under the other Loan Documents, and (b) the Assignor shall, to the extent of the interest assigned pursuant to this Assignment Agreement, relinquish its rights and be released from its obligations under the Credit Agreement and the other Loan Documents, provided, however, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Assignment Agreement, including such assigning Lender’s obligations under Article 13, Article 15 and Section 16.7 of the Credit Agreement.
6. Upon the Settlement Date, Assignee shall pay to Assignor the purchase price (as set forth in Annex I). From and after the Settlement Date, Agent shall make all payments that are due and payable to the holder of the interest assigned hereunder (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued up to but excluding the Settlement Date and to Assignee for amounts which have accrued from and after the Settlement Date. On the Settlement Date, Assignor shall pay to Assignee an amount equal to the portion of any interest, fee, or any other charge that was paid to Assignor prior to the Settlement Date on account of the interest assigned hereunder and that are due and payable to Assignee with respect thereto, to the extent that such interest, fee or other charge relates to the period of time from and after the Settlement Date.
7. This Assignment Agreement may be executed in counterparts and by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. This Assignment Agreement may be executed and delivered by telecopier or other facsimile transmission all with the same force and effect as if the same were a fully executed and delivered original manual counterpart.
8. THIS ASSIGNMENT AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment Agreement and Annex I hereto to be executed by their respective officers, as of the first date written above.

[NAME OF ASSIGNOR] as Assignor
By:
Name:
Title:

[NAME OF ASSIGNEE] as Assignee
By:
Name:
Title:

ACCEPTED THIS DAY OF

WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:
Name:
Title:

ANNEX FOR ASSIGNMENT AND ACCEPTANCE
ANNEX I
1. Borrowers:
Altra Industrial Motion, Inc., a Delaware corporation, Warner Electric LLC, a Delaware limited liability company, Kilian Manufacturing Corporation, a Delaware corporation, Warner Electric Technology LLC, a Delaware limited liability company, Formsprag LLC, a Delaware limited liability company, Boston Gear LLC, a Delaware limited liability company, Nuttall Gear LLC, a Delaware limited liability company, and Ameridrives International, L.P., a Delaware limited partnership.
2. Name and Date of Credit Agreement:
Credit Agreement, dated as of November 30, 2004, by and among Altra Industrial Motion, Inc., a Delaware corporation (“Parent”), Borrowers, the lenders from time to time a party thereto (the “Lenders”), Wells Fargo Foothill, Inc., a California corporation, as the arranger and administrative agent for the Lenders.

3. Date of Assignment Agreement:

4. Amounts:

a. Assigned Amount of Commitment	$

b. Assigned Amount of Advances	$

5. Settlement Date:

6. Purchase Price	$

7. Notice and Payment Instructions, etc.

Assignee:	Assignor:

8. Agreed and Accepted:

[ASSIGNOR]		[ASSIGNEE]

By:		By:

	Name:		Name:

	Title:		Title:

Accepted: WELLS FARGO FOOTHILL, INC., a California corporation, as Agent

By:

Name:
Title:

FINAL VERSION
EXHIBIT B-1
FORM OF BORROWING BASE CERTIFICATE
Wells Fargo Foothill, Inc.
One Boston Place, 18th Floor
Boston, Massachusetts 02108
Attn: Business Finance Manager
The undersigned, Altra Industrial Motion, Inc., a Delaware corporation (“Parent”), pursuant to Schedule 5.2 of that certain Credit Agreement dated as of November 30, 2004 (as amended, restated, amended and restated, modified, supplemented, refinanced, renewed, or extended from time to time, the “Credit Agreement”), entered into among Parent, its subsidiaries signatory thereto (collectively with Parent, “Borrowers”), the lenders signatory thereto from time to time and Wells Fargo Foothill, Inc., a California corporation, as the arranger and administrative agent (in such capacity, together with its successors and assigns, if any, in such capacity, “Agent”), hereby certifies to Agent that the following items, calculated in accordance with the terms and definitions set forth in the Credit Agreement for such items are true and correct in all material respects, and that no Default or Event of Default has occurred and is continuing after giving effect to any currently requested Advances nor shall either be the result from making the requested Advance.
All initially capitalized terms used in this Borrowing Base Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
[Remainder of page intentionally left blank.]

Effective Date of Calculation:  _____________

A. Borrowing Base Calculation

1. Eligible Accounts

a. 85% of Eligible Accounts[1]	$

b. the amount, if any, of the Dilution Reserve	$

c. Item 1.a. minus Item 1.b			$

2. Eligible Inventory

a. $15,000,000		$15,000,000

b. 50% of the net book value of Eligible Inventory[2]	$

c. The lesser of Items 2.a. and 2.b.			$

3. Eligible Real Property and Equipment

a. $7,500,000		$7,500,000

b. 20% of the Eligible Real Property and Equipment Book Value[3]	$

c. The lesser of Items 3.a. and 3.b.			$

4. Reserves

a. Bank Products Reserve	$

[1]	See Annex A

[2]	See Annex B

[3]	See Annex C

b. the sum of the aggregate amount of reserves, if any, established by Agent under Section 2.1(b) of the Credit Agreement (including reserves implemented in respect of Eligible Inventory and Eligible Equipment located at one of the locations on Schedule 4.5(a) that are not subject to a Collateral Access Agreement)
$

c. Sum of Items 4.a. and 4.b.			$

5. Borrowing Base (Item 1.c. plus Item 2.c. plus Item 3.c. minus Item 4.c.):			$

6. Availability Calculation

a. (i) Maximum Revolver Amount		$30,000,000

(ii) Letter of Credit Usage	$

(iii) outstanding Advances	$

(iv) Item 6.a.(i) minus Item 6.a.(ii) minus Item 6.a.(iii)	$

b. (i) Borrowing Base	$

(ii) Letter of Credit Usage	$

(iii) outstanding Advances	$

(iv) Item 6.b.(i) minus Item 6.b.(ii) minus Item 6.b.(iii)	$

c. lesser of Item 6.a. and 6.b.			$

B. Letters of Credit Calculation

1. maximum L/C amount			$10,000,000

2. L/Cs permitted under Borrowing Base

a. Borrowing Base (from Section A, Item 5)	$

b. Amount of current outstanding Advances	$

c. Item 2.a. minus Item 2.b.		$

3. Maximum Revolver Limitation

a. Maximum Revolver Amount	$

b. Amount of current outstanding Advances	$

c. Item 3.a minus Item 3.b		$

4. Letter of Credit Usage plus the amount of any proposed Letters of Credit		$

5. No L/C Availability if Item 4 is greater than Item 1, Item 2.c or Item 3.c.		$

Additionally, the undersigned hereby certifies and represents and warrants to the Lender Group on behalf of Borrowers that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document, any agreement, instrument, certificate, document or other writing furnished at any time under or in connection with any Loan Document, is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date), (ii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above, and (iii) all of the foregoing is true and correct as of the effective date of the calculations set forth above and that such calculations have been made in accordance with the requirements of the Credit Agreement.
Effective date of calculation:

ALTRA INDUSTRIAL MOTION, INC., a Delaware corporation, as Administrative Borrower
By:
Name:
Title:

Annex A

Total Accounts: Accounts created by a Borrower in the ordinary course arising out of sale of goods or rendition of services		$

less (without duplication)

Accounts that the Account Debtor (i) has failed to pay within 90 days (or, with respect to Accounts with selling terms of more than 60 days, 105 days) after the original invoice date, (ii) are more than 60 days after the due date, or (iii) Accounts with selling terms of more than 120 days,
$

Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under the immediately preceding clause	$

Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of Borrower	$

Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional
$

Accounts that are not payable in Dollars	$

Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
$

Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States or any state of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727, or any similar state or local law, if applicable),
$

Accounts with respect to which the Account Debtor claims a credit from any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
$

Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that as to the following Account Debtors, a percentage limitation of 20% (in lieu of 10%) shall apply for purposes hereof: Motion Industries, Kaman, John Deere, Mitsubishi, W.W. Granger and AIT; provided, further, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
$

Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or as to which a Borrower has received written notice of an imminent Insolvency Proceeding of such Account Debtor,
$

Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent, in its Permitted Discretion, to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,
$

Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,	$

Accounts that are not subject to a valid and perfected first priority Agent’s Lien,	$

Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor
$

Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.
$

Total Excluded Accounts		$

Eligible Accounts (Total Accounts less Total Excluded Accounts):		$

Annex B

1. Total Finished Goods Inventory: Inventory consisting of first quality finished goods held for sale in the ordinary course of Borrowers’ business		$

less (without duplication)

Inventory which Borrower does not have good, valid, and marketable title thereto	$

Inventory not located at one of the locations in the continental United States set forth on Schedule 4.5(a) or 4.5(b) to the Credit Agreement (or in-transit from one such location to another such location)
$

Inventory not subject to a valid and perfected first priority Agent’s Lien	$

Inventory consisting of goods returned or rejected by a Borrower’s customers	$

Inventory consisting of goods that are obsolete or slow moving, work-in-process, raw materials or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment
$

Total Excluded Finished Goods Inventory		$

Eligible Finished Goods Inventory (Total Finished Goods Inventory less Total Excluded Finished Goods Inventory):		$

2. Total Raw Materials Inventory: Inventory consisting of first quality raw materials to be used in Borrowers’ production process		$

less (without duplication)

Inventory which Borrower does not have good, valid, and marketable title thereto	$

Inventory not located at one of the locations in the continental United States set forth on Schedule 4.5(a) or 4.5(b) to the Credit Agreement (or in-transit from one such location to another such location)
$

Inventory not subject to a valid and perfected first priority Agent’s Lien	$

Inventory consisting of goods that are obsolete or slow moving, work-in-process, finished goods, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment
$

Total Excluded Raw Materials Inventory		$

Eligible Raw Materials Inventory (Total Raw Materials Inventory less Total Excluded Raw Materials Inventory):		$

Eligible Inventory (Eligible Finished Goods Inventory plus Eligible Raw Materials Inventory):		$

Annex C

Eligible Equipment: Net book value of Equipment of Borrowers located at the locations identified on Schedule 4.5(a) or 4.5(b) hereto, as such schedules may be amended or supplemented from time to time in accordance with the Credit Agreement, such value to be as determined from time to time by a qualified appraisal company selected by Agent, net of all related costs and expense.
$

Eligible Real Property: Net book value of the Real Property Collateral of Borrowers located in the United States as determined from time to time by a qualified appraisal company selected by Agent, net of all related costs and expenses; provided, however, that no such Real Property Collateral shall be deemed to be “Eligible Real Property” until all of the following conditions are satisfied with respect thereto: (a) Agent shall have been granted a first priority Mortgage on such Real Property Collateral; (b) Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property Collateral issued by a title insurance company reasonably satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and such mortgagee title insurance policies (or marked commitments to issue the same) otherwise shall be in form and substance reasonably satisfactory to Agent; (c) Borrowers and their Subsidiaries shall have paid to said title insurance company all expenses and premiums of said title insurance company in connection with the issuance of such mortgagee title insurance policies (or marked commitments to issue the same) and in addition shall, to the extent required, have paid all recording costs, stamp taxes, mortgage taxes, intangibles taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith; and (d) Agent shall have received such other documentation and opinions of counsel, in form and substance reasonably satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including, without limitation, surveys (or existing surveys and survey affidavits that are (x) sufficient to have the “matters that would be shown on a survey” exception deleted from the mortgagee policy of title insurance and (y) reasonably satisfactory to Agent), financing statements and fixture filings.
$

Eligible Real Property and Equipment Book Value (Eligible Equipment plus Eligible Real Property)	$

FinalVersion
EXHIBIT C-1
FORM OF COMPLIANCE CERTIFICATE
[on Parent’s letterhead]

To:	Wells Fargo Foothill, Inc. One Boston Place, 18th Floor Boston, Massachusetts 02108 Attn: Business Finance Division Manager

Re:	Compliance Certificate dated
Ladies and Gentlemen:
Reference is made to that certain CREDIT AGREEMENT (the “Credit Agreement”) dated as of November 30, 2004, by and among the lenders identified on the signature pages thereof (such lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a “Lender” and collectively as the “Lenders”), WELLS FARGO FOOTHILL, INC., a California corporation, as the arranger and administrative agent for the Lenders (“Agent”), ALTRA INDUSTRIAL MOTION, INC., a Delaware corporation (“Parent”), and each of its Subsidiaries party thereto. Capitalized terms used in this Compliance Certificate have the meanings set forth in the Credit Agreement unless specifically defined herein.
Pursuant to Schedule 5.3 of the Credit Agreement, the undersigned officer of Parent hereby certifies on behalf of Parent, and not individually, that:
1. The financial information of Parent and its Subsidiaries furnished in Schedule 1 attached hereto, has been prepared in accordance with GAAP (except for year-end adjustments and the lack of footnotes), and fairly presents in all material respects the financial condition of Parent and its Subsidiaries.
2. Such officer has reviewed the terms of the Credit Agreement and has made, or caused to be made under his/her supervision, a review in reasonable detail of the transactions and condition of the Loan Parties during the accounting period covered by the financial statements delivered pursuant to Schedule 5.3 of the Credit Agreement.
3. Such review has not disclosed the existence on and as of the date hereof, and the undersigned does not have actual knowledge of the existence as of the date hereof, of any event or condition that constitutes a Default or Event of Default, except for such conditions or events listed on Schedule 2 attached hereto, specifying the nature and period of existence thereof and what action the Loan Parties have taken, are taking, or propose to take with respect thereto.
4. The representations and warranties of the Loan Parties set forth in the Credit Agreement and the other Loan Documents are true and correct in all material respects on and as of the date hereof (except to the extent they relate to a specified date), except as set forth on Schedule 3 attached hereto.
5. The Loan Parties are in compliance with the applicable covenants contained in Section 6.16 of the Credit Agreement as demonstrated on Schedule 4 hereof.

IN WITNESS WHEREOF, this Compliance Certificate is executed by the undersigned this                      day of                     ,                     .

ALTRA INDUSTRIAL MOTION, INC., a Delaware corporation
By:
Name:
Title:

SCHEDULE 1
Financial Information

SCHEDULE 2
Default or Event of Default

SCHEDULE 3
Representations and Warranties

SCHEDULE 4
Financial Covenants
1. Fixed Charge Coverage Ratio.
Parent’s and its Subsidiaries’ Fixed Charge Coverage Ratio, measured on a quarter-end basis, for the 4 quarter period ending                     ,                      is                     :1.0, which [is/is not] greater than or equal to the amount set forth in Section 6.16(a) of the Credit Agreement for the corresponding period.
2. Capital Expenditures.
Parent’s and Borrowers’ Capital Expenditures from the beginning of Parent’s most recent fiscal year to the date hereof is                     , (i) which [is/is not] less than or equal to the amount set forth in Section 6.16(b) of the Credit Agreement for the corresponding period.

Final Version
EXHIBIT L-1
FORM OF LIBOR NOTICE
Wells Fargo Foothill, Inc., as Agent
under the below referenced Credit Agreement
One Boston Place
Boston, Massachusetts 02108
Ladies and Gentlemen:
Reference hereby is made to that certain Credit Agreement, dated as of November 30, 2004 (the “Credit Agreement”), among Altra Industrial Motion, Inc., a Delaware corporation (“Parent”), each of its Subsidiaries signatory thereto (Parent and such Subsidiaries each, a “Borrower” and collectively, “Borrowers”), the lenders signatory thereto (the “Lenders”), and Wells Fargo Foothill, Inc., a California corporation, as the arranger and administrative agent for the Lenders (“Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Credit Agreement.
This LIBOR Notice represents Administrative Borrower’s request to elect the LIBOR Option with respect to [all or a portion of [outstanding Advances] bearing interest at a rate determined by reference to the Base Rate] [the continuation of an outstanding LIBOR Rate Loan] in the amount of $                     (the “LIBOR Rate Advance”)[, and is a written confirmation of the telephonic notice of such election given to Agent].
The LIBOR Rate Advance will have an Interest Period of [1, 2, 3 or 6] month(s) commencing on                     .
This LIBOR Notice further confirms Borrowers’ acceptance, for purposes of determining the rate of interest based on the LIBOR Rate under the Credit Agreement, of the LIBOR Rate as determined pursuant to the Credit Agreement.
Administrative Borrower represents and warrants that (i) as of the date hereof, each representation or warranty contained in or pursuant to any Loan Document is true and correct in all material respects (except to the extent any representation or warranty expressly related to an earlier date) and (ii) no Default or Event of Default has occurred and is continuing on the date hereof, nor will any thereof occur after giving effect to the request above.

Wells Fargo Foothill, Inc., as Agent

Dated:

ALTRA INDUSTRIAL MOTION, INC., a Delaware corporation, as Administrative Borrower

By:

Name:

Title:

Acknowledged by:
WELLS FARGO FOOTHILL, INC.,
a California corporation, as Agent

By:

Name:

Title:

Schedule A-1
Agent’s Account
An account at a bank designated by Agent from time to time as the account into which Administrative Borrower shall make all payments to Agent for the benefit of the Lender Group and into which the Lender Group shall make all payments to Agent under this Agreement and the other Loan Documents; unless and until Agent notifies Administrative Borrower and the Lender Group to the contrary, Agent’s Account shall be that certain deposit account bearing account number 323-266193 and maintained by Agent with JPMorgan Chase Bank, 4 New York Plaza, 15th Floor, New York, New York 10004, ABA #021000021.

SCHEDULE C-1
COMMITMENTS

Name of Lender	Commitment

Wells Fargo Foothill, Inc.	$30,000,000.00

2

SCHEDULE D-1
DESIGNATED ACCOUNT
Account Name: WFBIUS6S
ABA Routing #: 121000248
Bank Name: Wells Fargo Bank, National Association
Bank Account #: 4121073308

3

SCHEDULE P-1
PERMITTED HOLDERS
Genstar Capital, L.P. and its Affiliates.

4

SCHEDULE P-2
PERMITTED LIENS

Original File
Number, Lien
Number, or
Judgment Case
Jurisdiction	Debtor Name	Secured Party	Number and Date	Description

DE-SOS	Boston Gear LLC	J.P. Morgan Leasing Inc.	1125259 7 09/27/2001	Equipment
DE-SOS		Dell Financial Services	2225191 0 09/06/2002	Equipment
DE-SOS		Dell Financial Services	3233068 9 09/09/2003	Equipment
DE-SOS		Dell Financial Services	3243294 9 09/19/2003	Equipment
DE-SOS		Dell Financial Services	4054198 9 02/26/2004	Equipment
DE-SOS		Cisco Systems Capital Corporation	1078983 9 08/07/2001	Equipment
MA-SOS		Dell Financial Services	759100 11/28/2000	Equipment
MA-SOS		Dell Financial Services	763361 12/15/2000	Equipment
MA-SOS		Dell Financial Services	774826 01/30/2001	Equipment
MA-SOS		CIT Communications Finance Corporation	778262 02/09/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200100109030 02/22/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200102209350 05/11/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200102915710 06/05/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200106320150 08/02/2001	Equipment

5

Original File
Number, Lien
Number, or
Judgment Case
Jurisdiction	Debtor Name	Secured Party	Number and Date	Description

MA-SOS		Dell Financial Services, L.P.	2001104475140-08/07/2001	Equipment
MA-SOS		Cisco Systems Capital Corporation	200104484700 08/07/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200105122070 08/31/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200105372600 09/14/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200106879540 11/14/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200106946530 11/16/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200107543260 12/12/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200107903640 12/27/2001	Equipment
MA-SOS		Dell Financial Services, L.P.	200208302270 01/14/2002	Equipment
MA-SOS		Dell Financial Services, L.P.	200208371050 01/17/2002	Equipment
MA-SOS		Dell Financial Services, L.P.	200208446190 01/22/2002	Equipment

CA-LA County	Warner Electric, Inc.	State Tax Lien	96 1358381 08/21/1996	Franchise Tax Lien $194.00
DE-SOS		CISCO Systems Capital Corporation	1019952 6 03/05/2001	Equipment
DE-SOS		Avnet Computer, a division of Avent, Inc.	2000791 8 01/02/2002	Equipment
DE-SOS		Dana Commercial Credit Corporation	2063389 5 02/19/2002	Equipment

6

Original File
Number, Lien
Number, or
Judgment Case
Jurisdiction	Debtor Name	Secured Party	Number and Date	Description

DE-SOS		US Bancorp	2251335 0 09/30/2002	Equipment
DE-SOS		US Bancorp	2299060 8 11/15/2002	Equipment
DE-SOS		CISCO Systems Capital Corporation	2325910 2 12/11/2002	In lieu of filing
DE-SOS		CIT Communications Finance Corporation	3036825 1 03/06/2003	Equipment
DE-SOS		Dell Financial Services	3054953 8 03/06/2003	Equipment
DE-SOS		Dell Financial Services	3089161 7 04/04/2003	Equipment
DE-SOS		CIT Communications Finance Corporation	3093379 9 04/10/2003	Equipment
DE-SOS		CitiCapital Technology Finance, Inc.	3095480 3 04/04/2003	Equipment
DE-SOS		US Bancorp	3286769 8 10/31/2003	Equipment
DE-SOS		CIT Communications Finance Corporation	4068791 5 03/11/2004	Equipment
DE-SOS		Dell Financial Services	4172700 9 06/22/2004	Equipment
DE-SOS		US Bancorp	4213764 6 07/29/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	4152504 FS 01/14/2000	Equipment
IL-SOS		Dell Financial Services, L.P.	4259461 FS 08/28/2000	Equipment
IL-SOS		CISCO Systems Capital Corporation	4347998 FS 03/02/01	Equipment
IL-SOS		Dell Financial Services, L.P.	4368943 FS 04/11/2001	Equipment
IL-SOS		Dana Commercial Credit Corporation	4407565 FS 06/28/2001	Equipment

7

Original File
Number, Lien
Number, or
Judgment Case
Jurisdiction	Debtor Name	Secured Party	Number and Date	Description

IL-SOS		CCA Financial, LLC	4407567 FS 06/28/2001	Equipment
IL-SOS		CCA Financial, LLC	4407568 FS 06/28/2001	Equipment
IL-SOS		Dell Financial Services, L.P.	7402252 FS 08/11/2003	Equipment
IL-SOS		Dell Financial Services, L.P.	7402260 FS 08/11/2003	Equipment
IL-SOS		Dell Financial Services, L.P.	8120528 FS 01/16/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	8171238 FS 01/28/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	8649383 FS 05/06/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	8959072 FS 08/05/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	8959285 FS 08/05/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	9003916 FS 08/20/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	9149503 FS 10/07/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	9160604 FS 10/12/2004	Equipment
IL-SOS		Dell Financial Services, L.P.	9242376 FS 11/05/2004	Equipment
VA-SOS		US Bancorp	021021/7176-7 10/16/??	Equipment

DE-SOS	Kilian Manufacturing Corporation	Toyota Motor Credit Corporation	22071862 8/9/2002	Equipment

8

Original File
Number, Lien
Number, or
Judgment Case
Jurisdiction	Debtor Name	Secured Party	Number and Date	Description

DE-SOS		IOS Capital	42964692 10/15/2004	Equipment
NY-SOS		Pangate Handling Systems of New York, Inc.	[ ] 12/1/97	Equipment
NY-SOS		Pangate Handling Systems of New York, Inc.	069039 4/7/2000	Equipment
	Ameridrives International, L.P.	Bankers Trust Company[1]		Trademarks

[1]
Certain trademarks may be subject to a Security Agreement between Zurn Industries, Inc. and Bankers Trust Company, in favor of Bankers Trust Company, as of January 21, 1997, recorded on February 12, 1997 at Reel/Frame 1555/0945.

9

SCHEDULE P-3
PERMITTED INVESTMENTS
Equity Investments in:
1.	The subsidiaries listed on Schedule 4.7(c).

2.	3091780 Nova Scotia Company

3.	Kilian Canada, ULC

4.	Warner Electric UK Group Ltd. (UK)

5.	Warner Electric UK Holding Ltd.

6.	Wichita Company Ltd. (UK)

7.	Warner Electric (Holding) SAS

8.	Warner Electric Europe SAS

9.	Warner Electric Group GmbH

10.	Warner Electric Verwaltungs GmbH

11.	Stieber GmbH

12.	Warner Electric (Neth) Holding, B.V.

13.	Warner Electric (Singapore) Ltd.

14.	Warner Electric (Taiwan) Ltd.

15.	Warner Electric Australia Pty. Ltd.

16.	Warner Shui Hing Limited

17.	Warner Electric (Thailand) Ltd.
The following intercompany indebtedness:2
1.	Warner Electric International Holding holds a note from Warner Electric Group GmbH with a face amount of $14,586,675.

2.	Warner Electric International Holding holds a note from Warner Electric Group GmbH with a face value of 3,316,544.40 euros.

3.	Warner Electric International Holding holds a note from Warner Electric (Holding) SAS with a face amount of $2,888,283.

4.	Warner Electric International Holding holds a note from Warner Electric (Holding) SAS with a face value of $8,572,691.99.

5.	Warner Electric International Holding is owed approximately $3.3 million from Warner Electric (Holding) SAS.

6.	Warner Electric International Holding holds a note from Warner Electric Group Ltd. With a face amount of $2,254,241.

7.	Ameridrives International LP holds a note from Nuttall Gear LLC with a face amount of $13,251,525.

8.	Ameridrives International LP is owed approximately $1.7 million from Warner Electric LLC.
Joint Ventures:
1.	Warner Electric LLC holds 40% of Elastomeric Actuators Inc.

[2]	Amounts may not reflect interest charges and other borrowings/repayments based on the cash flow of the applicable entities.

10

SCHEDULE R-1
REAL PROPERTY COLLATERAL

Owner	Address	County

Kilian Manufacturing Corporation	1728 Burnet Ave. Syracuse, NY 13206	Onondaga

Ameridrives International, L.P.	1802 Pittsburgh Avenue Erie, PA 16502	Erie

Warner Electric, LLC	23601 Hoover Road Warren, MI 48089	Macomb

Warner Electric, LLC	802 East Short Street Columbia City, IN 46725	Whitley

Warner Electric, LLC	449 Gardner Street South Beloit, IL 61080	Winnebago

Warner Electric, LLC	2800 Fisher Road Wichita Falls, TX 76302	Wichita

11

Final Version
Schedule 1.1
As used in the Agreement, the following terms shall have the following definitions:
“Account” means an account (as that term is defined in the Code).
“Account Debtor” means any Person who is obligated on an Account, chattel paper, or a general intangible.
“ACH Transactions” means any cash management or related services (including the Automated Clearing House processing of electronic fund transfers through the direct Federal Reserve Fedline system) provided by a Bank Product Provider for the account of Borrowers or any of their respective Restricted Subsidiaries.
“Acquisition Documents” means the Stock Purchase Agreement, the LLC Purchase Agreement, the Merger Agreement, and the other documents, instruments and agreements executed and delivered in connection with the Acquisition Transactions, or otherwise relating thereto.
“Acquisition Transactions” means the transactions contemplated by the Stock Purchase Agreement, the LLC Purchase Agreement and the Merger Agreement.
“Administrative Borrower” has the meaning specified therefor in Section 16.9.
“Advances” has the meaning specified therefor in Section 2.1(a).
“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Stock, by contract, or otherwise; provided, however, that, for purposes of the definition of Eligible Accounts and Section 6.13 hereof: (a) any Person which owns directly or indirectly 10% or more of the Stock having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed an Affiliate of such Person, (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person, and (c) each partnership or joint venture in which a Person is a general partner or joint venturer shall be deemed an Affiliate of such Person.
“Agent” has the meaning specified therefor in the preamble to the Agreement.
“Agent-Related Persons” means Agent, together with its Affiliates, officers, directors, employees, attorneys, and agents.
“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1.
“Agent’s Liens” means the Liens granted by Borrowers and their respective Restricted Subsidiaries to Agent under the Loan Documents.
“Agreement” means the Credit Agreement to which this Schedule 1.1 is attached.
“Applicable Prepayment Premium” has the meaning specified therefore in the Fee Letter.

“Asset Sale” means any direct or indirect sale, issuance, conveyance, transfer, lease (other than operating leases entered into in the ordinary course of business, consistent with past practice), assignment or other transfer of:
(a) any Stock of any Borrower or any of its Restricted Subsidiaries; or
(b) any other property or assets of any Borrower or any of its Restricted Subsidiaries other than in the ordinary course of business, consistent with past practice;
provided, that Asset Sales shall not include:
(1) a transaction or series of related transactions for which the applicable Loan Party received aggregate consideration of less than $2,500,000;
(2) any distribution permitted pursuant to Section 6.10 or a transaction included in the definition of Permitted Investment;
(3) the sale of Cash Equivalents;
(4) the creation of a Permitted Lien (but not the sale or other disposition of the property subject to such Lien); and
(5) a transfer from a Loan Party to another Loan Party.
“Assignee” has the meaning specified therefor in Section 13.1(a).
“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1.
“Authorized Person” means any officer or employee of Administrative Borrower.
“Availability” means, as of any date of determination, the amount that Borrowers are entitled to borrow as Advances hereunder (after giving effect to all then outstanding Obligations (other than Bank Product Obligations) and all sublimits and reserves then applicable hereunder).
“Bank Product” means any financial accommodation extended to any Borrower or their respective Restricted Subsidiaries by a Bank Product Provider (other than pursuant to the Loan Documents) including: (a) ACH Transactions, (b) cash management, including controlled disbursement, accounts or services, or (c) transactions under Hedge Agreements.
“Bank Product Agreements” means those agreements entered into from time to time by any Borrower or any of its Restricted Subsidiaries with a Bank Product Provider in connection with the obtaining of any of the Bank Products.
“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by any Borrower or any of its Restricted Subsidiaries to any Bank Product Provider pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that any Borrower or any of its Restricted Subsidiaries are obligated to reimburse to Agent or any member of the Lender Group as a result of Agent or such member of the Lender Group purchasing participations from, or executing indemnities or reimbursement obligations to, a Bank Product Provider with respect to the Bank Products provided by such Bank Product Provider to any Borrower or any of its Restricted Subsidiaries.

2

“Bank Product Provider” means Wells Fargo or any of its Affiliates.
“Bank Product Reserve” means, as of any date of determination, the amount of reserves that Agent has established (based upon the Bank Product Providers’ reasonable determination of the credit exposure of Borrowers and their respective Restricted Subsidiaries in respect of Bank Products) in respect of Bank Products then provided or outstanding.
“Bankruptcy Code” means title 11 of the United States Code, as in effect from time to time.
“Base LIBOR Rate” means the rate per annum, determined by Agent in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/100%), to be the rate at which Dollar deposits (for delivery on the first day of the requested Interest Period) are offered to major banks in the London interbank market 2 Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the LIBOR Rate Loan requested (whether as an initial LIBOR Rate Loan or as a continuation of a LIBOR Rate Loan or as a conversion of a Base Rate Loan to a LIBOR Rate Loan) by Administrative Borrower in accordance with the Agreement, which determination shall be conclusive in the absence of manifest error.
“Base Rate” means, the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.
“Base Rate Loan” means the portion of the Advances that bears interest at a rate determined by reference to the Base Rate.
“Base Rate Margin” means 1.25 percentage points.
“Board of Directors” means the board of directors (or comparable managers or other equivalents) of any Borrower or any of its Restricted Subsidiaries or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers or other equivalents).
“Borrower” and “Borrowers” have the respective meanings specified therefor in the preamble to the Agreement.
“Borrowing” means a borrowing hereunder consisting of Advances made on the same day by the Lenders (or Agent on behalf thereof), or by Swing Lender in the case of a Swing Loan, or by Agent in the case of a Protective Advance, in each case, to Administrative Borrower.
“Borrowing Base” means, as of any date of determination, the result of:
(a) 85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus
(b) the lesser of
(i) $15,000,000 and
(ii) 50% of the net book value of Eligible Inventory, plus
(c) the lesser of
(i) $7,500,000 and
(ii) 20% of the Eligible Real Property and Equipment Book Value, minus

3

(d) the sum of (i) the Bank Product Reserve, and (ii) the aggregate amount of reserves, if any, established by Agent under Section 2.1(b).
“Borrowing Base Certificate” means a certificate in the form of Exhibit B-1.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of New York, except that, if a determination of a Business Day shall relate to a LIBOR Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.
“Capital Expenditures” means, with respect to any Person for any period, the aggregate of all expenditures by such Person and its Subsidiaries during such period that are capital expenditures as determined in accordance with GAAP, whether such expenditures are paid in cash or financed.
“Capitalized Lease Obligation” means that portion of the obligations under a Capital Lease that is required to be capitalized in accordance with GAAP.
“Capital Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Cash Disposition Instruction” has the meaning specified therefor in Section 2.7(b).
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within 1 year from the date of acquisition thereof, (b) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 1 year from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either Standard & Poor’s Rating Group (“S&P”) or Moody’s Investors Service, Inc. (“Moody’s”), (c) commercial paper maturing no more than 270 days from the date of creation thereof and, at the time of acquisition, having a rating of at least A-1 from S&P or at least P-1 from Moody’s, (d) certificates of deposit or bankers’ acceptances maturing within 1 year from the date of acquisition thereof issued by any bank organized under the laws of the United States, any state thereof or the District of Columbia or the United States branch of a foreign bank having at the date of acquisition thereof combined capital and surplus of not less than $250,000,000, (e) Deposit Accounts maintained with (i) any bank that satisfies the criteria described in clause (d) above, or (ii) any other bank organized under the laws of the United States or any state thereof so long as the amount maintained with any such other bank is less than or equal to $100,000 and is insured by the Federal Deposit Insurance Corporation, (f) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition or recognized securities dealer having combined capital and surplus of net less than $250,000,000, provided that such repurchase obligations have a term of not more than seven (7) days and are securities that otherwise satisfy the criteria in clause (a) or (d) above, and (g) Investments in money market funds substantially all of whose assets are invested in the types of assets described in clauses (a) through (f) above.

4

“Cash Management Account” has the meaning specified therefor in Section 2.7(a).
“Cash Management Agreements” means those certain cash management agreements, in form and substance reasonably satisfactory to Agent, each of which is among a Borrower or one of its Restricted Subsidiaries, Agent, and one of the Cash Management Banks.
“Cash Management Bank” has the meaning specified therefor in Section 2.7(a).
“Cash Sweep Instruction” has the meaning specified therefor in Section 2.7(b).
“Change of Control” means that (a) at any time prior to the first occurrence of a Qualified IPO, Permitted Holders cease for any reason to be the beneficial owner (as defined in Sections 13(d) and 14(d) of the Exchange Act), directly or indirectly, of 51% or more of the Stock of Parent having the right to vote for the election of members of the Board of Directors thereof, (b) at any time after the first occurrence of a Qualified IPO, (i) any “person” or “group” (within the meaning of Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Sections 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more than 35% of the Stock of Parent having the right to vote for the election of members of the Board of Directors thereof, and (ii) Permitted Holders cease for any reason to be the beneficial owner (as defined in Sections 13(d) and 14(d) of the Exchange Act), directly or indirectly, of more of the Stock of Parent having the right to vote for the election of members of the Board of Directors thereof than such other “person” or “group,” (c) except for transactions permitted under Section 6.3 or Section 6.4, any Borrower fails to own or control, directly or indirectly, 100% of the Stock of each of its Subsidiaries that are Borrowers or Restricted Subsidiaries (after giving effect to the Acquisition Transactions) having the right to vote for the election of members of the Board of Directors thereof, or (d) a “Change of Control” (or other comparable term) shall occur under any Indenture Document or any document evidencing any Permitted Subordinated Indebtedness of Parent or its Subsidiaries.
“Closing Date” means the date of the making of the initial Advance (or other extension of credit) hereunder or the date on which Agent sends Administrative Borrower a written notice that each of the conditions precedent set forth in Section 3.1 either have been satisfied or have been waived.
“Code” means the New York Uniform Commercial Code, as in effect from time to time.
“Collateral” means all assets and interests in assets and proceeds thereof now owned or hereafter acquired by Borrowers or any of their respective Restricted Subsidiaries in or upon which a Lien is granted under any of the Loan Documents.
“Collateral Access Agreement” means a landlord waiver, bailee letter, or acknowledgement agreement of any lessor, warehouseman, processor, consignee, or other Person in possession of, having a Lien upon, or having rights or interests in Borrower’s or any of their respective Restricted Subsidiaries’ books and records, Equipment or Inventory, in each case, in form and substance reasonably satisfactory to Agent.
“Collections” means all cash, checks, notes, instruments, and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds).

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“Commitment” means, with respect to each Lender, its Commitment, and, with respect to all Lenders, their Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender hereunder, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1.
“Compliance Certificate” means a certificate substantially in the form of Exhibit C-1 delivered by the chief financial officer, controller, treasurer, vice president of finance or another officer performing comparable duties to those typically granted to any of the foregoing of Parent to Agent.
“Consolidated EBITDA” means, with respect to any fiscal period, the sum (without duplication) of:
(a) Consolidated Net Income; and
(b) to the extent Consolidated Net Income has been reduced thereby:
(i) all income taxes paid or accrued in accordance with GAAP for such period;
(ii) Interest Expense and interest attributable to write-offs of deferred financing costs;
(iii) management fees paid pursuant to the Management Agreement;
(iv) non-cash non-recurring charges;
(v) cash non-recurring charges in an aggregate amount not to exceed $1,000,000 in any fiscal year; and
(vi) Consolidated Non-cash Charges less any non-cash items increasing Consolidated Net Income for such period.
all as determined on a consolidated basis in accordance with GAAP.
“Consolidated Net Income” means, for any period, the aggregate net income (or loss) of Parent and its Subsidiaries for such period on a consolidated basis, determined in accordance with GAAP; provided, that there shall be excluded therefrom (to the extent otherwise included therein):
(a) gains from Asset Sales and extraordinary gains, in each case together with any provision for taxes on such gains;
(b) the net income (but not loss) of any Subsidiary of Parent to the extent that the declaration of dividends or similar distributions by that Subsidiary of that income is restricted by contract, operation of law or otherwise;
(c) the net income (but not loss) of any Person, other than a Borrower or a Restricted Subsidiary of any Borrower, except to the extent of cash dividends or distributions paid to any Borrower or any of its Restricted Subsidiaries by such Person;

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(d) any restoration to income of any material contingency reserve, except to the extent that provision for such reserve was made out of Consolidated Net Income accrued at any time following the Closing Date;
(e) income or loss attributable to discontinued operations (including without limitation, operations disposed of during such period whether or not such operations were classified or discontinued);
(f) all gains realized on or because of the purchase or other acquisition by any Borrower, or any of their respective Restricted Subsidiaries of any securities of such Person or any of its Restricted Subsidiaries;
(g) the cumulative effect of a change in accounting principles; and
(h) in the case of a successor to Parent by consolidation or merger or as a transferee of the Parent’s assets, any earnings of the successor corporation prior to such consolidations, merger or transfer of assets.
“Consolidated Non-cash Charges” mean, with respect to any Person, for any period, the aggregate depreciation, amortization and other non-cash items and expenses of such Person and its consolidated Subsidiaries to the extent they reduce Consolidated Net Income of such Person for such period, determined on a consolidated basis in accordance with GAAP (excluding any such charges constituting an extraordinary item or loss or any such charge that requires an accrual of or a reserve for cash charges for any future period).
“Control Agreement” means a control agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by a Borrower or one of their respective Restricted Subsidiaries, Agent, and the applicable securities intermediary (with respect to a Securities Account) or bank (with respect to a Deposit Account).
“Controlled Foreign Corporation” means “controlled foreign corporation” as defined in the IRC.
“Copyright Security Agreement” has the meaning specified therefor in the Security Agreement.
“Daily Balance” means, as of any date of determination and with respect to any Obligation, the amount of such Obligation owed at the end of such day.
“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.
“Defaulting Lender” means any Lender that fails to make any Advance (or other extension of credit) that it is required to make hereunder on the date that it is required to do so hereunder.
“Defaulting Lender Rate” means (a) for the first 3 days from and after the date the relevant payment is due, the Base Rate, and (b) thereafter, the interest rate then applicable to Advances that are Base Rate Loans (inclusive of the Base Rate Margin applicable thereto).
“Deposit Account” means any deposit account (as that term is defined in the Code).

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“Designated Account” means the Deposit Account of Administrative Borrower identified on Schedule D-1.
“Designated Account Bank” has the meaning specified therefor in Schedule D-1.
“Dilution” means, as of any date of determination, a percentage, based upon the experience of the immediately prior 180 consecutive days, that is the result of dividing the Dollar amount of (a) bad debt write-downs, discounts, advertising allowances, credits, or other dilutive items with respect to Borrowers’ Accounts during such period, by (b) Borrowers’ billings with respect to Accounts during such period.
“Dilution Reserve” means, as of any date of determination, an amount sufficient to reduce the advance rate against Eligible Accounts by 1 percentage point for each percentage point by which Dilution is in excess of 5.0%.
“Disposition” has the meaning specified therefor in Section 6.4.
“Dollars” or “$” means United States dollars.
“EBITDA” means, with respect to any fiscal period and any Person, such Person’s and its Subsidiaries’ consolidated net earnings (or loss), minus extraordinary gains and interest income, plus interest expense, income taxes, and depreciation and amortization for such period, in each case, as determined in accordance with GAAP.
“Eligible Accounts” means those Accounts created by a Borrower in the ordinary course of its business, that arise out of its sale of goods or rendition of services, and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit performed by Agent from time to time after the Closing Date; provided, further, however, that Agent shall use commercially reasonable efforts to notify Administrative Borrower at or before the time such eligibility criteria are revised. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits and unapplied cash. Eligible Accounts shall not include the following:
(a) Accounts that the Account Debtor (i) has failed to pay within 90 days (or, with respect to Accounts with selling terms of more than 60 days, 105 days) after the original invoice date, (ii) are more than 60 days after the due date, or (iii) Accounts with selling terms of more than 120 days,
(b) Accounts owed by an Account Debtor (or its Affiliates) where 50% or more of all Accounts owed by that Account Debtor (or its Affiliates) are deemed ineligible under clause (a) above,
(c) Accounts with respect to which the Account Debtor is an Affiliate of any Borrower or an employee or agent of any Borrower or any Affiliate of any Borrower,
(d) Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional,
(e) Accounts that are not payable in Dollars,

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(f) Accounts with respect to which the Account Debtor either (i) does not maintain its chief executive office in the United States, or (ii) is not organized under the laws of the United States or any state thereof, or (iii) is the government of any foreign country or sovereign state, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless (x) the Account is supported by an irrevocable letter of credit reasonably satisfactory to Agent (as to form, substance, and issuer or domestic confirming bank) that has been delivered to Agent and is directly drawable by Agent, or (y) the Account is covered by credit insurance in form, substance, and amount, and by an insurer, reasonably satisfactory to Agent,
(g) Accounts with respect to which the Account Debtor is the United States or any department, agency, or instrumentality of the United States or any state of the United States (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of Agent, with the Assignment of Claims Act, 31 USC § 3727, or any similar state or local law, if applicable),
(h) Accounts with respect to which the Account Debtor claims a credit from any Borrower, has or has asserted a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute,
(i) Accounts with respect to an Account Debtor whose total obligations owing to Borrowers exceed 10% (such percentage, as applied to a particular Account Debtor, being subject to reduction by Agent in its Permitted Discretion if the creditworthiness of such Account Debtor deteriorates) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that as to the following Account Debtors, a percentage limitation of 20% (in lieu of 10%) shall apply for purposes hereof: Motion Industries, Kaman, John Deere, Mitsubishi, W.W. Granger and AIT; provided, further, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit,
(j) Accounts with respect to which the Account Debtor is subject to an Insolvency Proceeding, is not Solvent, or as to which a Borrower has received written notice of an imminent Insolvency Proceeding of such Account Debtor,
(k) Accounts with respect to which the Account Debtor is located in a state or jurisdiction (e.g., New Jersey, Minnesota, and West Virginia) that requires, as a condition to access to the courts of such jurisdiction, that a creditor qualify to transact business, file a business activities report or other report or form, or take one or more other actions, unless the applicable Borrower has so qualified, filed such reports or forms, or taken such actions (and, in each case, paid any required fees or other charges), except to the extent that the applicable Borrower may qualify subsequently as a foreign entity authorized to transact business in such state or jurisdiction and gain access to such courts, without incurring any cost or penalty viewed by Agent, in its Permitted Discretion, to be significant in amount, and such later qualification cures any access to such courts to enforce payment of such Account,
(l) Accounts, the collection of which, Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition,
(m) Accounts that are not subject to a valid and perfected first priority Agent’s Lien,

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(n) Accounts with respect to which (i) the goods giving rise to such Account have not been shipped and billed to the Account Debtor, or (ii) the services giving rise to such Account have not been performed and billed to the Account Debtor, or
(o) Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services.
“Eligible Equipment” means the Equipment of Borrowers located at the locations identified on Schedules 4.5(a) and 4.5(b) hereto, as such schedules may be amended or supplemented from time to time in accordance with the Agreement.
“Eligible Finished Goods Inventory” means Inventory of Borrowers consisting of first quality finished goods held for sale in the ordinary course of Borrowers’ business and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date; provided, further, however, that Agent shall use commercially reasonable efforts to notify Administrative Borrower at or before the time such eligibility criteria are revised. In determining the amount to be so included, Inventory shall be valued at the lower of cost computed on a first-in first-out basis in accordance with GAAP or market value on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Finished Goods Inventory if:
(a) a Borrower does not have good, valid, and marketable title thereto,
(b) it is not located at one of the locations in the continental United States set forth on Schedules 4.5(a) and 4.5(b), as such schedules may be amended from time to time in accordance with the Agreement (or in-transit from one such location to another such location),
(c) it is not subject to a valid and perfected first priority Agent’s Lien,
(d) it consists of goods returned or rejected by a Borrower’s customers, or
(e) it consists of goods that are obsolete or slow moving, work-in-process, raw materials, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.
“Eligible Inventory” means, collectively, Eligible Finished Goods Inventory and Eligible Raw Materials Inventory.
“Eligible Raw Materials Inventory” means Inventory of Borrowers consisting of first quality raw materials to be used in Borrowers’ production process and that is not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may be revised from time to time by Agent in Agent’s Permitted Discretion to address the results of any audit or appraisal performed by Agent from time to time after the Closing Date; provided, further, however, that Agent shall use commercially reasonable efforts to notify Administrative Borrower at or before the time such eligibility criteria are revised. In determining the amount to be so included, Inventory shall be valued at the lower of cost computed on a first-in first-out basis in accordance with GAAP or market value on a basis consistent with Borrowers’ historical accounting practices. An item of Inventory shall not be included in Eligible Raw Materials Inventory if:
(a) a Borrower does not have good, valid, and marketable title thereto,

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(b) it is not located at one of the locations in the continental United States set forth on Schedules 4.5(a) and 4.5(b), as such schedules may be amended or supplemented from time to time in accordance with the Agreement (or in-transit from one such location to another such location),
(c) it is not subject to a valid and perfected first priority Agent’s Lien, or
(d) it consists of goods that are obsolete or slow moving, work-in-process, finished goods, or goods that constitute spare parts, packaging and shipping materials, supplies used or consumed in a Borrower’s business, bill and hold goods, defective goods, “seconds,” or Inventory acquired on consignment.
“Eligible Real Property” means the Real Property Collateral of Borrowers located in the United States; provided, however, that no such Real Property Collateral shall be deemed to be “Eligible Real Property” until all of the following conditions are satisfied with respect thereto: (a) Agent shall have been granted a first priority Mortgage on such Real Property Collateral; (b) Agent shall have received mortgagee title insurance policies (or marked commitments to issue the same) for such Real Property Collateral issued by a title insurance company reasonably satisfactory to Agent in an amount reasonably satisfactory to Agent assuring Agent that the Mortgage on such Real Property Collateral is a valid and enforceable first priority mortgage Lien on such Real Property Collateral free and clear of all defects and encumbrances except Permitted Liens, and such mortgagee title insurance policies (or marked commitments to issue the same) otherwise shall be in form and substance reasonably satisfactory to Agent; (c) Borrowers and their Subsidiaries shall have paid to said title insurance company all expenses and premiums of said title insurance company in connection with the issuance of such mortgagee title insurance policies (or marked commitments to issue the same) and in addition shall, to the extent required, have paid all recording costs, stamp taxes, mortgage taxes, intangibles taxes and other fees and costs (including reasonable attorneys fees and expenses) incurred in connection therewith; and (d) Agent shall have received such other documentation and opinions of counsel, in form and substance reasonably satisfactory to Agent, in connection with the grant of such Mortgage as Agent shall request in its Permitted Discretion, including, without limitation, surveys (or existing surveys and survey affidavits that are (x) sufficient to have the “matters that would be shown on a survey” exception deleted from the mortgagee policy of title insurance and (y) reasonably satisfactory to Agent), financing statements and fixture filings.
“Eligible Real Property and Equipment Book Value” means the net book value of the Eligible Real Property and the Eligible Equipment, such value to be as determined from time to time by a qualified appraisal company selected by Agent, net of all related costs and expenses.
“Eligible Transferee” means (a) a commercial bank organized under the laws of the United States, or any state thereof, and having total assets in excess of $250,000,000, (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development or a political subdivision of any such country and which has total assets in excess of $250,000,000, provided that such bank is acting through a branch or agency located in the United States, (c) a finance company, insurance company, or other financial institution or fund that is engaged in making, purchasing, or otherwise investing in commercial loans in the ordinary course of its business and having (together with its Affiliates) total assets in excess of $250,000,000, (d) any Affiliate (other than individuals) of a Lender, (e) so long as no Event of Default has occurred and is continuing, any other Person approved by Agent and Administrative Borrower (which approval of Administrative Borrower shall not be unreasonably withheld, delayed, or conditioned), and (f) during the continuation of an Event of Default, any other Person approved by Agent.

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“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding or judgment from any Governmental Authority, or any third party alleging violations of Environmental Laws or releases of Hazardous Materials in violation of Environmental Laws from (a) any assets, properties, or businesses of any Borrower, any of their respective Subsidiaries, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any of their respective Subsidiaries, or any of their predecessors in interest.
“Environmental Claim” has the meaning specified therefore in Section 4.14.
“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy or rule of common law now or hereafter in effect and in each case as amended, or any binding judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on any Borrower or any of their respective Subsidiaries, relating to the environment, or the effect of the environment on employee health, in each case as amended from time to time.
“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action.
“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities.
“Equipment” means equipment (as that term is defined in the Code).
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, from time to time, and the regulations promulgated thereunder.
“ERISA Affiliate” means each business or entity which is a member of a “controlled group of corporations”, under “common control” or an “affiliated service group” with any Borrower or any of its Restricted Subsidiaries within the meaning of Section 414(b), (c) or (m) of the IRC, required to be aggregated with any Borrower or any of its Restricted Subsidiaries under Section 414(o) of the IRC, or is under “common control” with any Borrower or any of its Restricted Subsidiaries, within the meaning of Section 4001(a)(14) of ERISA.
“ERISA Event” means (a) a reportable event as defined in Section 4043 of ERISA and the regulations issued under such Section with respect to a Pension Plan, excluding, however, such events as to which the PBGC by regulation has waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event; (b) a withdrawal by any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate from a Pension Plan or the termination of any Pension Plan resulting in liability under Sections 4063 or 4064 of ERISA; (c) the withdrawal of any Borrower, any of their respective Restricted Subsidiaries, or ERISA Affiliate in a complete or partial withdrawal (within the meaning of Section 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by any Borrower, any of their respective Restricted Subsidiaries, or ERISA Affiliate of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA; (d) the filing of a notice of intent to terminate, the treatment of a plan

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amendment as a termination under Section 4041(c) of ERISA, or the treatment of a plan amendment as a termination under Section 4041(e) of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan; (e) the imposition of liability on any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate pursuant to Sections 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (f) the failure by any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate to make any required contribution to a Pension Plan, or the failure to meet the minimum funding standard of Section 412 of the IRC with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the IRC) or the failure to make by its due date a required installment under Section 412(m) of the IRC with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (g) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (h) the imposition of any material liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower, any of their respective Restricted Subsidiaries or any ERISA Affiliate; (i) an application for a funding waiver under Section 303 of ERISA or an extension of any amortization period pursuant to Section 412 of the IRC with respect to any Pension Plan; (j) the occurrence of a non-exempt prohibited transaction under Sections 406 or 407 of ERISA for which any Borrower, or any of their respective Restricted Subsidiaries, may be directly or indirectly liable and which is reasonably expected to result in a material liability to any Borrower or any of its Restricted Subsidiaries; (k) the occurrence of an act or omission which could give rise to the imposition on any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate of material fines, material penalties, material taxes or material related charges under Chapter 43 of the IRC or under Sections 409, 502(c), (i) or (1) or 4071 of ERISA; (l) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Borrower or any of its Restricted Subsidiaries in connection with any such Plan; (m) receipt from the Internal Revenue Service of notice of the failure of any Qualified Plan to qualify under Section 401(a) of the IRC, or the failure of any trust forming part of any Qualified Plan to fail to qualify for exemption from taxation under Section 501(a) of the IRC; or (n) the imposition of any lien on any of the rights, properties or assets of any Borrower, any of their respective Restricted Subsidiaries, or any ERISA Affiliate, in either case pursuant to Section 302(f) of ERISA or Title IV of ERISA or to the penalty or excise tax provisions of the IRC or to Section 401(a)(29) or 412(n) of the IRC.
“Event of Default” has the meaning specified therefor in Section 7.
“Excess Availability” means, as of any date of determination, the amount equal to Availability minus the aggregate amount, if any, of all trade payables of Borrowers and their Restricted Subsidiaries more than sixty (60) days past due (excluding payments which are the subject of a Permitted Protest so long as Agent receives documentation with respect to such Permitted Protest that is reasonably satisfactory to Agent), in each case as determined by Agent in its Permitted Discretion.
“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.
“Fair Market Value” means, with respect to any asset or property, the price which could be negotiated in an arm’s length, free market transaction, for cash, between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value shall be determined by the Board of Directors of a Loan Party acting reasonably and in good faith, and shall be evidenced by a resolution of such Loan Party’s Board of Directors.
“Fee Letter” means that certain fee letter between Borrowers and Agent, in form and substance reasonably satisfactory to Agent.

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“Fixed Charges” means with respect to Parent and its Subsidiaries for any period, the sum, without duplication, of (a) Interest Expense, (b) principal payments required to be paid during such period in respect of Indebtedness, and (c) all federal, state, and local income taxes accrued for such period.
“Fixed Charge Coverage Ratio” means, with respect to Parent and its Subsidiaries for any period, the ratio of (a) Consolidated EBITDA for such period minus Capital Expenditures made (to the extent not already incurred in a prior period) or incurred during such period, to (b) Fixed Charges for such period.
“Foreign Lender” has the meaning specified therefore in Section 15.11(b)(i).
“Funding Date” means the date on which a Borrowing occurs.
“Funding Losses” has the meaning specified therefor in Section 2.13(b)(ii).
“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.
“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.
“Governmental Authority” means any federal, state, local, or other governmental or administrative body, instrumentality, board, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.
“Guarantors” means each Restricted Subsidiary of Parent that is not a Borrower and each other Subsidiary of Parent that executes a joinder to the Guaranty after the Closing Date in accordance with Section 5.16; and “Guarantor” means any one of them.
“Guaranty” means that certain general continuing guaranty executed and delivered by each Guarantor in favor of Agent for the benefit of the Lender Group and the Bank Product Providers, in form and substance satisfactory to Agent.
“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable Environmental Laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity,” (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.
“Hedge Agreement” means any and all agreements, or documents now existing or hereafter entered into by a Borrower or any of their respective Restricted Subsidiaries that provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Borrower’s or any of their respective Restricted Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

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“Holdings” means Altra Holdings, Inc., a Delaware corporation.
“Holdout Lender” has the meaning specified therefor in Section 14.2(a).
“Indebtedness” means (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, (c) all obligations as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Person or its Subsidiaries, irrespective of whether such obligation or liability is assumed (with the amount of such Indebtedness being the lesser of the Indebtedness secured thereby or the book value of the assets constituting security therefor), (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under Hedge Agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.
“Indenture” means the Indenture, dated as of November 30, 2004, by and among Parent, the Subsidiaries of Parent party thereto and Trustee.
“Indenture Documents” means the Indenture and, the Senior Notes, the Collateral Agreements (as defined in the Indenture), and all other documents, instruments and agreements executed or delivered by any of the Parent and its Subsidiaries in connection therewith.
“Indemnified Liabilities” has the meaning specified therefor in Section 10.3.
“Indemnified Person” has the meaning specified therefor in Section 10.3.
“Independent Financial Advisor” means a nationally-recognized accounting, appraisal or investment banking firm: (i) that does not, and whose directors, officers and employees or Affiliates do not, have a direct or indirect financial interest in Parent; and (ii) that, in the judgment of the Board of Directors of Parent, is otherwise independent and qualified to perform the task for which it is to be engaged.
“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief and including the appointment of a trustee, receiver, administrative receiver, administrator or similar officer.
“Intercompany Subordination Agreement” means a subordination agreement executed and delivered by Borrowers, each of their respective Restricted Subsidiaries and Agent, the form and substance of which is reasonably satisfactory to Agent.
“Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof between WFF and Trustee, as amended, modified, supplemented or restated from time to time.
“Interest Expense” means, for any period, the aggregate of the interest expense of Parent and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, and including, without duplication, (a) all amortization or accretion of original issue discount; (b) the interest component of Capitalized Lease Obligations paid, accrued and/or scheduled to be paid or accrued by Parent and its Restricted Subsidiaries during such period; and (c) net cash costs under all Interest Swap Obligations (including amortization of fees).

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“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, 3 or 6 months thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, 3 or 6 months after the date on which the Interest Period began, as applicable, and (e) Borrowers (or Administrative Borrower on behalf thereof) may not elect an Interest Period which will end after the Maturity Date.
“Interest Swap Obligations” means the obligations of any Person pursuant to any arrangement with any other Person, whereby, directly or indirectly, such Person is entitled to receive from time to time periodic payments calculated by applying either a floating or a fixed rate of interest on a stated notional amount in exchange for periodic payments made by such other Person calculated by applying a fixed or a floating rate of interest on the same notional amount and shall include, without limitation, interest rate swaps, caps, floors, collars and similar agreements.
“Inventory” means inventory (as that term is defined in the Code).
“Investment” means, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers, directors, employees and consultants of such Person made in the ordinary course of business, and (b) extensions of trade credit arising in the ordinary course of business consistent with past practice), purchases or other acquisitions of Indebtedness, Stock, or all or substantially all of the assets of such other Person (or of any division or business line of such other Person), and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.
“IRC” means the Internal Revenue Code of 1986, as in effect from time to time, and the regulations promulgated thereunder.
“Issuing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent (not to be unreasonably withheld, conditioned or delayed), agrees, in such Lender’s sole discretion, to become an Issuing Lender for the purpose of issuing L/Cs or L/C Undertakings pursuant to Section 2.12.
“L/C” has the meaning specified therefor in Section 2.12(a).
“L/C Disbursement” means a payment made by the Issuing Lender pursuant to a Letter of Credit.
“L/C Undertaking” has the meaning specified therefor in Section 2.12(a).

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“Lender” and “Lenders” have the respective meanings set forth in the preamble to the Agreement, and shall include any other Person made a party to the Agreement in accordance with the provisions of Section 13.1.
“Lender Group” means, individually and collectively, each of the Lenders (including the Issuing Lender) and Agent.
“Lender Group Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by any Borrower or any of its Restricted Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with any Borrower or any of its Restricted Subsidiaries, including, fees or charges for photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, and UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) costs and expenses incurred by Agent in the disbursement of funds to Borrowers or other members of the Lender Group (by wire transfer or otherwise), (d) charges paid or incurred by Agent resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) audit fees and expenses of Agent related to any inspections or audits to the extent of the fees and charges (and up to the amount of any limitation) contained in the Agreement, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by the Lender Group in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship with any Borrower or any of its Restricted Subsidiaries, (h) Agent’s and each Lender’s reasonable costs and expenses (including attorneys fees) incurred in advising, structuring, drafting, reviewing, administering, syndicating, or amending the Loan Documents, and (i) Agent’s and each Lender’s reasonable costs and expenses (including attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning any Borrower or any of its Restricted Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.
“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.
“Letter of Credit” means an L/C or an L/C Undertaking, as the context requires.
“Letter of Credit Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit.
“LIBOR Deadline” has the meaning specified therefor in Section 2.13(b)(i).
“LIBOR Notice” means a written notice in the form of Exhibit L-1.
“LIBOR Option” has the meaning specified therefor in Section 2.13(a).

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“LIBOR Rate” means, for each Interest Period for each LIBOR Rate Loan, the rate per annum determined by Agent (rounded upwards, if necessary, to the next 1/100%) by dividing (a) the Base LIBOR Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBOR Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.
“LIBOR Rate Loan” means each portion of an Advance that bears interest at a rate determined by reference to the LIBOR Rate.
“LIBOR Rate Margin” means 2.50 percentage points.
“Lien” means, with respect to any asset, any mortgage, lien (statutory or other), charge, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, or other security interest in, on or of such asset to secure or provide for the payment of any obligation of any Person, whether arising by contract, operation of law or otherwise, and also includes reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property.
“LLC Purchase Agreement” means the LLC Purchase Agreement, dated as of October 25, 2004, among Warner Electric Holding Inc., Colfax Corporation and Holdings.
“Loan Account” has the meaning specified therefor in Section 2.10.
“Loan Documents” means the Agreement, the Cash Management Agreements, the Copyright Security Agreement, the Control Agreements, the Fee Letter, the Guaranty, the Intercompany Subordination Agreement, the Intercreditor Agreement, the Letters of Credit, the Mortgages, the Patent Security Agreement, the Security Agreement, the Trademark Security Agreement, the Perfection Certificate, executed by any Loan Party in connection with the Agreement, and any other agreement entered into, now or in the future, by any Loan Party and the Lender Group in connection with the Agreement.
“Loan Parties” means, collectively, Borrowers and Guarantors, and “Loan Party” means any one of them.
“Management Agreement” means that certain Advisor Services Agreement dated as of the Closing Date by and between Parent, Holdings and Genstar Capital L.P.
“Material Adverse Change” means (a) a material adverse change in the business, operations, assets, liabilities or condition (financial or otherwise) of Borrowers and their Restricted Subsidiaries, taken as a whole, (b) a material impairment of a Borrower’s or any of its Restricted Subsidiaries’ ability to perform its obligations under the Loan Documents to which it is a party or of the Lender Group’s ability to enforce the Obligations or realize upon the Collateral, or (c) a material impairment of the enforceability or priority of the Agent’s Liens with respect to the Collateral as a result of an action or failure to act on the part of a Borrower or a Restricted Subsidiary of a Borrower.
“Maturity Date” has the meaning specified therefor in Section 3.3.
“Material Contract” means, with respect to any Person, any contract or agreement, whether entered into as of the Closing Date or after the Closing Date, if the breach of any such contract or agreement or the failure of any such contract or agreement to be in full force and effect could be reasonably expected to result in a Material Adverse Change.
“Maximum Revolver Amount” means $30,000,000.

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“Merger Agreement” means the Certificate of Ownership and Merger dated as of the date hereof, by and between Parent and Power Transmission Holding LLC.
“Moody’s” has the meaning specified therefore in the definition of Cash Equivalents.
“Mortgage Policy” has the meaning specified therefor in Schedule 3.1(v).
“Mortgages” means, individually and collectively, one or more mortgages, deeds of trust, or deeds to secure debt, executed and delivered by any Borrower or any of its Restricted Subsidiaries in favor of Agent, in form and substance reasonably satisfactory to Agent, that encumber the Real Property Collateral.
“Multiemployer Plan” means a “multiemployer plan” (within the meaning of Section 3(37) of ERISA) to which any Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate makes, is making, is obligated, or within the last six years has been obligated, to make contributions.
“Net Cash Proceeds” means (a) with respect to the sale or issuance by any Person of any shares of its Stock, the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of such Person in connection therewith, after deducting therefrom only (i) costs and expenses related thereto incurred by such Person in connection therewith (including, without limitation, legal, accounting and investment banking fees, and underwriting discounts and commissions), (ii) transfer taxes paid by such Person in connection therewith and (iii) net income taxes to be paid in connection therewith (after taking into account any tax credits or deductions and any tax sharing arrangements), and (b) with respect to any sale or disposition by any Person thereof of property or assets, the amount of Collections received (directly or indirectly) from time to time (whether as initial consideration or through the payment of deferred consideration) by or on behalf of such Person in connection therewith after deducting therefrom only (i) the amount of any Indebtedness secured by any Permitted Lien on any asset (other than (A) Indebtedness owing to Agent or any Lender under the Agreement or the other Loan Documents and (B) Indebtedness assumed by the purchaser of such asset) which is required to be, and is, repaid in connection with such disposition, (ii) reasonable expenses related thereto incurred by such Person in connection therewith, and (iii) taxes paid or payable to any taxing authorities by such Person in connection therewith, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate and are properly attributable to such transaction.
“Obligations” means all loans, Advances, debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), contingent reimbursement obligations with respect to outstanding Letters of Credit, premiums, liabilities (including all amounts charged to Borrowers’ Loan Account pursuant hereto), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), charges, costs, Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, covenants, and duties of any kind and description owing by Borrowers to the Lender Group pursuant to or evidenced by the Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Group Expenses that Borrowers are required to pay or reimburse by the Loan Documents, by law, or otherwise. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

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“Originating Lender” has the meaning specified therefor in Section 13.1(e).
“Overadvance” has the meaning specified therefor in Section 2.5.
“Parent” has the meaning specified therefor in the preamble to the Agreement.
“Participant” has the meaning specified therefor in Section 13.1(e).
“Patent Security Agreement” has the meaning specified therefore in the Security Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
“Pension Plan” means an employee pension benefit plan (as defined in Section 3(2) of ERISA) other than a Multiemployer Plan (a) that is or has within the last six years maintained or sponsored by any Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate or to which any Borrower, any of its Restricted Subsidiaries, or any ERISA Affiliate has within the last six years made, or was obligated to make, contributions, and (b) that is or was subject to Section 412 of the IRC, Section 302 of ERISA or Title IV of ERISA.
“Perfection Certificate” means the representations and warranties of officers form submitted by Agent to Administrative Borrower, together with Borrowers’ and Guarantors’ completed responses to the inquiries set forth therein, the form and substance of such responses to be reasonably satisfactory to Agent.
“Permitted Acquired Indebtedness” means Indebtedness of any other Person whose assets or Stock are acquired by Parent or a Restricted Subsidiary in a Permitted Acquisition; provided, that such Indebtedness (a) (i) was existing at the time such Person becomes a Restricted Subsidiary or at the time it merges or consolidates with or into Parent or any Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person or (ii) was incurred by such Person in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary upon the consummation of the acquisition of all or substantially all of the assets or all of the Capital Stock of such Person by Parent or any Restricted Subsidiary, (b) is without recourse to any Loan Party or any of the Restricted Subsidiaries or any of their respective properties and assets, other than the Person or the assets to which such Indebtedness relates, and (c) both immediately prior to and immediately after giving effect to such Indebtedness, Borrowers and their respective Restricted Subsidiaries shall be in pro forma compliance with the covenants set forth in Section 6.16.
“Permitted Acquisition(s)” means any acquisition by Holdings, the Borrowers or any of their Subsidiaries of assets or capital Stock of a Person, provided that each of the following conditions is satisfied:
(a) such assets or capital Stock are related to the business permitted under Section 6.6;
(b) such Person delivers to Agent written confirmation, supported by reasonably detailed calculations, that on a pro forma basis, created by adding the historical combined financial statements of Parent and its Subsidiaries (including the combined financial statements of any other Person or assets that were the subject of a prior Permitted Acquisition during the relevant period) to the historical financial statements of the Person or assets to be acquired (adjusted to eliminate expense items that would not have been incurred and include income items that would have been recognized, in each case, if the combination had been accomplished at the beginning of the relevant period; such eliminations and inclusions to be mutually agreed upon by Borrowers and Agent, such approval not to be unreasonably withheld by Agent), Borrowers and the Restricted Subsidiaries would have been in compliance with their obligations under the Agreement, including without limitation, the financial covenants specified in Section 6.16 for the four (4) quarters immediately prior to the proposed date of consummation of the proposed acquisition and demonstrating that there is no Default or Event of Default after giving effect to such acquisition;

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(c) no Default or Event of Default exists prior to or immediately after giving effect to such acquisition;
(d) Borrowers shall have updated the schedules to each of the other Loan Documents, as applicable; provided, that in no event may any schedule be updated in a manner that would reflect or evidence a Default or Event of Default;
(e) such Person delivers (i) projections for the Person whose Stock or assets are proposed to acquired and (ii) updated pro forma Projections for Parent and its Subsidiaries evidencing compliance on a pro forma basis (in the manner contemplated in clause (b) above) with Section 6.16 for the 12 months following the date of such acquisition (on a quarter-by-quarter basis), in each case in form and content reasonably acceptable to Agent;
(f) each entity formed or acquired shall become a Guarantor pursuant to the Loan Documents and Agent shall receive a first priority Lien in all of its assets or the acquired assets, as the case may be, to the extent required pursuant to Section 5.16;
(g) such acquisition shall be consensual and shall have been approved by the board of directors of the Person whose Stock or assets are proposed to be acquired;
(h) the Person so acquired shall have EBITDA of no less than negative $5,000,000 measured as of the date of such acquisition;
(i) the aggregate purchase price (including assumption of Permitted Acquired Indebtedness) of all such Permitted Acquisitions does not exceed $75,000,000 during the term of the Agreement; and
(j) Borrowers’ Excess Availability will equal at least $5,000,000, in each case both before and immediately after giving effect to any such Permitted Acquisition.
“Permitted Discretion” means a determination made in the exercise of reasonable (from the perspective of a secured asset-based lender) business judgment.
“Permitted Dispositions” means:
(a) Disposition of assets that are substantially worn, damaged, or obsolete in the ordinary course of business,
(b) sales of Inventory in the ordinary course of business including intercompany sales at transfer prices, prescribed by the IRC,
(c) the use or transfer of money or Cash Equivalents,

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(d) the licensing of patents, trademarks, copyrights, and other intellectual property rights in the ordinary course of business,
(e) the transfer of assets from any Loan Party to another Loan Party,
(f) Dispositions permitted by Sections 6.3, 6.10 and 6.12 and Liens permitted by Section 6.2,
(g) leases, subleases, licenses or sublicenses of property in the ordinary course of business and which do not materially interfere with the business of any Borrower or any of the Restricted Subsidiaries,
(h) the transfer of assets (i) among the Borrowers and the Restricted Subsidiaries and (ii) from the Borrowers and the Restricted Subsidiaries to Unrestricted Subsidiaries, provided that any sale, transfer or disposition pursuant to this clause (ii) for a cash price less than the Fair Market Value of such assets shall be deemed to be an Investment subject to Section 6.12;
(i) Disposition of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such Disposition are promptly applied to the purchase price of such replacement property;
(j) Dispositions of accounts receivable that are not Eligible Accounts in connection with the collection or compromise thereof;
(k) subject to Section 5.8 of the Agreement, transfers of property arising directly from condemnation and casualty events;
(l) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Dispositions of assets identified to Agent prior to the Closing Date so long (i) such Disposition is made for a price at least equal to the Fair Market Value of the assets so disposed, (ii) the net cash proceeds of such assets are reinvested in assets useful in the business of Borrowers and the Restricted Subsidiaries (including Permitted Acquisitions) within 360 days of such sale, (iii) Administrative Borrower shall have given Agent at least five (5) days prior written notice of its intent to make a Disposition subject to this clause (l), such notice to describe the assets that Borrowers intend to dispose of, (iv) Administrative Borrower shall have delivered to Agent a pro forma Borrowing Base Certificate reflecting the reduction in the Borrowing Base resulting from such Disposition, and (v) 100% of the net book value of the proceeds from such Dispositions shall be used to pay any outstanding Advances; and
(m) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Dispositions not otherwise permitted in clauses (a) through (l) so long as (i) after giving effect thereto, the Fair Market Value of the assets so disposed would not exceed $25,000,000 in the aggregate during the term of the Agreement, (ii) Administrative Borrower shall have given Agent at least five (5) days prior written notice of its intent to make a Disposition subject to this clause (m), such notice to describe the assets that Borrowers intend to dispose of, (iii) Administrative Borrower shall have delivered to Agent a pro forma Borrowing Base Certificate reflecting the reduction in the Borrowing Base resulting from such Disposition, and (iv) 100% of the net book value of the proceeds from such Dispositions shall be used to pay any outstanding Advances.

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“Permitted Holder” means the Persons identified on Schedule P-1.
“Permitted Investments” means:
(a) Investments in cash and Cash Equivalents,
(b) Investments in negotiable instruments for collection,
(c) advances made in connection with purchases of goods or services in the ordinary course of business,
(d) Investments received in settlement of amounts due to any Borrower or any Restricted Subsidiary effected in the ordinary course of business or owing to any Borrower or any Restricted Subsidiary as a result of Insolvency Proceedings involving an Account Debtor, supplier or in respect of any other Investment or upon the foreclosure or enforcement of any Lien in favor of a Borrower or a Restricted Subsidiary;
(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments by any Loan Party in a newly created Restricted Subsidiary that is or immediately after such Investment will be a Guarantor or any Permitted Acquisition;
(f) Investments among Borrowers and the Restricted Subsidiaries;
(g) Investments in the Senior Notes;
(h) Hedge Agreements entered into in the ordinary course of Loan Parties’ businesses and otherwise permitted under the Agreement;
(i) Investments consisting of consideration received by a Loan Party as a result of a Permitted Disposition;
(j) Investments existing on the Closing Date and disclosed in Schedule P-3 hereto and any modification, replacement, renewal or extension thereof; provided that the amount of the original Investment is not increased by the terms of such Investment and such modification, replacement, renewal or extension is otherwise permitted by Section 6.12;
(k) Investments consisting of Indebtedness, Liens, fundamental changes, Dispositions, Restricted Payments and Capital Expenditures permitted under Sections 6.1, 6.2, 6.3, 6.4, 6.10 and 6.16(b), respectively;
(l) the Acquisition Transactions;
(m) Guarantees by Borrowers or any Restricted Subsidiary of leases (other than Capital Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case entered into in the ordinary course of business;
(n) loans and advances to employees, officers and directors of Holdings or any of its Subsidiaries, in the ordinary course of business, consistent with past practice, for bona fide business purposes and in accordance with applicable laws, in an aggregate amount not to exceed $500,000 at any time outstanding;
(o) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Investments in any Unrestricted Subsidiary by any Loan Party, provided that (i) the aggregate amount of such Investments at any time outstanding does not exceed $20,000,000 (valued at cost at the time of making thereof, which for purposes of Dispositions pursuant to clause (h)(ii) of the definition of Permitted Dispositions shall be deemed to be the amount by which the Fair Market Value exceeds the price received in cash, net of return of return of capital, dividends, principal or similar amounts) and (ii) after giving effect to each such Investment, Borrowers shall have Excess Availability of not less than $5,000,000;

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(p) loans and advances to Holdings in lieu of, and not in excess of, the amount of Restricted Payments to the extent permitted to be made to Parent in accordance with Section 6.10; and
(q) other Investments that (net of any cash repayment of or return on such Investments theretofore received) do not exceed $2,500,000 in any fiscal year so long as (i) no Default or Event of Default has occurred and is continuing or would result therefrom and (ii) after giving effect to each such Investment, Borrowers shall have Excess Availability of not less than $10,000,000.
“Permitted Liens” means:
(a) Liens held by Agent or Lenders to secure the Obligations,
(b) Liens for unpaid taxes, assessments, or other governmental charges or levies that either (i) are not yet delinquent, or (ii) do not constitute an Event of Default and for which the underlying taxes, assessments, charges or levies are the subject of Permitted Protests,
(c) Liens set forth on Schedule P-2,
(d) judgment Liens that do not constitute an Event of Default under Section 7.7 of the Agreement,
(e) the interests of lessors, sublessors or licensors under operating leases,
(f) purchase money Liens or the interests of lessors under Capital Leases to the extent that such Liens or interests secure Permitted Purchase Money Indebtedness and so long as such Lien attaches only to the asset purchased or acquired and the proceeds thereof,
(g) Liens arising by operation of law in favor of warehousemen, landlords, carriers, mechanics, materialmen, laborers, or suppliers or other similar Liens imposed by operation of law or pursuant to customary reservations or retentions of title, incurred in the ordinary course of business and not in connection with the borrowing of money, and which Liens either (i) are for sums not yet delinquent, or (ii) are the subject of Permitted Protests,
(h) Liens on cash, securities or similar instruments deposited (or Liens securing any letter of credit issued in respect of) (i) worker’s compensation, unemployment insurance, and other types of social security, or similar obligations, (ii) the making or entering into of bids, tenders, leases, statutory obligations, contracts and similar obligations incurred in the ordinary course of business and not in connection with the borrowing of money, or (iii) performance, return of money, surety or appeal or similar bonds in connection with obtaining such bonds in the ordinary course of business,
(i) with respect to any Real Property, easements, rights of way, title defects and irregularities, and zoning and other applicable municipal or governmental restrictions that (i) do not materially interfere with or impair the use or operation thereof and (ii) are not Environmental Liens,
(j) Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual, or warranty requirements of any Borrower or any of its Restricted Subsidiaries, including rights of offset and setoff,
(k) Liens securing Hedge Agreements relating to Indebtedness otherwise permitted under the Agreement,

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(l) Liens securing Permitted Acquired Indebtedness, provided that: such Liens do not extend to or cover any property or assets of Borrowers or of any Restricted Subsidiaries other than the property or assets acquired in the Permitted Acquisition pursuant to which such Indebtedness became Permitted Acquired Indebtedness of any Borrower or any of its Restricted Subsidiaries,
(m) Liens securing the Indenture and the Indenture Documents,
(n) Liens securing the reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof to the extent such letters of credit are permitted to be incurred hereunder,
(o) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations solely in respect of bankers’ acceptances issued or created for the account of such Person in the ordinary course of business to facilitate the purchase, shipment or storage of such inventory or other goods,
(p) Liens on property consisting of a definitive agreement to dispose of such property in a Permitted Disposition,
(q) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) relating to pooled deposit or sweep accounts of any Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations, in each case incurred in the ordinary course of business,
(r) leases, subleases, licenses or sublicenses granted by any Borrower or the Restricted Subsidiaries to third parties in the ordinary course of business and not interfering in any material respect with the ordinary course of the business of the Borrower and the Restricted Subsidiaries, and
(s) Liens securing Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien that is a Permitted Lien under clause (a) through (r) of this definition, provided, however, that (x) if there is any Refinancing Indebtedness in respect of the Indebtedness evidenced by the Senior Notes (or any Refinancing Indebtedness in respect thereof), any Lien permitted under this clause (s) shall only be permitted if such Lien is subordinated upon substantially the same terms and conditions as the Intercreditor Agreement, (y) such Liens are no less favorable to the Lender Group than the Liens in respect of the Indebtedness being refinanced, and (z) such Liens do not extend to or cover any property or assets of any Loan Party not securing the Indebtedness so refinanced.
“Permitted Protest” means the right of any Borrower or any of its Restricted Subsidiaries to protest any Lien (other than any Lien that secures the Obligations), taxes (other than payroll taxes or taxes that are the subject of a United States federal tax lien), rental payment, or other obligation, provided that (a) a reserve with respect to such obligation is established on any Borrower’s or any of their respective Restricted Subsidiaries’ books and records in such amount as is required under GAAP, (b) any such protest is instituted promptly and prosecuted diligently by any Borrower or the Restricted Subsidiaries, as applicable, in good faith, and (c) Agent is satisfied that, while any such protest is pending, there will be no impairment of the enforceability or validity of any of the Agent’s Liens.
“Permitted Purchase Money Indebtedness” means, as of any date of determination, Purchase Money Indebtedness in an aggregate principal amount outstanding at any one time not in excess of $5,000,000.

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“Permitted Subordinated Indebtedness” means any unsecured Indebtedness of any Borrowers that (a) is expressly subordinated to the prior payment in full in cash of the Obligations on terms and conditions reasonably satisfactory to Agent, (b) is not scheduled to mature prior to the date that is ninety-one (91) days after the scheduled Maturity Date, and (d) has covenant, default and remedy provisions no more restrictive, or mandatory prepayment, repurchase or redemption provisions no more onerous or expansive in scope than those set forth in the Indenture.
“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.
“Plan” means (a) an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan which is or was within the last six years maintained or sponsored by any Borrower or any of its Restricted Subsidiaries or to which any Borrower or any of its Restricted Subsidiaries has within the last six years made, or was obligated to make, contributions, (b) a Pension Plan, or (c) a Qualified Plan.
“Projections” means Borrowers’ forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent, unless otherwise noted therein, with Parent’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.
“Pro Rata Share” means, as of any date of determination:
(a) with respect to a Lender’s obligation to make Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,
(b) with respect to a Lender’s obligation to participate in Letters of Credit, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the aggregate outstanding principal amount of such Lender’s Advances by (z) the aggregate outstanding principal amount of all Advances,
(c) with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7), the percentage obtained by dividing (i) such Lender’s Commitment, by (ii) the aggregate amount of Commitments of all Lenders; provided, however, that in the event the Commitments have been terminated or reduced to zero, Pro Rata Share under this clause shall be the percentage obtained by dividing (A) the outstanding principal amount of such Lender’s Advances plus such Lender’s ratable portion of the Risk Participation Liability with respect to outstanding Letters of Credit, by (B) the outstanding principal amount of all Advances plus the aggregate amount of the Risk Participation Liability with respect to outstanding Letters of Credit.
“Protective Advances” has the meaning specified therefore in Section 2.3(d)(i).

26

“Purchase Money Indebtedness” means Indebtedness (other than the Obligations, but including Capitalized Lease Obligations), incurred at the time of, or within 180 days after, the acquisition of any fixed assets for the purpose of financing all or any part of the acquisition cost thereof.
“Qualified Cash” means, as of any date of determination, the amount of unrestricted cash and Cash Equivalents of Borrowers and their Restricted Subsidiaries that is in Deposit Accounts or in Securities Accounts, or any combination thereof, and which such Deposit Accounts or Securities Accounts are the subject of Control Agreements and are maintained by branch offices of the banks or securities intermediaries located within the United States.
“Qualified IPO” means an underwritten public offering of common Stock of Parent pursuant to a registration statement filed with the SEC (other than on Form S-8).
“Qualified Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) other than a Multiemployer Plan (a) that is or was within the last six years maintained or sponsored by any Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate or to which any Borrower, any of its Restricted Subsidiaries or any ERISA Affiliate has within the last six years made or was obligated to make, contributions, and (b) that is intended to be tax-qualified under Section 401(a) of the IRC.
“Real Property” means any fee estates in real property now owned or hereafter acquired by any Borrower or any of its Restricted Subsidiaries, together with all buildings, structures and the improvements thereto and all licenses, easements and appurtenances relating thereto, wherever located.
“Real Property Collateral” means the Real Property identified on Schedule R-1 (as such Schedule may be amended or supplemented from time to time) and any Real Property hereafter acquired by any Borrower or any of its Restricted Subsidiaries.
“Record” means information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.
“Refinancing Indebtedness” means any Indebtedness of any Loan Party issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease, repay, prepay, redeem, retire or refund other Indebtedness of Borrower or any of its Restricted Subsidiaries; provided, that, other than with respect to the Obligations:
(a) the principal amount (or accreted value, if applicable) of such Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded (plus all accrued interest on such Indebtedness and the amount of all fees, expenses, premiums and defeasance costs incurred in connection therewith);
(b) such Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded;
(c) if the Indebtedness being extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded is subordinated in right of payment to the Obligations, such Refinancing Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lender Group as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased, repaid, prepaid, redeemed, retired or refunded; and

27

(d) such Indebtedness is recourse solely to the Loan Parties which are obligated on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.
“Register” has the meaning specified therefor in Section 13.1(h).
“Remedial Action” means all actions required by Governmental Authority or Environmental Law taken in response to a violation of Environmental Laws to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials authorized by Environmental Laws.
“Replacement Lender” has the meaning specified therefor in Section 14.2(a).
“Report” has the meaning specified therefor in Section 15.17.
“Required Availability” means that the sum of (a) Excess Availability, plus (b) Qualified Cash exceeds $10,000,000.
“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 50%.
“Reserve Percentage” means, on any day, for any Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of that Lender, but so long as such Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.
“Restricted Payment” has the meaning specified therefor in Section 6.10.
“Restricted Subsidiary” means any Subsidiary of Parent (including any Subsidiary formed or acquired after the Closing Date that is organized under the laws of a jurisdiction of the United States of America or any state, territory or subdivision thereof) other than the Unrestricted Subsidiaries.
“Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Advances, plus (b) the amount of the Letter of Credit Usage.
“Risk Participation Liability” means, as to each Letter of Credit, all reimbursement obligations of Borrowers to the Issuing Lender with respect to an L/C Undertaking, consisting of (a) the amount available to be drawn or which may become available to be drawn, (b) all amounts that have been paid by the Issuing Lender to the Underlying Issuer to the extent not reimbursed by Borrowers, whether by the making of an Advance or otherwise, and (c) all accrued and unpaid interest, fees, and reasonable expenses payable with respect thereto.
“S&P” has the meaning specified therefore in the definition of Cash Equivalents.

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“SEC” means the United States Securities and Exchange Commission and any successor thereto.
“Securities Account” means a “securities account” (as that term is defined in the Code).
“Security Agreement” means a security agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrowers and Guarantors to Agent.
“Senior Notes” means the $165,000,000 aggregate principal amount of 9% Senior Secured Notes due 2011 issued by Parent as described in the Indenture.
“Settlement” has the meaning specified therefor in Section 2.3(e)(i).
“Settlement Date” has the meaning specified therefor in Section 2.3(e)(i).
“Solvent” means, with respect to any Person on a particular date, that, such Person is not insolvent (as such term is defined in the Uniform Fraudulent Transfer Act).
“Stock” means all shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in a Person, whether voting or nonvoting, including common stock, preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).
“Stock Purchase Agreement” means the Stock Purchase Agreement, dated as of September 2, 2004, by and between Timken U.S. Corporation, Kilian Holdings, Inc., The Kilian Company and 3091780 Nova Scotia Company;
“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns more than 50% of the shares of Stock having (without regard to any contingency) ordinary voting power to elect a majority of the board of directors (or appoint other comparable managers) of such corporation, partnership, limited liability company, or other entity.
“Swing Lender” means WFF or any other Lender that, at the request of Administrative Borrower and with the consent of Agent agrees, in such Lender’s sole discretion, to become the Swing Lender under Section 2.3(b).
“Swing Loan” has the meaning specified therefor in Section 2.3(b)(i).
“Taxes” has the meaning specified therefor in Section 15.11.
“Trademark Security Agreement” has the meaning specified therefor in the Security Agreement.
“Trustee” means the Bank of New York, N.A. in its capacity as Trustee and Collateral Agent under the Indenture.
“Trust Funds” has the meaning specified therefor in Section 2.7(e).
“Underlying Issuer” means a third Person which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of the Issuing Lender for the benefit of Borrowers.

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“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.
“United States” means the United States of America.
“Unrestricted Subsidiary” means (a) any Subsidiary of Parent that is organized under the laws of a jurisdiction other than the United States of America or any state, territory or subdivision thereof and (b) any Person whose assets or Stock are acquired by Parent or a Restricted Subsidiary in a Permitted Acquisition if in connection with, or in anticipation or contemplation of, such Person becoming a Subsidiary upon the consummation of such Permitted Acquisition, first priority Liens on such acquired assets or Stock are granted in favor of a Person other than Agent.
“Voidable Transfer” has the meaning specified therefor in Section 16.6.
“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:
(a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by
(b) the then outstanding principal amount of such Indebtedness.
“Wells Fargo” means Wells Fargo Bank, National Association, a national banking association.
“WFF” means Wells Fargo Foothill, Inc., a California corporation.

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SCHEDULE 2.7(a)
CASH MANAGEMENT BANKS
Wells Fargo Bank, National Association
Bank of America
Mellon Bank
Wachovia
La Salle

Final Version
Schedule 3.1
The obligation of each Lender to make its initial extension of credit provided for in the Agreement is subject to the fulfillment, to the reasonable satisfaction of Agent and each Lender (the making of such initial extension of credit by any Lender being conclusively deemed to be its satisfaction or waiver of the following), of each of the following conditions precedent:
(a) the Closing Date shall occur on or before November 30, 2004;
(b) Agent shall have received each of the following documents, in form and substance reasonably satisfactory to Agent, duly executed, and each such document shall be in full force and effect:
(i) a disbursement letter or funds flow statement executed and delivered by Borrowers to Agent regarding the extensions of credit to be made on the Closing Date, the form and substance of which is reasonably satisfactory to Agent,
(ii) the Fee Letter,
(iii) the Guaranty,
(iv) the Intercompany Subordination Agreement,
(v) the Intercreditor Agreement,
(vi) the Patent Security Agreement,
(vii) the Perfection Certificate,
(viii) the Security Agreement, together with all certificates representing the shares of Stock pledged thereunder except as provided in Section 3.6(d), as well as Stock powers with respect thereto endorsed in blank, and
(ix) the Trademark Security Agreement.
(c) Agent and its counsel shall have reviewed the Acquisition Documents and the Indenture Documents, and shall be reasonably satisfied in all respects with the Acquisition Documents and the Indenture Documents;
(d) On the Closing Date, Parent and its Subsidiaries shall have consummated all transactions contemplated by the Indenture Documents and furnished evidence thereof to Agent. Borrowers shall have delivered a certificate (dated as of the Closing Date) of an Authorized Person attaching true and correct copies of the Indenture Documents. Such certificate of the Authorized Person shall certify that the attached documents are true and correct copies of the Indenture Documents and that such documents have been entered into by the Loan Parties in compliance with all applicable laws and all necessary approvals and are in full force and effect;
(e) Agent shall have received a certificate from Parent’s Secretary attesting that there exists no (i) litigation, investigation or proceeding (judicial or administrative) pending or, to Parent’s knowledge, threatened against any Loan Party, or any of their respective Subsidiaries by any Governmental Authority arising out of the transactions contemplated by or effected in connection with the Acquisition Documents or the Indenture Documents, (ii) injunction, writ or restraining order restraining or prohibiting the transactions contemplated by the Acquisition Documents or the Indenture Documents, or (iii) suit, action, investigation, or proceeding (judicial or administrative) pending or, to Parent’s knowledge, threatened against any Loan Party or any of their respective Subsidiaries, which, in the case of clauses (i) and (iii), could reasonably be expected to result in a Material Adverse Change;

(f) All director, stockholder, and material governmental and third party consents and approvals necessary in connection with each aspect of the Acquisition Transactions, and the transactions contemplated by the Indenture Documents shall have been obtained or waived by Agent (without the imposition of any conditions that are not acceptable to Agent) and shall remain in effect; all applicable waiting periods shall have expired without any adverse action being taken by any competent authority; and no law or regulation shall be applicable in the reasonable judgment of Agent that restrains, prevents or imposes material adverse conditions upon any aspect of the Acquisition Transactions or transactions contemplated by the Indenture Documents;
(g) Agent shall have received a certificate from the Secretary of each Borrower (i) attesting to the resolutions of such Borrower’s Board of Directors authorizing (x) its execution, delivery, and performance of this Agreement and the other Loan Documents to which such Borrower is a party, (y) authorizing specific officers of such Borrower to execute the same and (ii) attesting to the incumbency and signatures of such specific officers of such Borrower;
(h) Agent shall have received copies of each Borrower’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Borrower;
(i) Agent shall have received a certificate of status with respect to each Borrower, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Borrower, which certificate shall indicate that such Borrower is in good standing in such jurisdiction (together with a bringdown certificate dated within 1 day of the Closing Date);
(j) Agent shall have received certificates of status with respect to each Borrower, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Borrower) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Borrower is in good standing in such jurisdictions;
(k) Agent shall have received a certificate from the Secretary of each Guarantor (i) attesting to the resolutions of such Guarantor’s Board of Directors authorizing (x) its execution, delivery, and performance of the Loan Documents to which such Guarantor is a party, (y) authorizing specific officers of such Guarantor to execute the same and (ii) attesting to the incumbency and signatures of such specific officers of Guarantor;
(l) Agent shall have received copies of each Guarantor’s Governing Documents, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of such Guarantor;
(m) Agent shall have received a certificate of status with respect to each Guarantor, dated within 30 days of the Closing Date, such certificate to be issued by the appropriate officer of the jurisdiction of organization of such Guarantor, which certificate shall indicate that such Guarantor is in good standing in such jurisdiction (together with a bringdown certificate dated within 1 day of the Closing Date);

(n) Agent shall have received certificates of status with respect to each Guarantor, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Guarantor) in which its failure to be duly qualified or licensed would constitute a Material Adverse Change, which certificates shall indicate that such Guarantor is in good standing in such jurisdictions;
(o) Agent shall have received a certificate of insurance, together with the endorsements thereto, as are required by Section 5.8, the form and substance of which shall be satisfactory to Agent;
(p) Agent shall have received an opinion of Borrowers’ counsel in form and substance reasonably satisfactory to Agent;
(q) Borrowers shall have the Required Availability after giving effect to the initial extensions of credit hereunder and the payment of all fees and expenses required to be paid by Borrowers on the Closing Date under this Agreement or the other Loan Documents;
(r) Agent shall have completed its business, legal and collateral due diligence, the results of which shall be satisfactory to Agent;
(s) Agent shall have received completed reference checks with respect to Borrowers’ senior management, and any required Patriot Act compliance, the results of which are reasonably satisfactory to Agent in its sole discretion;
(t) Agent shall have received a set of Projections for the 3 year period following the Closing Date (on a year by year basis), in form and substance (including as to scope and underlying assumptions) satisfactory to Agent;
(u) Borrowers shall have paid all Lender Group Expenses incurred in connection with the transactions evidenced by this Agreement;
(v) Agent shall have received Uniform Commercial Code, tax lien and litigation searches, the results of which shall be reasonably satisfactory to Agent;
(w) Parent shall have received net cash proceeds in the form of the Senior Notes consisting of cash in an aggregate amount not less than $157,717,000, and Agent shall have received satisfactory evidence thereof;
(x) Parent shall have received net proceeds in cash and stock in an aggregate amount equal to at least $26,300,000 from Permitted Holder, and Agent shall have received evidence, reasonably satisfactory to Agent in all respects, of such equity investment, and as of the Closing Date, Parent shall have aggregate equity and other contributions from Permitted Holder and other investors in an amount equal to at least $49,000,000;
(y) Agent and its counsel shall be satisfied with the corporate structure of Parent and its Subsidiaries following the Acquisition Transactions;
(z) Borrowers and each of their respective Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrowers or their respective Subsidiaries of the Loan Documents and Acquisition Documents or with the consummation of the transactions contemplated thereby that are required by law to be held or received;

(aa) Agent shall have received evidence (reasonably satisfactory to Agent) of the payment of the indebtedness under that certain Credit Agreement dated as of May 30, 2003, by and between CLFX Corporation and Allweiler AG, as Borrowers; Colfax Corporation; Merrill Lynch; Pierce, Fenner & Smith Incorporated, as Sole Bookrunning Lead Arranger and Syndication Agent; Wachovia Bank, National Association, as Documentation Agent; The Bank of Nova Scotia, as Administrative Agent; and the other Lender Parties as such term is defined therein, and termination of any and all security interests related thereto; and
(bb) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

SCHEDULE 4.5(a)
INVENTORY AND EQUIPMENT STORED
WITH BAILEES OR WAREHOUSEMEN
Vendor Name & Address
Southern Cast Products
1010 Wile Rd.
P.O. Box 8644
Meridian, MS 39303-3644
Ferralloy, Inc.
28001 Ranney Parkway
Cleveland, OH 44145
Wuxi Casting Co.
Shixin Rd. No. 70
Jiangsu Prov.
China
EB Industries, Inc.
90 Carolyn Blvd.
Farmingdale, NY 11735
Hardinger Transfer
1314 West 18th Street
Erie, PA 16502
(stores property monthly in 8000 sf warehouse)
Accurate Specialties
N12W24360
Bluemound Road
Waukesha, WI 53188
Babs Foundry
135 East Hodges Street
Norton, MA 02766
Bardane Mfg.
P.O. Box 70
Jermyn, PA 18433
Bokers
3104 Snelling Ave.
Minneapolis, MN 55406
CAPT
1363 Ridgeway St.
Pomona, CA 91768
Creative Automation Systems
80 Moose Loop Rd.
Louisburg, NC 27549
Donsco
124 North Front Street
P.O. Box 2001
Wrightsville, PA 17368

Vendor Name & Address
Enterprise Foundry
P.O. Box 1564 South Ave.
Lewiston, ME 04241
Friends Foundry
416 Pond Street
Woonsocket, RI 02895
General Machine and Foundry
P.O. Box 480
Wilton, NH 03086
General Machine Works
515 Prospect St.
P.O. Box 546
York, PA 17405
Getchell and Sons
P.O. Box 17028
Smithfield, RI 02917
Gupta Permold Corp.
234 Lott Road
Pittsburgh, PA 15235
Hamburg
P.O. Box 147
Hamburg, PA 19526
Insulfab
P.O. Box 4277
Spartanburg, SC 29305
Interstate Gasket
P.O. Box 207
Leicester, MA 01524
Richmond Industries
One Chris Court
Dayton, NJ 08810
RL Hudson
415 Industrial Court
Greer, SC 29651
Spirol International
321 Remington Rd.
Stow, OH 44224
Standard Steel Speciality
P.O. Box 20
Beaver Falls, PA 15010
Symmco
P.O. Box F
101 South Park St.
Sykesville, PA 15865
Unicast Company
241 North Washington St.
Boyertown, PA 19512
Unimacts
203 Tunbridge Road
Baltimore, MD 21212

Vendor Name & Address
Unitex
14780 Bar Harbor Rd.
Bldg A
Fontana, CA 92336
Walker Machine and Foundry
P.O. Box 171
Howard Hall Road
Athens, NY 12015
West Point Foundry
P.O. Box 589
2021 Stateline Rd.
West Point, GA 31833
Elmira Heat Treating Company
407 South Kinyon St.
Elmira, NY 14904
General Heat Treating Company
6770 Benedict Rd.
East Syracuse, NY 13057
Triple Cities Metal Finishing Corporation
349 Industrial Park Dr.
Binghamton, NY 13904
H. M. Quackenbush, Inc.
220 Prospect St.
Herkimer, NY 13350
Surface Finish Technologies, Inc.
215 Judson Street
Elmira, NY 14901
Anoplate Corporation
459 Pulaski St.
Syracuse, NY 13204
AuTech Plastics
31 Allen St.
Auburn, NY 13021
Centennial Plastics Manufacturing LTD
2590 South Sheridan Way
Mississaugo, Ontario
Canada
Mid-States Rubber Products, Inc.
1230 South Race St.
P.O. Box 370
Princeton, IN 47670

Vendor Name & Address
Kulp
30 Stokes Ave.
E. Stroudsburg, PA 18301
Clearfield Machine
520 South Third St.
Clearfield, PA 16830
Fairmount Foundry
P.O. Box 466
Front & Pine Streets
Hamburg, PA 19526
Unicast
241 N. Washington
Boyertown, PA 19512
Crescent Brass
701 Park Ave.
Reading, PA 19611
Buffalo Metal Castings
1875 Elmwood Ave.
Buffalo, NY 14207
Tricast LTD.
2128 Killian Rd.
Akron, OH 44312
Knapp
1207 Sweitzer Ave.
Akron, OH 44301
Domestic
275 North Queen St.
Shippensburg, PA 17257
Liberty
550 So. Liberty Rd.
Delaware, OH 43015
Col-pump
131 East Railroad St.
Columbiana, OH 44408
A J Rose Mfg Company
38000 Chester Road
Avon, OH 44011
Allegheny Plastics Inc.
Building 3, Avenue A
Leetsdale, PA 15056
American Gear Inc.
910 Swanson Drive
P.O. Box 156
Prophetstown, IL 61277
American Sintered Technologies Inc.
513 East Second Street
Emporium, PA 15834

Vendor Name & Address
Ataco Steel Products Corp.
6809 Hwy 60
P.O. Box 466
Cedarburg, WI 53012
Atlantic Precision Spring
P.O. Box 158
100 Ronzo Road
Forestville, CT 06010
Automated Engineering Corp.
2802 Leslie Road
Tampa, FL 33619
Baker Manufacturing Company
133 Enterprise Street
Evansville, WI 53536
Bremen Castings Inc.
P.O. Box 129
500 North Baltimore Street
Bremen, IN 46506
Bremskerl North America
P.O. Box 965
Arlington Heights, IL 60006-0965
Capitol Stampings Corp.
2700 W North Avenue
Milwaukee, WI 53208
Capstan Tennessee Inc.
315 Cardiff Valley Road
Rockwood, TN 37854
Chambers Gasket & Manufacturing Co.
4701 West Rice Street
Chicago, IL 60651-3377
Converse Industries Inc.
5601 95th Avenue
Kenosha, WI 53144
Curto Ligonier Foundries
1215 North 31st Avenue
Melrose Park, IL 60160

Vendor Name & Address
Dekalb Forge Company
East Pleasant St.
P.O. Box 369
Dekalb, IL 60115
Dudek & Bock Spring Mfg Co.
5100 West Roosevelt Road
Chicago, IL 60644
East Star Zhejiang Linhai Dong Xing
Lin Hai City
Zhe Jiang Province
China
317016
Eck Industries Inc.
1602 North 8th Street
P.O. Box 967
Manitowoc, WI 54221
Eckmann Pressed Metal Company
5300 21st Street
P.O. Box 1616
Racine, WI 53401
Eclipse Manufacturing Co.
1828 Oakland Avenue
Sheboygan, WI 53081
Elco Industries, Inc.
US 29 Bypass S
Logansport, IN 46947
Elco Sintered Alloys Company Inc.
Route 948
P.O. Box 183
Kersey, PA 15846
Engineered Assemblies
W137 N5669 Williams Place
Menomonee Falls, WI 53051
Fabex Brake Products
133 Oak Street
West Bend, WI 53095
Feintool Cincinnati Inc.
11280 Cornell Park Drive
Cincinnati, OH 45242

Vendor Name & Address
Fincor Automation
3750 East Market St.
York, PA 17402
Flambeau Micro Company
1655 Corporate Center Dr.
P.O. Box 650
Sun Prairie, WI 53590-0650
Forgings & Stampings Inc.
1025 23rd Avenue
Rockford, IL 61104
Four Star Stamping, Inc.
601 13th Avenue South
Hopkins, MN 55343
GKN Sintered Metals-Zeeland
475 North Centennial
Zeeland, MI 49464
Gord Industrial Plastics, Inc.
1310 E. Sixth Street
Sandwich, IL 60548
Great Lakes Friction Products Inc.
8601 North 43 St.
Milwaukee, WI 53209
Grove Die Casting
1339 Industrial Park Dr.
Union Grove, WI 53182
Hampshire Specialty Products
365 Keyes Avenue
Hampshire, IL 60140
Harris
5500 Bill Harris Rd.
(P.O. Box 4199)
Longview, TX 75606-2084
Herker Industries
N57 W13760 Carmen Avenue
Menomonee Falls, WI 53051
Illinois Broaching Company
4210 N. Grace
Schiller Park, IL 60176

Vendor Name & Address
Illinois Forge Inc.
2900 East Rock Falls Road
Rock Falls, IL 61071
Induction Heat Treating Corp.
775 Tek Drive
Crystal Lake, IL 60014
Jef-Scot Metal
926 North Lake Street
Boyne City, MI 49712
Kapco Inc.
1046 Hickory Street
Grafton, WI 53024-0228
Kirsh Foundry Inc.
125 Rowell St.
Beaver Dam, WI 53916-2347
Kruger
1233 36th Street
Wichita Falls, TX 76302
Legacy Plastics
5040 27th Avenue
Rockford, IL 61109
Line Group Inc.
539 West Algonquin Road
Arlington Heights, IL 60005
Luitink Manufacturing
W140 N8700 Lilly Road
P.O. Box 366
Menomonee Falls, WI 53051
Manitowoc Foundry
2701 Division Street
(P.O. Box 548)
Manitowoc, WI 54221-0548
Maron Products Inc.
1301 Industrial Drive
Mishawaka, IN 46544
Matthew-Warren Incorporated
P.O. Box 7008
500 E. Ottawa Street
Logansport, IN 46947-7008

Vendor Name & Address
McKinley Iron
P.O. Box 790
Fort Worth, TX 76101-0790
Michigan Precision Industries Inc.
One Grand Avenue
Deerfield, WI 53531
Mid West Spring Muskegon Plant
1935 E Laketon Ave.
Muskegon, MI 49442
Mid-City Foundry
1521 West Bruce Street
(P.O. Box 04696)
Milwaukee, WI 53204-0696
Millin Group
18015 St James Road
Brookfield, WI 53045
Milwaukee Forge
1532 East Oklahoma Avenue
Milwaukee, WI 53207-2433
Missouri Pressed Metals Inc.
1200 E Boonville Rd
P.O. Box 1544
Sedalia, MO 65302-1544
Morgan Advanced Ceramics
26 Madison Road
Fairfield, NJ 07004
Morrow Foundry
1115 West 12th Street
Coffeyville, KS 67337
N E W Industries
36 West Yew Street
Sturgeon Bay, WI 54235
New Hampshire Industries
68 Etna Road
Lebanon, NH 03766
Non-Metallic Components
650 Northern Court
Poynette, WI 53955

Vendor Name & Address
Nyloncraft Inc.
616 W Mc Kinley Hwy
Mishawaka, IN 46545
Ogallala Electronics
601 West 1st Street
P.O. Box 59
Ogallala, NE 69153
Oil City
909 S. 12th Street
(P.O. Drawer 1560)
Corsicana, TX 75151-1560
Olson Pattern & Foundry Works
2135 15th Street
P.O. Box 6106
Rockford, IL 61125
Phoenix Casting
906 Juniata Ave.
(P.O. Box 308)
Juniata, NE 68955
Portland Forge
250 E Lafayette
P.O. Box 905
Portland, IN 47371-0905
Premier Tooling & Mfg.
8853 Kapp Drive
Peosta, IA 52068-9447
Production Stamping Corp.
301 E Vienna Avenue
Milwaukee, WI 53212
Putnam Precision Molding Inc.
11 Danco Road
Putnam, CT 06260
Quad City Die Casting Co.
3800 River Dr.
Moline, IL 61265
Qualified Products LLC
5801 W Franklin Dr.
Franklin, WI 53132

Vendor Name & Address
Quality Spring Products
355 Jay Street
Coldwater, MI 49036
Racine Steel Castings Company
BR Holdings Ltd.
1442 N. Memorial Drive
Racine, WI 53404
Reliance Tool
617 N State Street
Elgin, IL 60123
Resinoid Engineering Corp.
251 O’Neill Drive
Hebron, OH 43025
Richland Foundry
1000 Foundry Drive
(P.O. Box 609)
Richland Center, WI 53581
Rockford Products Corporation
707 Harrison Avenue
Rockford, IL 61104-7162
Roloff Manufacturing
400 Gertrude Street
(P.O. Box 7002)
Kaukauna, WI 54130-7002
Scan-Pac Mfg. Company
N 84 W 13510 Leon Road
Menomonee Falls, WI 53051
Scot Forge Co.
Box 88085
Milwaukee, WI 53288-0085
Shima American Corporation
222 Spring Lake Drive
Itasca, IL 60143
Sinteris, Inc.
325 Chatham Street North
P.O. Box 280
Blenheim, Ontario Noplao
Ontario, Canada

Vendor Name & Address
SM & F Foundry
P.O. Box 4080
South Bend, IN 46634
Southern Cast Products Inc.
1010 Wile Road
P.O. Box 3644
Meridian, MS 39303
St Charles Stamping Co.
318 North 4th Street
P.O. Box 869
St Charles, IL 60174
State Line Foundries
Hwy 251, North
P.O. Box 530
Roscoe, IL 61073
State Line Foundry
Highway 251 North
Roscoe, IL 61073
Stecker Machine
5107 County Road C
Manitowoc, WI 54220
Stone Container Corporation
2350 Springbrook Ct.
Beloit, WI 53511
Supreme Casting
7901 North 73rd Street
Milwaukee, WI 53223
Texas Aluminum
204 Penland Street
(P.O. Box 1409)
Fort Worth, TX 76101
Thermoset
6411 W Mequon Rd.
Mequon, WI 53092
Torrance Casting
3131 Commerce Street
La Crosse, WI 54603

Vendor Name & Address
Vermilion
100 N. 6th Avenue
(P.O. Box 27)
Hoopeston, IL 60942
Viking Forge
4500 Crane Center Drive
Streetsboro, OH 44241-5080
Westwood Aluminum
1242 Lincoln Ave.
Waukesha, WI 53186
Whittet-Higgins Company
33 Higginson Avenue
Central Falls, RI 02863
Winnebago Foundry Inc.
132 Blackhawk Blvd.
So Beloit, IL 61080
Wisconsin Metal Products Company
1807 Dekoven Avenue
P.O. Box 335
Racine, WI 53401-0335
Worthington Steel Company
100 Worthington Drive
Porter, IN 46304
All Power
3146 Market Street
Green Bay, WI 54304
Meurer Company
7402 West Becher Street
Milwaukee, WI 53219
JT Chapman
3251 Royalty Row
Irving, TX 75062
Baldor Mtrs & Drives
900 Sq. Zero
Fort Smith, AR 72908

SCHEDULE 4.5(b)
LOCATIONS OF INVENTORY AND EQUIPMENT
16319 Arthur St.
Cerritos, CA 90703
Suite 330
485 South Frontage Road
Burr Ridge, IL 60527
449 Gardner Street
South Beloit, IL 61080
960 Gardner St.
South Beloit, IL 61080
802 E. Short Street
Columbia City, IN 46725
722 E. Swihart Street
Columbia City, IN 46725
14 Hayward Street
Quincy, MA 02171
23601 Hoover Road
Warren, MI 48089-3994
701 Carrier Drive
Charlotte, NC 28216
1728 Burnet Ave.
Syracuse, NY 13206
2221 Niagara Falls Boulevard
Niagara Falls, NY 14304
1802 Pittsburgh Avenue
Erie, PA 16502
2800 Fisher Road
Wichita Falls, TX 76302
1703 Pearl Street
Waukesha, WI 53186

SCHEDULE 4.7(a)
STATES OF ORGANIZATION

Entity	Jurisdiction of Organization
Altra Industrial Motion, Inc.	Delaware
American Enterprises MPT Corp.	Delaware
American Enterprises MPT Holdings, L.P.	Delaware
Ameridrives International, L.P.	Delaware
Boston Gear LLC	Delaware
Formsprag LLC	Delaware
Kilian Manufacturing Corporation	Delaware
Nuttall Gear LLC	Delaware
Warner Electric LLC	Delaware
Warner Electric International Holding, Inc.	Delaware
Warner Electric Technology LLC	Delaware
The Kilian Company	Delaware

SCHEDULE 4.7(b)
CHIEF EXECUTIVE OFFICES

Entity	Chief Executive Office
Altra Industrial Motion, Inc.	14 Hayward Street Quincy, MA 02171
American Enterprises MPT Corp.	14 Hayward Street Quincy, MA 02171
American Enterprises MPT Holdings, L.P.	14 Hayward Street Quincy, MA 02171
Ameridrives International, L.P.	14 Hayward Street Quincy, MA 02171
Boston Gear LLC	14 Hayward Street Quincy, MA 02171
Formsprag LLC	14 Hayward Street Quincy, MA 02171
Kilian Manufacturing Corporation	14 Hayward Street Quincy, MA 02171
Nuttall Gear LLC	14 Hayward Street Quincy, MA 02171
Warner Electric LLC	14 Hayward Street Quincy, MA 02171
Warner Electric International Holding, Inc.	14 Hayward Street Quincy, MA 02171
Warner Electric Technology LLC	14 Hayward Street Quincy, MA 02171
The Kilian Company	14 Hayward Street Quincy, MA 02171

SCHEDULE 4.7(c)
ORGANIZATION IDENTIFICATION NUMBERS

Entity	Organizational Identification Numbers
Altra Industrial Motion, Inc.	3878606
American Enterprises MPT Corp.	2673186
American Enterprises MPT Holdings, L.P.	2686543
Ameridrives International, L.P.	2673483
Boston Gear LLC	3822981
Formsprag LLC	3534967
Kilian Manufacturing Corporation	0817664
Nuttall Gear LLC	2765519
Warner Electric LLC	3142038
Warner Electric International Holding, Inc.	3142042
Warner Electric Technology LLC	3142046
The Kilian Company	3843712

SCHEDULE 4.7(d)
COMMERCIAL TORT CLAIMS
None.

SCHEDULE 4.8(b)
CAPITALIZATION OF BORROWERS

Entity	Class	Authorized	Issued and Outstanding
Altra Industrial Motion, Inc.	Common	1,000	1,000
		par $0.001	par $0.001
American Enterprises MPT Corp.	Common	200,100,000	200,002,000 common
		par $0.001

	Preferred	400,000
		par $0.001
American Enterprises MPT Holdings, L.P.	59.4% - LP Interest	N/A	N/A
	40.6% - GP Interest
Ameridrives International, L.P.	99% - LP Interest	N/A	N/A
	1% - GP Interest
Boston Gear LLC	One undivided member	One undivided	One undivided member
	interest	member interest	interest
Formsprag LLC	member interest	961,429 Units	961,429 Units
Kilian Manufacturing Corporation	Common	100	10
		without par value
Nuttall Gear LLC	One undivided member	One undivided member	One undivided member
	interest	interest	interest
The Kilian Company	Common	125,000	8,767
		Par $0.00001	common

	Series A Preferred Stock	100,000	87,656
		Par $0.00001	Series A Preferred Stock

Entity	Class	Authorized	Equity
Warner Electric LLC	One undivided member	One undivided	One undivided
	interest	member interest	member interest
Warner Electric International Holding, Inc.	Common	1,000	1,000
par $1.00
Warner Electric Technology LLC	One undivided member	One undivided	One undivided
	interest	member interest	member interest

SCHEDULE 4.8(c)
CAPITALIZATION OF BORROWERS’ RESTRICTED SUBSIDIARIES

		Number of		Percentage
Owner	Restricted Subsidiary	Shares/Units	Class of Interests	Owned
Altra Industrial Motion, Inc. (as successor to Power Transmission Holding LLC)	American Enterprises MPT Corp.	200,002,000	common	100%
Altra Industrial Motion, Inc. (as successor to Power Transmission Holding LLC)	Boston Gear LLC	N/A	member interest	100%
Altra Industrial Motion, Inc.	The Kilian Company	8,767 87,656	common Series A Preferred Stock	100%
Altra Industrial Motion, Inc. (as successor to Power Transmission Holding LLC)	Warner Electric LLC	N/A	member interest	100%
Altra Industrial Motion, Inc. (as successor to Power Transmission Holding LLC)	Warner Electric International Holding, Inc.	1,000	common	100%
Altra Industrial Motion, Inc. (as successor to Power Transmission Holding LLC)	Warner Electric Technology LLC	N/A	member interest	100%
Altra Industrial Motion, Inc. (as successor to Power Transmission Holding LLC)	American Enterprises MPT Holdings, L.P.	N/A	general and limited partnership interests	40.6% (including 1% general partnership interest)

Owner	Restricted Subsidiary	Number of Shares/Units	Class of Interests	Percentage Owned
American Enterprises MPT Holdings, L.P.	Ameridrives International, L.P.	N/A	limited partnership interest	99%
American Enterprises MPT Corp.	American Enterprises MPT Holdings, L.P.	N/A	limited partnership interest	59.4%
American Enterprises MPT Corp.	Ameridrives International, L.P.	N/A	general partnership interest	1%
American Enterprises MPT Corp.	Nuttall Gear LLC	N/A	member interest	100%
Ameridrives International, L.P.	Formsprag LLC	258,429	member interest	30%
The Kilian Company	Kilian Manufacturing Corporation	10	common	100%
Warner Electric LLC	Formsprag LLC	603,000	member interest	70%

SCHEDULE 4.10
LITIGATION
None.

SCHEDULE 4.13(a)
PENSION PLANS
•	Kilian Manufacturing Corporation Salary Savings Retirement Plan.

•
Pursuant to the LLC Purchase Agreement dated October 25, 2004 by and among Warner Electric Holdings, Inc. (“Seller”), Colfax Corporation (Parent of the Seller) and CPT Acquisition Corp. (“Buyer”), Buyer will establish a defined benefit plan for the benefit of continuing employees as of the Closing Date. Buyer will accept a transfer of assets and liabilities from the Colfax plans with respect to such continuing employees. Unfunded Benefit Liabilities with respect to such continuing employees has been estimated to be approximately $19.1 million. Based on the asset allocation methodology required under IRC 414(l) and the funded level of the Colfax Plans, the new defined benefit plan will receive a transfer of assets of not more than $4.7 million. Thus the new defined benefit plan will be less than 90% funded and will require deficit reduction quarterly contributions. Annual contributions for the new defined benefit plan have been estimated to be $6.6 million in 2005 declining to $2 million in 2009.

•
Pursuant to the LLC Purchase Agreement dated October 25, 2004 by and among Warner Electric Holdings, Inc. (“Seller”), Colfax Corporation (Parent of the Seller) and CPT Acquisition Corp. (“Buyer”), Buyer will establish a defined contribution plan for the benefit of continuing employees as of the Closing Date. Buyer’ defined contribution plan will accept direct rollovers from the Colfax defined contribution plan with respect to such continuing employees.

•
Pursuant to the LLC Purchase Agreement dated October 25, 2004 by and among Warner Electric Holdings, Inc. (“Seller”), Colfax Corporation (Parent of the Seller) and CPT Acquisition Corp. (“Buyer”), Buyer will assume or continue retirement benefits for certain non-U.S. employees. The benefit liabilities for non-U.S. defined benefit plans is estimated to be $3 million; there are no assets associated with these plans.

SCHEDULE 4.14
ENVIRONMENTAL MATTERS
1. Any finding or condition disclosed in the following environmental reports:
•	URS Corporation, Phase I Environmental Site Assessment, Warner Electric, a Division of Colfax Power Transmission Group, 449 Gardner Street, South Beloit, IL, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Warner Electric, a Division of Colfax Power Transmission Group, 960 Gardner Street, South Beloit, IL, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Boston Gear, a Division of Colfax Power Transmission Group, 16319 Arthur Street, Cerritos, CA, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Nuttall Gear Company, a Division of the Colfax Power Transmission Group, 2221 Niagara Falls Boulevard, Niagara Falls, NY, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Stieber GmbH, a Division of Colfax Power Transmission Group, Dieselstrasse 14, 85748 Garching, Germany, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Ameridrives Couplings, a Division of Ameridrives International, LP, 1802 Pittsburgh Avenue, Erie, PA, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Warner Electric Europe, a Division of Colfax, Route De Spay, 72700 Allonnes, France, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Warner Electric (Wichita Clutch), a Division of Colfax Corporation, 2800 Fisher Road, Wichita Falls, TX, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Warner Electric, a Division of Colfax Equipment Company, 802 East Short Street, Columbia City, IN, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Warner & Tourco, a Division of Colfax, ZI Saint Barthelemy D’Anjou, Rue De Champfleur, Saint Barthelemy D’Anjou, France, November 11, 2004

•
URS Corporation, Phase I Environmental Site Assessment, Shui Hing Manufacturing Factory, a Division of Warner Shui Hing Limited, Songshan Industrial Zone, Bogang Village, Bao An District, Shenzhen City, Guangdong Province, China, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Stieber GmbH, a Division of Colfax Corporation, Hatschekstrasse 36, 69126, Heidelberg, Germany, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Boston Gear, a Division of Colfax Power Transmission Group, 14 Hayward Street, Quincy, MA, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Boston Gear, a Division of Colfax Corporation, 701 Interstate 85 North (Carrier Drive), Charlotte, NC, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Wichita Clutch, 325 Ampthill Road, Bedford, United Kingdom, November 11, 2004

•	URS Corporation, Phase I Environmental Site Assessment, Formsprag Clutch, a Division of Colfax Power Transmission Group, 23601 Hoover Road, Warren, MI, November 11, 2004
2. The Company formerly owned a site in Roscoe, IL, which is known to have contamination associated with the release of chlorinated solvents. Dana Corporation, which formerly owned the Roscoe facility, is responsible for remediating the contamination in the area of the former plant. It is our understanding that the remediation is being done pursuant to an order. The Company’s former parent, i.e., the seller, has agreed to retain any liability the Company might incur due to its former ownership of the Roscoe site. Note, the contamination did not occur while the Company owned or operated the site.
3. As with most manufacturers, the Company and its Subsidiaries generates hazardous wastes, which are transported off site for treatment or disposal. A party that arranges for the disposal or treatment of hazardous wastes may be liable for the cost of remediating if the disposal or treatment site becomes contaminated.

SCHEDULE 4.17
DEPOSIT ACCOUNTS AND SECURITIES ACCOUNTS

Borrower/Restricted Subsidiary	Bank Name	Account Number

Ameridrives International L.P.	Bank of America	3750781472
Ameridrives International L.P.	Bank of America	3299912446
Ameridrives International L.P.	Bank of America	3299916280
Ameridrives International L.P.	Bank of America	3299976664
Ameridrives International L.P.	Bank of America	8188010323
Ameridrives International L.P.	Bank of America	8188511820
Ameridrives International L.P.	Bank of America	3750782028
Ameridrives International L.P.	PNC Bank	20-55-002-0367500
Ameridrives International L.P.	National City Bank of PA	967206455
Ameridrives International L.P.	Bank One, NA	121000000020678425
Formsprag LLC	Bank of America	3299980427
Formsprag LLC	National City Bank	628613937
Formsprag LLC	National City Bank	981674298
Nuttall Gear LLC	Bank of America	3299961724
Nuttall Gear LLC	Bank of America	8188810324
Warner Electric LLC	Bank of America	3751467863
Warner Electric LLC	Bank of America	3299781262
Warner Electric LLC	Bank of America	3299980351
Warner Electric LLC	Fort Financial Credit Union	42339
Warner Electric LLC	Bank of America - Toronto	44571230
Warner Electric LLC	Bank of America	3299980369
Warner Electric LLC	Lake City Bank	030643
Warner Electric LLC	Bank of America	3299980401
Warner Electric LLC	Bank of America	3299980419
Warner Electric LLC	Bank of America	3299980435
Warner Electric LLC	Bank One	1559038086
Kilian Manufacturing Corporation	Wachovia	2018640831218
Kilian Manufacturing Corporation	La Salle	5590078613
Kilian Manufacturing Corporation	La Salle	5800441874
Altra Industrial Motion, Inc.	Wells Fargo Bank	4121073308

SCHEDULE 4.19
PERMITTED INDEBTEDNESS
Capital Leases with the following (as of October 1, 2004, capital leases totaled approximately $1,631,000):

Debtor Name	Secured Party

Boston Gear LLC	J.P. Morgan Leasing Inc.
Dell Financial Services
CIT Communications Finance Corporation
Dell Financial Services, L.P.
Cisco Systems Capital Corporation
Siebel Systems Incorporated

Warner Electric, Inc.	CISCO Systems Capital Corporation
Avnet Computer, a division of Avent, Inc.
Dana Commercial Credit Corporation
US Bancorp
CIT Communications Finance Corporation
Dell Financial Services
CitiCapital Technology Finance, Inc.
Dell Financial Services, L.P.
Dana Commercial Credit Corporation
CCA Financial, LLC
Avaya Financial Services
GE Capital

The following intercompany debt:3
1.	Nuttall Gear LLC has issued a note to Ameridrives International, L.P. with a face value of $13,251,525.
2.	Warner Electric LLC debt owed to Ameridrives International, L.P. for approximately $1.7 million.

[3]	Amounts may not reflect interest charges and other borrowings/repayments based on the cash flow of the applicable entities.

Final Version
Schedule 5.2
Provide Agent (and if so requested by Agent, with copies for each Lender) with each of the documents set forth below at the following times in form satisfactory to Agent:
Monthly (provided, however, that if Excess Availability of Borrowers is less than $10,000,000, then weekly)
(a) an Account roll-forward with supporting details supplied from sales journals, collection journals, credit registers and any other records, and
(b) Inventory system/perpetual reports specifying the cost and the wholesale market value of Borrowers’ and their Subsidiaries’ Inventory, by category, with additional detail showing additions to and deletions therefrom (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting).
Monthly (not later than (a) during the period from the Closing Date until the date that is 90 days after the Closing Date, the 20th day of each month; and (b) thereafter, the 15th day of each month)
(c) a Borrowing Base Certificate,
(d) a detailed aging, by total, of Borrowers’ Accounts, together with a reconciliation and supporting documentation for any reconciling items noted (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(e) a detailed calculation of those Accounts that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(f) a detailed Inventory system/perpetual report together with a reconciliation to Borrowers’ general ledger accounts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting),
(g) a detailed calculation of Inventory categories that are not eligible for the Borrowing Base, if Borrowers have not implemented electronic reporting,
(h) a summary aging, by vendor, of Borrowers’ and their respective Restricted Subsidiaries’ accounts payable and any book overdrafts (delivered electronically in an acceptable format, if Borrowers have implemented electronic reporting) and an aging, by vendor, of any held checks,
(i) a detailed report regarding Borrowers’ and their respective Restricted Subsidiaries’ cash and Cash Equivalents, including an indication of which amounts constitute Qualified Cash,
(j) a monthly Account roll-forward, in a format acceptable to Agent in its discretion, tied to the beginning and ending account receivable balances of Borrowers’ general ledgers,
(k) proof of payment of Borrowers’ and their respective Restricted Subsidiaries’ applicable taxes, and
(l) a detailed summary of Loan Parties’ fixed assets reflecting the book value of Loan Parties’ Real Property and Equipment.

Monthly (no later than the 30th day of each month)
(m) a reconciliation of Accounts, trade accounts payable, and Inventory of Borrowers’ and their respective Restricted Subsidiaries’ general ledger accounts to their monthly financial statements including any book reserves related to each category.
Quarterly
(n) a report regarding Borrowers’ and their respective Restricted Subsidiaries’ accrued, but unpaid, ad valorem taxes.
Annually
(o) a detailed list of Borrowers’ and their respective Restricted Subsidiaries’ customers, with address and contact information.
Promptly, and in any event within 5 days after occurrence thereof
(p) if (i) any Borrower consigns any Inventory or sells any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale, (ii) such Inventory is included in the Borrowing Base immediately prior to the time of such consignment or sale, and (iii) the aggregate amount of such Inventory satisfying clauses (i) and (ii) above, after giving effect to any such consignment or sale, exceeds $100,000, then Administrative Borrower shall deliver notice thereof to Agent describing the Inventory so consigned or sold and shall deliver to Agent a pro forma Borrowing Base Certificate reflecting the reduction in the Borrowing Base resulting from such consignment or sale (unless Agent determines, in its Permitted Discretion, that such Inventory shall remain in the Borrowing Base), and
(q) if (i) any Borrower or Restricted Subsidiary stores any Inventory or Equipment with a bailee, warehouseman or similar party, (ii) such Inventory or Equipment is included in the Borrowing Base immediately prior to the time of such storage with a bailee, warehouseman or similar party, and (iii) the aggregate amount of such Inventory and/or Equipment satisfying clauses (i) and (ii) above, after giving effect to any such storage with a bailee, warehouseman or similar party, exceeds $100,000, then Administrative Borrower shall deliver notice thereof to Agent describing the Inventory or Equipment so stored with a bailee, warehouseman or similar party and shall deliver to Agent a pro forma Borrowing Base Certificate reflecting the reduction in the Borrowing Base resulting from such storage with a bailee, warehouseman or similar party (unless Agent determines, in its Permitted Discretion, that such Inventory or Equipment shall remain in the Borrowing Base).
Upon request by Agent
(r) such other reports as to the Collateral or the financial condition of Borrowers and their respective Restricted Subsidiaries, as Agent may reasonably request.

Final Version
Schedule 5.3
Deliver to Agent, with copies to each Lender, each of the financial statements, reports, or other items set forth below at the following times in form satisfactory to Agent:
Monthly (not later than (a) during the period from the Closing Date until the date that is 90 days after the Closing Date, 45 days after the end of each month and (b) thereafter, 30 days after the end of each month)
(a) an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during the prior month, and
(b) a Compliance Certificate.
Quarterly (not later than (a) for fiscal year 2004, 75 days after the end of each fiscal quarter of Parent and (b) thereafter, 60 days after the end of each fiscal quarter of Parent)
(c) an unaudited consolidated and consolidating balance sheet, income statement, and statement of cash flow covering Parent’s and its Subsidiaries’ operations during the prior fiscal quarter and during the period commencing on the first day of the applicable fiscal year and ending on the last day of the prior quarter,
(d) a Compliance Certificate, and
(e) to the extent not delivered pursuant to clause (i) or (j) below, copies of Material Contracts entered into since the delivery of the previous Compliance Certificate, together with any material amendments to any existing Material Contracts entered into since the delivery of the previous Compliance Certificate.
Annually (not later than (a) for fiscal year 2004, 120 days after the end of each of Parent’s fiscal years and (b) thereafter, 90 days after the end of each of Parent’s fiscal years)
(f) consolidated and consolidating financial statements of Parent and its Subsidiaries for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Agent and certified, without any qualifications (including any (A) “going concern” or like qualification or exception, (B) qualification or exception as to the scope of such audit, or (C) qualification which relates to the treatment or classification of any item and which, as a condition to the removal of such qualification, would require an adjustment to such item, the effect of which would be to cause any noncompliance with the provisions of Section 6.16), by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management), and
(g) a Compliance Certificate.

Annually (not later than 15 days after the start of each of Parent’s fiscal years)
(h) copies of Borrowers’ Projections, in form and substance (including as to scope and underlying assumptions) satisfactory to Agent, in its Permitted Discretion, for the forthcoming fiscal year, quarter by quarter, certified by the chief financial officer of Parent as being such officer’s good faith estimate of the financial performance of Borrowers during the period covered thereby.
if and when filed by any Borrower,
(i) Form 10-Q quarterly reports, Form 10-K annual reports, and Form 8-K current reports,
(j) any other filings made by any Borrower with the SEC (and, to the extent not included in any such filings, Borrowers shall promptly provide Agent with true and complete copies of any and all material documents delivered to any Person pursuant to, or in connection with, the Acquisition Documents and the Indenture Documents), and
(k) any other information that is provided by any Borrower to its shareholders generally.
promptly, but in any event within 5 days after any Borrower or any of its Subsidiaries has knowledge of any event or condition that constitutes a Default or an Event of Default,
(l) notice of such event or condition and a statement of the curative action that Borrowers propose to take with respect thereto.
promptly after the commencement thereof, but in any event within 5 days after the service of process with respect thereto on Parent, any Borrower or any of their respective Restricted Subsidiaries,
(m) notice of all actions, suits, or proceedings brought by or against Parent, any Borrower or any of their respective Restricted Subsidiaries before any Governmental Authority which reasonably could be expected to result in a Material Adverse Change.
upon the request of Agent,
(n) any other information reasonably requested relating to the financial condition of Borrowers or their respective Restricted Subsidiaries.